      As filed with the Securities and Exchange Commission on February 9, 2001
                                                 Registration No. 333-41980

===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                          POST-EFFECTIVE AMENDMENT NO. 1

                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                                AQUASEARCH, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                               ------------------
        COLORADO                            2833                   33-034535
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION
                                                                     NUMBER)
                        73-4460 QUEEN KA'AHUMANU HIGHWAY
                                    SUITE 110
                            KAILUA-KONA, HAWAII 96740
                                 (808) 326-9301
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------
                             MARK E. HUNTLEY, PH.D.
                        73-4460 QUEEN KA'AHUMANU HIGHWAY
                                    SUITE 110
                            KAILUA-KONA, HAWAII 96740
                                 (808) 326-9301
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                               ------------------
                                   COPIES TO:
                             STEVEN L. BERSON, ESQ.
                            MICHAEL S. RUSSELL, ESQ.
                            THOMAS M. DONO, JR., ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300
                               FAX: (650) 496-4367
                               ------------------


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as the selling shareholders may decide.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
         Pursuant to Rule 416, there are also being registered such additional shares and warrants as may become issuable pursuant to the anti-dilution provisions of the warrants.
                               ------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                      PROPOSED MAXIMUM           PROPOSED
           TITLE OF EACH CLASS                    AMOUNT TO            OFFERING PRICE        MAXIMUM AGGREGATE        AMOUNT OF
     OF SECURITIES TO BE REGISTERED             BE REGISTERED           PER SECURITY          OFFERING PRICE    REGISTRATION FEE (8)
---------------------------------------- ------------------------ ---------------------- ---------------------- -------------------
Common Stock
   par value, $0.0001 per share ......             18,188,225           $  0.575(1)           $ 10,458,229(1)            $ 2,760.97
---------------------------------------- ------------------------ ---------------------- ---------------------- -------------------
Common Stock
   par value, $0.0001 per share issuable
   upon exercise of warrants (3)......              1,875,000           $  0.575(2)           $  1,078,125(2)            $   284.63
---------------------------------------- ------------------------ ---------------------- ---------------------- -------------------
Common Stock
   par value, $0.0001 per share issuable
   upon exercise of warrants (4).......               568,086           $  0.75(2)            $  426,064.5(2)            $   112.48
---------------------------------------- ------------------------ ---------------------- ---------------------- -------------------
Common Stock
   par value, $0.0001 per share issuable
   upon exercise of warrants (5).......               489,249           $  1.00(2)            $    489,249(2)            $   129.16
---------------------------------------- ------------------------ ---------------------- ---------------------- -------------------
Common Stock
   par value, $0.0001 per share issuable
   upon exercise of warrants (6).......               154,599           $  1.50(2)            $  231,898.5(2)            $    61.22
---------------------------------------- ------------------------ ---------------------- ---------------------- -------------------
Common Stock
   par value, $0.0001 per share issuable
   upon exercise of warrants (7).......                79,491           $  2.00(2)            $    158,982(2)            $    41.97
---------------------------------------- ------------------------ ---------------------- ---------------------- -------------------
           Total.......................            21,354,650                                 $ 12,842,548               $ 3,390.43
---------------------------------------- ------------------------ ---------------------- ---------------------- -------------------


    (1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c), based upon the average of the bid and ask prices of our common stock as reported on the NASD "Electronic Bulletin Board" on July 19, 2000.

    (2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(g).

    (3) Consists of 1,875,000 shares of common stock issuable upon exercise of common stock purchase warrants, at exercise prices of $0.40 and $0.50 per share.

    (4) Consists of 568,086 shares of common stock issuable upon exercise of common stock purchase warrants, at an exercise price $0.75 per share.

    (5) Consists of 489,249 shares of common stock issuable upon exercise of common stock purchase warrants, at an exercise price $1.00 per share.

    (6) Consists of 154,599 shares of common stock issuable upon exercise of common stock purchase warrants, at an exercise price $1.50 per share.

    (7) Consists of 79,491 shares of common stock issuable upon exercise of common stock purchase warrants, at an exercise price $2.00 per share.


    (8)   The registration fee was previously paid.


                               ------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
    Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

                                AQUASEARCH, INC.



                               21,354,650 SHARES

                                 COMMON STOCK



         This prospectus relates to the offer and sale of our common stock by the selling shareholders identified in this prospectus. We will not receive any proceeds from the sale of the shares by the selling shareholders.


         Our common stock is currently traded in the over-the-counter market on the NASD "Electronic Bulletin Board" under the symbol "AQSE: bb." The closing bid price of our common stock on February 8, 2001 was $0.30 per share.


Our principal executive offices are located at 73-4460 Queen Ka'ahumanu Highway, Suite 110, Kailua-Kona, Hawaii 96740, and our phone number is (808) 326-9301.

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                  The date of this prospectus is February 9, 2001.

                                TABLE OF CONTENTS



                                                                        Page
                                                                        ----
Risk Factors.........................................................    3
Forward-Looking Statements...........................................   15
Use of Proceeds......................................................   16
Price Range of Common Stock..........................................   16
Dividend Policy......................................................   17
Selected Financial Data..............................................   18
Management's Discussion and Analysis of Financial Condition
       and Results of Operations.....................................   19
Business.............................................................   40
Management...........................................................   73
Principal and Selling Shareholders...................................   79
Certain Transactions.................................................   83
Description of Securities............................................   84
Plan of Distribution.................................................   85
Legal Matters........................................................   85
Experts..............................................................   85
Where You Can Find Additional Information............................   85
Index to Financial Statements........................................  F-1

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, IN ADDITION TO THE REMAINDER OF THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THE FOLLOWING RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED SUBSTANTIAL OPERATING LOSSES AND EXPECT TO INCUR FUTURE LOSSES. OUR FUTURE FINANCIAL RESULTS ARE UNCERTAIN, AND WE MAY NEVER BECOME A PROFITABLE COMPANY.


We have had quarterly and annual operating losses since our inception in 1988. Our net loss in fiscal 2000 was approximately $4.6 million and our accumulated deficit at October 31, 2000 was approximately $16.4 million. Our losses to date are primarily due to the costs of research and development, and the general and administrative costs associated with our operations. Furthermore, we plan to increase our operating expenses as we continue to expand our product offerings. As a result, our losses may increase in the future even if we achieve our revenue goals.


We may be unable to sustain or increase profitability on a quarterly or annual basis. Many factors could affect our ability to achieve profitability, including:

                  - our ability to successfully manage the transition from a research and development company to a commercial-scale production enterprise;
                  - our ability to successfully complete the commercialization and cost optimization of our products;
                  -   our ability to manage production costs and yield issues
                      associated with increased production of our products;
                  -   the progress of our research and development programs for
                      developing other microalgal products;
                  - the time and costs associated with obtaining regulatory approvals for our products;
                  -   our ability to protect our proprietary rights;
                  - the costs of filing, protecting and enforcing our patent claims;
                  -   competing technological and market developments;
                  - changes in our pricing policies or the pricing policies of our competitors; and
                  - the costs of commercializing and marketing our existing and potential products.

If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be reduced, our losses could continue beyond our present expectations and we may never become a profitable company.

WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL OR GENERATE THE CAPITAL NECESSARY TO SUPPORT OUR PLANNED LEVEL OF RESEARCH AND DEVELOPMENT ACTIVITIES AND MANUFACTURE AND MARKET OUR PRODUCTS.

We will require substantial expenditures to support our research and development activities and to manufacture and market our products. Over the next twelve months, we project expenditures of $4.0 million in operating capital, before any planned capital expenditures.

Many factors will determine our future capital requirements, including:

                  - our ability to cost-effectively manufacture our products in commercial quantities;
                  -   market acceptance of our products;
                  - the extent and progress of our research and development programs;
                  - the time and costs of obtaining regulatory clearances for some of our products;
                  - the progress of pre-clinical and clinical studies, where applicable;
                  - the costs of filing, protecting and enforcing patent claims;
                  -   competing technological and market developments;
                  - the cost of developing and/or operating production facilities for our existing and potential products; and
                  -   the costs of commercializing our products.

Product sales have begun to pay some of our operating costs, but we still need additional funding. We are seeking funds from public or private equity or debt financing. However, additional financing may not be available on favorable terms, if at all. If we do not have adequate funds, we may have to curtail operations significantly. In addition, we may have to enter into unfavorable agreements that could force us to relinquish certain technology or product rights, including patent and other intellectual property rights. If we cannot raise enough capital, then we may have to cut back on production, limit our product development activities, or delay expansion plans.

WE HAVE LIMITED MANUFACTURING EXPERIENCE, AND IF WE CANNOT OVERCOME THE CHALLENGES OF PRODUCING MICROALGAE ON A COMMERCIAL SCALE, WE MAY BE UNABLE TO SATISFY OUR OBLIGATIONS UNDER AGREEMENTS WITH OUR CUSTOMERS.

We have limited experience in manufacturing products derived from microalgae. To be successful, we must produce products at acceptable costs and ensure that the quantity and quality of our products comply with contractual requirements, regulatory requirements and local health, safety and environmental regulations. Many factors complicate the production of microalgal products and could at any time limit our monthly production, including:

                  -   microbial contamination;
                  - variability in production cycle times due to technical and biological factors; and
                  -   losses of final product due to inefficient processing.

We currently have sufficient inventory to meet the requirements of our customers. However, if we cannot increase production of our products, we may be unable to satisfy our obligations under any future agreements. Our inability to increase production would limit our revenues, and could cause us to lose customers that demand more product.

IF WE CHOOSE TO RETAIN SOME OF OUR PRODUCTION CAPACITY OF NATURAL ASTAXANTHIN SO THAT WE CAN PRODUCE OTHER MICROALGAL PRODUCTS, WE MAY BE UNABLE TO MEET CUSTOMER DEMAND FOR NATURAL ASTAXANTHIN.

We introduced our first retail nutraceutical product on March 30, 2000. We plan to retain some of our production capacity of natural astaxanthin in order to meet anticipated demand for this new product. By limiting the production of natural astaxanthin for our wholesale customers, we risk being unable to supply their requirements and we may lose customers. If we fail to establish a market for our retail product, the retention of these wholesale customers would be important to our success in increasing long-term revenues.

IF THE DEMAND FOR NATURAL ASTAXANTHIN REQUIRES US TO EXPAND OUR CURRENT PRODUCTION FACILITY, WE MAY EXPERIENCE SIGNIFICANT FINANCIAL, TECHNICAL AND BIOLOGICAL CHALLENGES.

We believe that we will have to produce natural astaxanthin in ton quantities to satisfy market demand. In order to meet the anticipated demand for natural astaxanthin, we will need to expand our production facility. Expanding our facility will require substantial research and development, additional capital and significant design and engineering costs.

We currently have only general plans for the size, location and production capacity of a new or an expanded production facility. We do not have a commitment to finance the construction of this facility. We plan to rely on a collaborative arrangement with one or more parties to help us develop and build a new facility. However, we may be unable to reach an agreement with any other entity regarding the development, timing, location or financing of a new facility on favorable terms, if at all. If we fail to either expand our current production facility or develop a new production facility, then we may lose the opportunity to increase our revenues. We could also lose wholesale customers, both current and future, who may rely on increasing product delivery.

OUR CUSTOMER BASE IS CONCENTRATED AMONG SEVERAL CUSTOMERS AND THE LOSS OF ANY OF THESE CUSTOMERS WOULD MATERIALLY ADVERSELY AFFECT OUR REVENUES.


Our business currently depends on several customers: a European-based distributor, a U.S. life sciences company, a U.S. nutraceutical company and a Japanese life sciences company. These companies currently purchase approximately 75% of the natural astaxanthin products we produce. If we lose one or more of these customers, or if they do not continue buying our products at the current and anticipated purchase levels, then our revenues could decrease. In addition, the loss of one or more of these customers may adversely affect our reputation and we could have difficulty attracting new customers.


IF WE FAIL TO MAINTAIN CURRENT OR FUTURE STRATEGIC RELATIONSHIPS, OUR BUSINESS WOULD SUFFER.

An important component of our business strategy is to develop strategic relationships with companies that have established research and development, sales, marketing and distribution capabilities for the microalgal products that we intend to develop. For example, we entered into a strategic relationship with Cultor in 1996 relating to the production and worldwide distribution of our natural astaxanthin product for animal feed and animal nutrition. In December 1998, we entered into a Compound Library Agreement with EnzyMed to develop libraries of compounds to be jointly marketed to biotechnology and pharmaceutical companies to screen the libraries for new drug candidates.

We intend to enter into strategic relationships with other companies to develop additional applications for our technology, commercialize our future products, assist us in obtaining regulatory approvals and provide sources of funding. We cannot guarantee that any of our present or future corporate partners will perform their obligations to us, or that we will be able to perform our obligations to them. Additionally, our strategic relationships could be adversely affected by many additional factors, including:

                  - the development of competing technologies or products by a strategic partner;
                  - the failure of strategic partners to devote sufficient resources to developing and commercializing our products;
                  -   our inability to enter into competitive arrangements;
                  -   our failure to obtain timely regulatory approvals; or
                  - the premature termination of an agreement with a strategic partner.

We have complex agreements with our consultants and corporate partners that may give rise to disputes regarding the rights and obligations of the parties. Any dispute or disagreement could lead to delays in research, development or commercialization of our products. Disputes could result in litigation or arbitration, which could be time consuming and expensive. Any dispute could limit our ability to generate revenue, and could also damage our relationships with customers and other corporate partners.

We may be unable to maintain or expand our relationships with existing corporate partners, or to replace existing corporate partners if our relationships with existing partners terminate. If we are unable to establish appropriate strategic relationships, we may need to raise additional capital to undertake these activities at our own expense. If we cannot rely on corporate partners for strategic assistance in their areas of expertise and instead have to develop our own expertise in these areas, then we may experience delays in launching, marketing, selling and distributing new products. Any delay could create additional costs, and limit our ability to expand our business.

IF WE FAIL TO ATTRACT AND RETAIN KEY PERSONNEL WE WILL BE UNABLE TO EXECUTE OUR BUSINESS PLAN AND OUR BUSINESS WILL SUFFER.

Our success depends on the continued efforts of the principal members of our management team, specifically:

                  - Mark E. Huntley, Ph.D., our Chairman, President and Chief Executive Officer;

                  -   Earl S. Fusato, our Chief Financial Officer;
                  - Michael Cushman, Ph.D., our Vice-President of Research and Development; and

                  -   Martin Guerin, our Vice-President of Sales and Marketing.

We are also highly dependent on our ability to attract and retain key scientific, technical, management and operating personnel, including consultants and members of our Scientific Advisory Board. The number of qualified aquatic microbiologists and bioengineers is limited, so competition for their services is intense. In order to execute our business plan, we need to develop expertise and add skilled employees or retain consultants in areas such as research and development, clinical testing, government approvals, manufacturing and marketing. We may be unable to attract and retain qualified personnel or develop the expertise needed in these areas. We currently have a small research and development and management group with limited operating experience. If we lose or fail to attract key personnel, we may be unable to execute our business plan.

IF THE MEMBERS OF OUR SCIENTIFIC ADVISORY BOARD ARE UNABLE TO COMMIT SUFFICIENT TIME TO OUR BUSINESS, WE MAY NOT BE ABLE TO DEVELOP NEW MICROALGAL PRODUCTS.

The members of the Scientific Advisory Board are not our employees and each member has commitments to other entities that could limit their availability to us. We depend on members of our Scientific Advisory Board to assist us in optimizing production and processing methods. We also rely on them to formulate research and development strategy for both existing and potential microalgal products. Due to their limited availability, we cannot be sure that they will be able to commit the time necessary to provide us with the guidance we need, nor can we be certain that we will be able to retain key Scientific Advisory Board members.

OUR BUSINESS WILL NOT OPERATE EFFICIENTLY AND OUR RESULTS OF OPERATIONS WILL BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH.

Until last year, we focused almost exclusively on product research and technology development. As we began full-scale commercial production of microalgal products, we have had to create or expand many activities, including outsourcing, customer relations, engineering, construction, recruiting, and training. During this transition, we have experienced rapid growth, and we expect this growth to continue. Over the past year, the number of our employees has nearly doubled. We expect that number to double again next year to reach a total of approximately 80 employees. We have had to dramatically improve our management systems in order to deal with the increase in the number of employees. In addition, our growth will require significant improvement in our organization, planning and management and we expect that we will need to expand our production capabilities. We are in the early stages of designing and planning an expanded production facility at another location.

We expect significant demands on our financial and management control systems to increase this year. We believe our systems and controls will address current needs, but they may be inadequate to address future business expansion. If we fail to upgrade our financial and management control systems, or if we encounter difficulties during these upgrades, then we may not be able to effectively manage our human and financial resources. Such inefficiencies could make it difficult to retain or attract employees, and could directly or indirectly create unnecessary expenses.

AS WE EXPAND OUR PRODUCT LINE AND ATTEMPT TO PENETRATE ADDITIONAL MARKETS, WE MAY FACE SIGNIFICANT CHALLENGES.

We are actively developing three product lines, nutraceuticals, compound libraries for drug discovery and natural astaxanthin for animal feed. We believe the success of our nutraceutical product line will depend on our ability to implement our marketing strategy and comply with the standards of Good Manufacturing Practice, or GMP. We expect the success of our compound library products will depend primarily on our ability to attract corporate customers in the biopharmaceutical industry and, ultimately, on their discovery of new drug candidates. We believe the prospects for both natural astaxanthin for animal feed and nutraceutical astaxanthin will depend, in the short term, on product quality and competitive pricing. Our ability to penetrate new markets for natural astaxanthin products will, we believe, depend strongly on regulatory approval in several major markets.

We cannot assure successful development of any existing or potential microalgae-based product line, nor can we guarantee market acceptance of any of our products. We have marketing experience in animal feed markets, however, we do not have experience in nutraceutical or pharmaceutical markets. We have no experience in electronic marketing or in direct retail sales. We are strongly dependent on the marketing skills and efforts of our corporate partners, consultants and contractors. We cannot assure you that our partners, consultants or contractors will be successful in their marketing efforts, nor can we prevent them from competing with us or assisting our competitors. If we are unable to successfully develop or commercialize any of our product lines, then our revenues will fail to grow.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, AND OUR EFFORTS TO DO SO COULD BE TIME CONSUMING AND EXPENSIVE AND COULD DIVERT MANAGEMENT ATTENTION FROM EXECUTING OUR BUSINESS STRATEGY.

We regard the protection of our patents, copyrights, trade secrets and know-how as critical to our success. We rely on a combination of patent, copyright and trade secret laws and contractual restrictions to protect our proprietary rights and maintain our competitive position. Our future prospects depend in part on our ability to protect our intellectual property while operating without infringing the proprietary rights of third parties.

We have been awarded two patents in the United States, two patents by the European Patent Office, three patents in Australia, and one patent each in Hong Kong, Norway and South Korea for our closed system microalgae cultivation process. We have additional patent applications pending in the United States and internationally. We cannot guarantee that any of our pending patent applications will result in issued patents. We may be unable to develop any additional patentable proprietary technologies. We cannot be certain that any patents issued to us or to our corporate partners will provide a basis for commercially viable products or provide us with any competitive advantage. Third parties could challenge our patents, or could obtain patents that have a material adverse effect on our ability to do business.

The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including ours, are generally uncertain and involve complex legal and factual questions. Patent law is still evolving in the scope of claims in the technology area in which we operate. The degree of future protection for our proprietary rights, therefore, is uncertain. We cannot guarantee that others will not independently develop similar or alternative technologies. Other parties may duplicate our technologies, or, if patents are issued to us, they may design around the patented technologies we developed. Other parties may have filed or could file patent applications that are similar or identical to some of ours. These patent applications could have priority over ours. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could be very costly. In addition, the laws of some foreign countries may not protect our patents and other intellectual property rights to the same extent as the laws of the United States.

We could incur substantial costs in litigation if we need to defend ourselves against patent infringement claims brought by third parties, or if we choose to initiate claims. We are currently involved in an intellectual property lawsuit with Cyanotech, one of our competitors. The lawsuit concerns one of our U.S. patents as well as trade secrets related to the Aquasearch Growth Module. We have in the past, and we may in the future, be required to dedicate significant management time and incur significant legal fees and expenses to continue pursuit and settlement of this action. In addition, a finding of noninfringement or declaration of invalidity of our patent could hurt the exclusivity of our proprietary technology. Present and potential future corporate partners may not collaborate with us if our intellectual property position is weakened. In addition, a finding of noninfringement or declaration of invalidity of our patent could lead to difficulties in obtaining future financing.

We believe there could be significant litigation in our industry regarding patent and other intellectual property rights. For example, third parties may bring infringement or other claims against us for using intellectual property that we internally developed or license from third parties. In addition, although nondisclosure agreements generally control the disclosure and use of our proprietary technology, know-how and trade secrets, we cannot guarantee that all confidentiality agreements will be honored or that our proprietary technology, know-how and trade secrets will not be disseminated.

Any future claims against third parties or patent prosecutions could be time consuming, result in costly litigation and divert our technical and management personnel. We may not prevail in the action, nor can we predict whether third parties will license necessary intellectual property rights to us on commercially acceptable terms, if at all. Any of these outcomes could be very costly and could hurt our ability to develop future products.

IF WE ARE UNABLE TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, OUR BUSINESS MAY BE HARMED.

We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. In the event of an accident, we could be held liable for any damages that result, and the liability could exceed our resources.

OUR PRODUCTION CAPABILITY IS HIGHLY DEPENDENT ON ENVIRONMENTAL AND CLIMATIC FACTORS BEYOND OUR CONTROL.

All of our production capacity is now located on property that is situated on a 200-year-old lava flow adjacent to a dormant volcano. Since we maintain minimal finished goods inventory, any future event that caused a disruption in production at our facility would significantly impair our ability to meet customer demand. These events could include fire, volcanic eruption, earthquake, tidal wave, hurricane, or other natural disaster. In addition, conditions such as consistent sunlight, high temperatures and the provision of uncontaminated seawater are necessary for microalgal growth. If we experience any significant or unusual change in climate or should our water supplies be threatened by microbial contamination, there could be an adverse impact on our production. If we cease production for any significant period, the success of our business would be threatened from a resulting loss of customers, revenues, and valuable employees.

CURRENCY FLUCTUATIONS AND DIFFERENT STANDARDS, REGULATIONS AND LAWS RELATING TO INTERNATIONAL OPERATIONS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

We expect to sell many of our products on a global scale, because their use is more highly developed in Europe and Asia than in the United States. We also expect that our compound libraries will be marketed internationally. International business is generally more difficult, and can create costs and delays. For example, tariff regulations, governmental controls and regulations, political and economic instability or other trade restrictions can all lead to increased costs of operation and possible loss of revenues.

We currently distribute a substantial amount of our products to companies in Europe and Japan. Our supply agreements provide for sales in United States dollars. Fluctuations in currency exchange rates could make our products more expensive in some countries, resulting in the loss of customers in foreign markets.

WE MAY BE SUBJECT TO PRODUCT LIABILITY LAWSUITS AND OUR INSURANCE MAY BE INADEQUATE TO COVER DAMAGES.

Clinical trials or marketing of any of our current or potential products may expose us to liability claims arising from the use of these products. We cannot ensure that our current product liability insurance, together with indemnification rights under our existing license agreements and other collaborative arrangements, will be adequate to protect us against any claims and resulting liabilities. As we expand our business, we may be unable to obtain additional insurance on commercially reasonable terms. We could suffer harm to our financial condition and our reputation if a product liability claim or recall exceeds insured amounts.

BECAUSE OUR PRINCIPAL SHAREHOLDERS HAVE SIGNIFICANT CONTROL OF OUR MANAGEMENT AND AFFAIRS, THESE STOCKHOLDERS MAY BE ABLE TO CONTROL US AND ALSO PREVENT POTENTIALLY BENEFICIAL ACQUISITIONS OF OUR COMPANY BY OTHERS.


As of October 31, 2000, our directors and executive officers, as a group, beneficially own approximately 26% of the 105,589,076 outstanding shares of our common stock. As a result, our officers and directors may be able to strongly influence the actions of the Board of Directors and other matters requiring approval of our shareholders. This concentration of ownership could delay or prevent a change in control and may adversely affect the voting and other rights of our shareholders. Our principal shareholders may have interests that differ from our other shareholders, particularly in the context of potentially beneficial acquisitions of our company by others. For example, to the extent that these shareholders are our employees, they may be less inclined to vote for acquisition of our company by others if that acquisition would terminate their employment, diminish their responsibilities, or reduce their compensation.

                          RISKS RELATED TO OUR INDUSTRY

IF WE FAIL TO COMPETE EFFECTIVELY AGAINST LARGER, MORE ESTABLISHED COMPANIES WITH GREATER RESOURCES, OUR BUSINESS WOULD SUFFER.

Competition in the market for nutraceutical products is intense. Factors affecting competition include financial resources, research and development capabilities, and manufacturing and market experience and resources.


Our nutraceutical astaxanthin product will compete directly with the products of at least three companies that sell a similar nutraceutical product. Itano of Japan, currently produces an extract from Antarctic krill that is rich in astaxanthin. This product is distributed in the United States. The other two companies have a product that, like ours, is based on HAEMATOCOCCUS PLUVIALIS. AstaCarotene of Sweden has produced and sold its nutraceutical astaxanthin for several years, and has established a market in Europe. Cyanotech Corporation, based in Hawaii, sells a competing nutraceutical astaxanthin product. Each of these three companies may have technical, financial, management, marketing, and sales resources and experience that are greater than ours. We expect our nutraceutical astaxanthin product will compete on the basis of product quality, price, proprietary position, and marketing strategy. However, if our competitors develop a proprietary position that inhibits our ability to compete, or if our marketing strategy is not successful, then our revenues may not increase.


Competition in the world market for animal feed applications of astaxanthin is strong and is expected to increase significantly in the near future. Our natural astaxanthin product will compete directly or indirectly with the synthetic astaxanthin product developed and marketed worldwide by Hoffman-LaRoche. Additional competition will likely come from BASF, a large German chemical company that recently started producing synthetic astaxanthin. Likewise, products incorporating our natural astaxanthin will compete directly with products incorporating the synthetic astaxanthin product. Both Hoffman-LaRoche and BASF have a worldwide reputation and significantly greater research and development, technical, financial, management, marketing and sales resources than we do. Additionally, Hoffman-LaRoche has a dominant market share.

We anticipate that competition to develop microalgal products other than natural astaxanthin will be intense. We expect competitors to include major pharmaceutical, food processing, chemical and specialized biotechnology companies. Many of these companies will have financial, technical and marketing resources significantly greater than ours. There are also other emerging marine biotechnology companies that could form collaborations with large established companies to support research, development and commercialization of products that may compete with our current and future products. Also, academic institutions, governmental agencies and other public and private research organizations are conducting research activities and seeking patent protection for microalgal products and may commercialize products that compete with ours on their own or through joint ventures. In addition, there may be technologies we are unaware of, or technologies that may be developed in the future, that could adversely affect our perceived technical and competitive advantage.

INCREASED COMPETITION MAY SIGNIFICANTLY REDUCE THE MARKET PRICE OF SYNTHETIC AND NATURAL ASTAXANTHIN.

Our natural astaxanthin product competes directly or indirectly with synthetic astaxanthin products, at least in markets for animal feed applications. Similarly, products incorporating our natural astaxanthin will compete directly with products incorporating the synthetic astaxanthin product. A single producer, Hoffman-LaRoche, Inc., currently dominates the synthetic astaxanthin market. Hoffman-LaRoche has maintained the market price of its synthetic astaxanthin, which is derived from petrochemicals, at approximately $2,500 per kilogram for more than a decade.

We do not know Hoffman-LaRoche's cost of production for synthetic astaxanthin or how Hoffman-LaRoche will respond to the introduction of a competitive product based on natural astaxanthin. Hoffman-LaRoche has significantly greater research and development, technical, financial, sales and marketing resources than we do, and it holds a commanding market share. We cannot guarantee that the market price for synthetic astaxanthin will remain at $2,500 after the commercial introduction of products that incorporate natural astaxanthin. Any significant decrease in the market price for synthetic astaxanthin will likely have an adverse effect on the market price for products incorporating our natural astaxanthin. A substantial decrease in market price could limit or eliminate our profitability, and could effectively remove us from the market.

IF WE ARE UNABLE TO COMPLY WITH GOVERNMENT REGULATION OF OUR PRODUCTS AND PRODUCTION ACTIVITIES, WE MAY BE FORCED TO DISCONTINUE PRODUCTION OF CURRENT OR FUTURE PRODUCTS.

We are subject to federal, state, local and foreign laws and regulations governing our products and production activities. Each existing or potential microalgal product that we develop, produce, market or license presents unique regulatory problems and risks. The problems and risks depend on product type, its uses, and method of manufacture. For products used in human nutrition, pharmaceuticals, or cosmetics, we may be required to develop and adhere to Good Manufacturing Practices as required by the FDA, ISO standards as required in Europe, and any other applicable standards. We began in early 1999 to develop a program that will assure compliance with both GMP and ISO standards. Our goal is to be certified fully compliant within one year. However, we cannot guarantee that we will meet GMP and ISO qualifications. If we are unable to comply with these practices and procedures, we may be unable to produce our current or future products.

We are also subject to other federal, state and foreign laws, regulations and policies, including those concerning labeling products, importing organisms, and occupational safety. We have worked with Cultor on compliance with foreign laws, regulations and policies pertaining to our natural astaxanthin product for use in animal feed. We have also been working with various consultants on compliance with FDA regulations regarding our nutraceutical product line. Federal, state and foreign laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. Some of these changes, particularly with respect to the FDA or other regulatory bodies, could be retroactive. Changes like these could impact our ability to continue producing current or future products. We cannot guarantee that any of our potential products will satisfy applicable regulatory requirements.

BECAUSE WE ARE A LIFE SCIENCES COMPANY, THE PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

The trading price of our common stock has been and is likely to continue to be highly volatile. We could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

                  - announcements of technological innovations or new commercial products by us or our competitors;
                  - developments concerning proprietary rights, including patent, by us or our competitors;
                  -   publicity regarding actual or potential benefits relating
                      to products under development by us or our competitors;
                  -   conditions or trends in the life sciences or nutraceutical market;
                  - changes in the market valuations of other biotechnology and life sciences companies;
                  - general regulatory developments affecting our products in both the United States and foreign countries; and
                  - developments concerning our collaborations with corporate partners.

In addition, technology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. There has been particular volatility in the market prices of securities of life science companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of operating performance.



            RISKS RELATED TO THE SECURITIES MARKETS AND THIS OFFERING

OUR COMMON STOCK IS TRADED IN THE OVER-THE-COUNTER MARKET, WHICH MAY MAKE THE STOCK MORE DIFFICULT TO TRADE ON THE OPEN MARKET.

Our common stock is currently traded in the over-the-counter market on the NASD Electronic Bulletin Board. Securities on the NASD Electronic Bulletin Board are generally more difficult to trade than those on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges. Since the initial public offering of our common stock in January 1989, the average daily trading volume of our common stock has been relatively low. We cannot ensure that a more active public trading market will ever develop for our common stock. In addition, accurate price quotations are difficult to obtain and price volatility is common for companies whose securities trade on the NASD Electronic Bulletin Board.

SHAREHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES TO ALPHA VENTURE CAPITAL, INC. UNDER THE COMMON STOCK PURCHASE AGREEMENT AND WARRANTS. IN ADDITION, THE RESALE BY ALPHA VENTURE CAPITAL, INC. OF OUR COMMON STOCK MAY LOWER ITS MARKET PRICE.


On June 14, 2000, we entered into a common stock purchase agreement with Alpha Venture Capital, Inc. Under this agreement, we have agreed to sell and Alpha Venture Capital has agreed to purchase up to $10 million of our common stock. The terms of this transaction are more fully described under the caption "Financing Arrangement with Alpha Venture Capital." The sale of our common stock to Alpha Venture Capital will have a dilutive effect on our stockholders. Alpha Venture Capital's resale of our common stock will also significantly increase the number of publicly traded shares, which could also lower the market price of our common stock.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK BY SHAREHOLDERS OTHER THAN ALPHA VENTURE CAPITAL, INC. COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.


As of October 31, 2000, we had 105,589,076 shares of common stock outstanding. Of these shares 61,415,751 have either been registered under the Securities Act or are freely tradable without volume limitations under Rule 144(k) of the Securities Act of 1933.


We cannot predict the effect, if any, that sales of shares of our common stock or the availability of these shares for sale will have on prevailing market prices. However, if substantial amounts of our common stock were sold in the public market, then market prices for our common stock could decrease so much that we may not be able to raise additional capital through the sale of equity securities.

IF WE RAISE ADDITIONAL FUNDS BY SELLING EQUITY SECURITIES, THE SHARE OWNERSHIP OF OUR EXISTING INVESTORS COULD BE DILUTED OR THE NEW EQUITY PURCHASERS MAY OBTAIN TERMS THAT ARE BETTER THAN THOSE OF OUR CURRENT INVESTORS.

We expect to need additional funding for capital expenditures. If we raise additional funds by selling equity securities, the share ownership of our existing investors could be diluted. In addition, new equity purchasers may obtain rights, preferences or privileges that are superior to those of our existing shareholders.

THE ABILITY OF OUR BOARD OF DIRECTORS TO ISSUE PREFERRED STOCK COULD ADVERSELY AFFECT THE INTERESTS OF OUR SHAREHOLDERS.

Our Articles of Incorporation authorize the issuance of up to 5,000,000 shares of "blank check" preferred stock. Our Board of Directors has the power to determine all designations, rights, preferences, privileges and restrictions of this preferred stock. In addition, our Board of Directors is not required to obtain shareholder approval to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The Board of Directors could issue the preferred stock to discourage, delay or prevent a change in control of our company, even if a change of control would be beneficial to our shareholders. We have no present plans to issue any shares of preferred stock, but those plans could change.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions identify forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements, trend analysis, and other information relative to markets for our products and trends in revenues and anticipated expense levels. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied, by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including those set forth in the "Risk Factors" section above. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements after the date of this prospectus to conform such statements to actual results or to change our expectations.

                                 USE OF PROCEEDS

The proceeds from the sale of shares of our common stock will be received directly by the selling shareholders. We will receive no proceeds from the sale of common stock offered in this prospectus. However, if the warrants are exercised by the selling shareholders, we will receive proceeds in the form of the exercise price. The warrants issued to the selling shareholders for up to 3,166,425 shares have an aggregate exercise price of $2,183,694. The per share exercise prices of the warrants are $0.40, $0.50, $0.75, $1.00, $1.50 and $2.00 per share. If we receive any proceeds from the exercise of the warrants, we expect to use them for working capital.


                           PRICE RANGE OF COMMON STOCK


Our common stock is traded on the OTC Bulletin Board (Symbol: AQSE:bb). The following table shows for the periods indicated the high and low bid quotations for our common stock for the three years ended October 31, 2000. These quotations are believed to represent inter-dealer quotations without adjustment for retail mark-up, mark-down or commissions, and may not represent actual transactions.



                                                                           HIGH BID                    LOW BID
                                                                 ----------------------------- -------------------------
FISCAL 1998
    First Quarter...........................................                $0.29                       $0.20
    Second Quarter..........................................                $0.28                       $0.19
    Third Quarter...........................................                $0.24                       $0.18
    Fourth Quarter..........................................                $0.21                       $0.18

FISCAL 1999
    First Quarter...........................................                $0.22                       $0.18
    Second Quarter..........................................                $0.21                       $0.15
    Third Quarter...........................................                $0.52                       $0.14
    Fourth Quarter..........................................                $0.32                       $0.25

FISCAL 2000
    First Quarter...........................................                $0.50                       $0.25
    Second Quarter..........................................                $2.25                       $0.54
    Third Quarter...........................................                $0.88                       $0.51
    Fourth Quarter..........................................                $0.73                       $0.29


As of October 31, 2000, we had approximately 2,000 record holders of our 105,589,076 shares of common stock.

                                 DIVIDEND POLICY

We have never paid cash dividends on our capital stock. We currently intend to retain all available funds to operate and expand our business. We do not anticipate paying any cash dividends in the foreseeable future.

                             SELECTED FINANCIAL DATA


The selected financial data shown below should be read in conjunction with, and are qualified by reference to, the audited financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. For fiscal years 1998 and later, the statement of operations data and balance sheet data are derived from, and are qualified by reference to, the audited financial statements included in this prospectus. Statement of operations data and balance sheet data for years prior to 1998 are derived from audited financial statements not included in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.


                                                    YEAR ENDED OCTOBER 31,

                                   1996         1997         1998         1999        2000
                                   ----         ----         ----         ----        ----
                                       (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales......................      $      10    $       1     $      --    $    --      $     --
Cost of sales..............             21            2            --         --            --
Research and development costs         649          794         1,167      1,695         2,441
General and administrative
    expenses...............            641        1,072           964      1,773         1,917
Loss from operations.......         (1,301)      (1,867)       (2,131)    (3,468)       (4,358)
Other income (expense).....              3          (95)         (617)      (602)         (268)
Net loss...................      $  (1,298)   $  (1,962)    $  (2,748)   $(4,071)     $ (4,626)
Net loss per share.........      $   (0.03)   $   (0.04)    $   (0.05)   $ (0.05)     $  (0.05)
Weighted average shares
    outstanding............     37,679,955   44,646,653    52,697,095  76,375,752   100,662,175


                                                                     OCTOBER 31,

                                          1996         1997          1998         1999         2000
                                          ----         ----          ----         ----         ----
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash..............................        $  187      $     47      $   151      $    91        $  509
Working capital...................          (418)         (944)      (1,462)      (3,007)       (2,900)
Total assets......................         1,368           884        2,738        3,622         4,034
Deficit accumulated during                (2,949)       (4,911)      (7,659)     (11,730)      (16,356)
    development stage.............
Total shareholders' equity (deficit)      $  291      $   (137)     $ 1,073      $   485        $  598

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YOU SHOULD READ THE FOLLOWING DESCRIPTION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE UNAUDITED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. ANY STATEMENTS CONTAINED HEREIN THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DISCREPANCY INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

We are a development stage company that develops and commercializes natural products from microalgae using our proprietary photobioreactor technology known as the Aquasearch Growth Module, or AGM.

Microalgae are a diverse group of over 30,000 species of microscopic plants that have a wide range of physiological and biochemical characteristics. Microalgae produce many different and unusual fats, sugars, proteins, amino acids, vitamins, enzymes, pigments and other bioactive compounds that have existing and potential commercial applications in such fields as animal and human nutrition, food colorings, cosmetics, diagnostic products, pharmaceuticals, research grade chemicals, pigments and dyes. Microalgae grow ten times faster than the fastest growing land-based crops and represent a largely unexploited and renewable natural resource with a biodiversity comparable to that of land-based plants.

Although microalgae are believed to be a potential source for many valuable commercial applications, less than 5,000 species of microalgae have ever been isolated from nature, and fewer than 10 species of microalgae - less than one-tenth of one percent of all such species - have ever been cultivated commercially.

We believe that the development of a large biotechnology industry, based on thousands of species of microalgae, has been impeded only by a lack of technology. We anticipate that our commercial production technology will allow us to create a market for new and valuable substances derived from microalgae. Our company, since its inception, has been dedicated to this proposition.


Key achievements in the past year include:

     - Introduction and sales of our first nutraceutical product, THE ASTAFACTOR(TM);

     - Completion of our first compound library in collaboration with Albany Molecular Research;

     - Submission of our first library for screening by the U.S. National Cancer Institute;

     - Selection to participate in a $2.4 million contract from the U.S. Department of Energy, of which we expect to receive $1.2 million over three years pursuant to a subcontract with Physical Sciences, Inc.;

     - Initiation of two clinical trials on the effects of THE ASTAFACTOR(TM) on human health; and

     - Execution of a strategic drug discovery agreement with the University of Hawaii

At the same time, we have strengthened our scientific and managerial expertise and further optimized our microalgae production process. In October 2000, Aquasearch was honored as "Biotechnology Company of the Year" by the Hawaii Technology Trade Association.

In 2001, we plan to expand sales of THE ASTAFACTOR(TM), develop our product pipeline, and grow our pharmaceutical drug development business.


HISTORY: KEY EVENTS

1984
          AQUASEARCH FOUNDED. Scientists from Scripps Institution of Oceanography in La Jolla, California founded Aquasearch, Inc. as a California corporation.

1988
         FEB:     We incorporated Aquasearch, Inc. in Colorado.

         MAY: Aquasearch (Colorado) acquired all the assets of Aquasearch (California) in a stock-for-stock exchange.

         JUN:     OPERATIONS BEGIN in Borrego Springs, California.

1988-1993
         RESEARCH AND DEVELOPMENT. We developed our first prototype of the AGM. Over the next few years we refined certain details of engineering in the AGM. At the same time, we cultivated microalgal species of markedly different varieties.

1993
         MAR: AQUASEARCH-CYANOTECH JOINT VENTURE FORMED. We formed a joint venture company with Cyanotech, an unaffiliated producer of microalgae. Our goal was to develop commercial systems for producing astaxanthin-rich microalgae. We contributed approximately $147,000 in capital and licensed our AGM technology to the joint venture. Cyanotech contributed approximately $15,000 in capital to the joint venture and made available its facilities and personnel at the Hawaii Ocean Science and Technology ("HOST") Business Park at Keahole Point, Kailua-Kona, Hawaii.

1994
         JUN: CULTOR NEGOTIATION BEGINS. We began discussions with Cultor regarding the purchase of astaxanthin-rich microalgae.

         JUL: FIRST ASTAXANTHIN PRODUCED. We constructed AGMs that demonstrated the economics of the production process. We also produced samples of astaxanthin-rich microalgae for analysis and trial applications. Samples were sent to Cultor for testing.

         NOV: AQUASEARCH-CYANOTECH JOINT VENTURE TERMINATED. We decided to discontinue the joint venture with Cyanotech. Under our dissolution agreement, all intellectual property rights to AGM technology reverted to us.

         DEC: CULTOR STARTS FEEDING TRIALS on farmed salmon using the astaxanthin-rich microalgae we produced.

1995
         APR: CONSTRUCTION BEGINS on our own half-acre facility in Hawaii, leased from the HOST Business Park. We designed the facility for research and development, and for production of small amounts of astaxanthin-rich microalgae for marketing.

         JUN: CONSTRUCTION COMPLETED. Our first facility was comprised of AGMs and an operating laboratory.

         JUL: SVENSKA FODER CONTRACT. We entered into a three-year Supply Agreement with Svenska Foder, then a subsidiary of Cultor. Svenska Foder agreed to act as the exclusive distributor of our natural astaxanthin product for animal feed applications in Sweden, Norway and Finland. In December 1996, Cultor sold Svenska Foder to KKR, a Danish animal feeds company, and assumed all of Svenska Foder's rights and obligations under the Supply Agreement.

                  FACILITY EXPANSION BEGINS. We leased additional space in the HOST Business Park to expand our half-acre research and development facility to one acre.

         OCT: ONE-ACRE EXPANSION COMPLETED. We expanded the facility to include finishing ponds (the second stage of our production process), and additional laboratory space.

1996
         MAY: CULTOR AGREEMENT. We entered into a three-year Distribution and Development Agreement with Cultor (recently extended to four years). We agreed to act as the exclusive worldwide supplier to Cultor of natural astaxanthin derived from microalgae for animal feed applications. Cultor agreed to act as the exclusive worldwide distributor of our natural astaxanthin product for animal feed applications.

                  SCIENTIFIC ADVISORY BOARD FORMED. We created an active Scientific Advisory Board consisting of Ph.D.s with expertise in the fields of aquaculture; marine biology; fluid dynamics; and the chemistry, photobiology, physiology, genetics and mass culture of microalgae.

         JUL: PROCESS PATENT IN THE U.S. We were awarded U.S. Patent Number 5,541,056 for a "Method of Control of Microorganism Growth Process." This patent claims certain processes that operate in our proprietary, closed-system photobioreactor, the AGM. Our U.S. filing was made under the Patent Cooperation Treaty. We began to pursue international patents in certain treaty-member nations.

         OCT: CULTOR ACQUIRES AQUASEARCH STOCK. Cultor acquired 400,000 shares of our common stock at a purchase price of $0.50 per share.

         NOV: C. BREWER AGREEMENT. We executed a Letter of Intent with C. Brewer and Company, Limited. Under the proposed agreement we would acquire between 80 and 90 acres of C. Brewer property in the Ka'u region of the Big Island of Hawaii, valued at between $900,000 and $1,000,000. In return, C. Brewer would acquire approximately 4% of our outstanding common stock and a three-year warrant to purchase up to 500,000 shares of Aquasearch common stock at $1.25 per share. To date, we have not consummated the transaction with C. Brewer because production at our current facility has increased beyond expectation.

1997
         APR: EARL FUSATO NAMED CHIEF FINANCIAL OFFICER, JOINS BOARD. Mr. Fusato brought considerable experience to our management team. At VeriFone, Inc., a global leader in the transaction automation industry, he served as VP Finance (1983-87), Treasurer (1987-90) and Director of Internal Audit and Manager of Transaction Automation (1990-92). He served as CFO of RESCO Inc., a residential real estate brokerage company (1992-94). He also served in various key positions at Ernst and Young (1978-83) and KPMG Peat Marwick (1971-77).

         JUN: APPARATUS PATENT IN EUROPE. We were awarded European Patent Number 0494887 for a "Process and Apparatus for the Production of Photosynthetic Microbes." This patent not only claims certain processes, but also certain features of our core technology, the Aquasearch Growth Module. The European patent complements, but does not supplant claims made in the U.S. Patent awarded in 1996. Our European filing was made under the Patent Cooperation Treaty. We are pursuing additional patents in certain treaty-member nations.

         SEP: DR. EDWARD DAVID JOINS BOARD. Dr. David has a long history of management experience in the fields of science and technology. During his career he has served as President of Exxon Research and Engineering, Science Advisor to the President of the United States, Executive Director of the Communications Systems Division at Bell Laboratories, and Director of the White House Office of Science and Technology Policy.

1998
         APR: EXPANSION BEGINS TO TRIPLE OUR PRODUCTION FACILITY. We began construction to expand our production facility in Kona, Hawaii from one acre to three acres. At the same time, we began upgrading every component of our production system hardware.

         JUN: WE QUESTION CYANOTECH REGARDING INTELLECTUAL PROPERTY. We formally notified Cyanotech of our concern that their use of photobioreactor technology may violate one of our patents (U.S. patent No. 5,541,056) relating to processes for controlling microalgae growth. We also expressed concern regarding possible trade secret misappropriation.




         JUL: WE TEST A NEW PHOTOBIOREACTOR - THE ULTRA-AGM. In previous months we designed and engineered the Ultra-AGM. The Ultra-AGM is more than six times larger than any standard production growth module we have used. To our knowledge, the Ultra-AGM is larger than any closed-system photobioreactor ever operated. A six-month testing period begins.


                  CYANOTECH FILES LAWSUIT. Our former joint venture partner filed a complaint in the United States District Court for the District of Hawaii (Case No. CV98-00600ACK) against us. Cyanotech sought a declaratory judgment of:

                      - invalidity of our U.S. patent for a method to grow microalgae;

                      -   non-infringement by Cyanotech of the U.S. patent; and

                      - non-misappropriation of our trade secrets regarding the Aquasearch Growth Module.

         SEP: WE COUNTER-SUE CYANOTECH. We asserted the validity of our U.S. patent. We also alleged that Cyanotech:

                      -   infringed our U.S. patent;

                      - misappropriated trade secrets related to our AGM technology;

                      -   breached our joint venture dissolution
                          agreement; and

                      -   engaged in unfair competition.

                  We requested damages, injunctive relief and attorney's fees on each count.

                  APPARATUS PATENT IN HONG KONG. We were awarded patent number HK1001232 for the "Process and Apparatus for the Production of Photosynthetic Microbes." This patent was awarded under the Patent Cooperation Treaty, based on the original filing approved by the European Patent Office in 1997.

         NOV: CHARTER MEMBERSHIP IN MARBEC. The Marine Bioproducts Engineering Center, or MarBEC, is a five year, $26 million Engineering Research Center, funded by the U.S. National Science Foundation. MarBEC is focused on developing new enzymes, pigments and pharmaceuticals, primarily from microalgae. It is based at the University of Hawaii and the University of California, Berkeley. We are among the charter industry members of MarBEC, which also include Monsanto and Eastman Chemical. As a charter member, we have certain preferential rights to new products developed by MarBEC. We are the only member of MarBEC that has developed photobioreactor technology, which we believe is likely to be required for the commercial exploitation of any new product from microalgae.

         DEC: ENZYMED AGREEMENT. We entered into a Compound Library Agreement with EnzyMed, Inc., a privately-held biotechnology company recently acquired by Albany Molecular Research, Inc.. Under the agreement, we will provide extracts of microalgae that contain unexplored or unexploited substances with biomedical value. EnzyMed will use these extracts to generate compounds using their method of "combinatorial biocatalysis." This method generally produces several hundred compounds from a single extract. We expect some of these compounds to be novel and proprietary. Both companies intend to commercialize the resulting compound "libraries." Compound libraries are typically screened for possible medical applications by the pharmaceutical industry. The pharmaceutical company typically pays an "access fee" for the right to screen the library for a limited time and for limited applications. We will share the revenues generated from the libraries with EnzyMed.

1999
         JAN: MARTIN GUERIN NAMED VP, SALES AND MARKETING. Mr. Guerin has international experience with world-leading groups in food and feed industries. He held top management positions for marketing and business development with Finfeeds International (1996-98) and EWOS (1994-96), both Cultor companies. His previous experience includes management positions with BP Nutrition (now Nutreco) and Champagnes Cereales.

                  NEW EQUIPMENT INSTALLATION BEGINS. With construction nearly complete on our expanded three-acre facility, we began to install new equipment for process control and for final processing of raw products.

                  THE ULTRA-AGM GOES INTO OPERATION. After a successful six-month testing period, we installed and began to operate the new Ultra-AGM. This new photobioreactor is much larger, more efficient, and less costly than any previous AGM. It also requires 75% less manpower to operate.

         FEB: CONSTRUCTION COMPLETED ON THREE-ACRE PHYSICAL PLANT. We completed all new structures at our production facility. We tripled the area for both AGMs and finishing ponds. We quadrupled the area under roof to more than 8,000 square feet. We added a multi-purpose building for product processing, packaging and storage that can also accommodate further increases in production at our current site. We laid the foundation for a 10,000 square-foot laboratory that will accommodate expansion of our drug discovery program.

                  NEW PLANT BEGINS PRODUCTION AT FULL CAPACITY. While installing our final processing equipment, we increased our production of raw product to full capacity. We began to store raw product. Final processing of the product will be done once equipment installation is complete.

                  DAVID TARNAS JOINS BOARD. Mr. Tarnas brings political experience to our Board of Directors. As a Hawaii State Representative and Chairman of the House Committee on Ocean Recreation and Marine Resources, he led many important policy initiatives in Hawaii until 1998.

                  PROCESS PATENT IN EUROPE. We were awarded European Patent Number 0772676 for a "Method of Control of Microorganism Growth Process." This patent, originally granted in the U.S., was awarded in Europe under the Patent Cooperation Treaty. It claims certain processes that operate in our Aquasearch Growth Module.

         MAR: PROCESS PATENT IN U.S. We received U.S. Patent Number 5,882,849 for a "Method of Control of HAEMATOCOCCUS Species Growth Process." This patent applies to proprietary techniques we use to grow HAEMATOCOCCUS, our principal source of astaxanthin. We are pursuing international patents in certain member nations that are signatories of the Patent Cooperation Treaty.

         APR: APPARATUS PATENT IN NORWAY. We were awarded Norwegian Patent Number 304556 for a "Process and Apparatus for the Production of Photosynthetic Microbes." This patent not only claims certain processes, but also certain features of our core technology, the Aquasearch Growth Module. Originally granted in Europe, this patent was awarded in Norway under the Patent Cooperation Treaty.

                  PRODUCT FORMULATION BEGINS ON OUR FIRST NUTRACEUTICAL PRODUCT. A large U.S. chemical company began collaborating with us - under a confidentiality agreement - to formulate an astaxanthin-rich nutraceutical product.

         MAY: PROCESS PATENT IN AUSTRALIA. We were awarded Australian Patent Number 698772 for a "Method of Control of Microorganism Growth Process." This patent, originally granted in the U.S., was awarded in Australia under the Patent Cooperation Treaty.

                  APPARATUS PATENT IN SOUTH KOREA. We received South Korea Patent Number 700834 for a "Process and Apparatus for the Production of Photosynthetic Microbes." Originally granted in Europe, this patent was awarded in South Korea under the Patent Cooperation Treaty.

                  MICROALGAE FOR OUR SECOND NUTRACEUTICAL PRODUCT APPROVED. The State of Hawaii Department of Agriculture approved our permit application to import a new microalgae species. This species is the basis for our second nutraceutical product, planned for product launch in 2000.

         JUN: PROCESSING EQUIPMENT INSTALLED. Our manufacturing process became fully operational as final processing equipment came on line.

                  RECORD ASTAXANTHIN LEVELS ACHIEVED. We achieved an astaxanthin content of more than 3% in our final processed product - sustained over the previous three months. This content is at least double the amount claimed by any other known producer of natural astaxanthin. Some of our production runs approached 4% content, and we achieved 6% content at smaller scales.

         JUL: WE BEGIN SHIPPING NATURAL ASTAXANTHIN to a European life sciences company.

         SEP: WE BEGIN SHIPPING NATURAL ASTAXANTHIN to a Japanese life sciences company.

         DEC: THE U.S. DISTRICT COURT FOR THE DISTRICT OF HAWAII GRANTS MOTION FOR SUMMARY JUDGMENT IN OUR FAVOR. The Court rules that Cyanotech infringed our patent, misappropriated our trade secrets, and breached our joint venture dissolution agreement. In addition, the Court denied Cyanotech's motion for partial summary judgment of non-infringement and patent invalidity.

2000
         JAN: CYANOTECH FILES MOTION FOR RECONSIDERATION on the Court's summary judgment order.

         MAR: THE U.S. DISTRICT COURT FOR THE DISTRICT OF HAWAII DENIES CYANOTECH'S MOTION FOR RECONSIDERATION. The Court upholds its summary judgment ruling and denies all reconsideration requests made by Cyanotech.

                  WE COMMENCED SALES OF OUR NUTRACEUTICAL ASTAXANTHIN PRODUCT, The AstaFactor-TM-.

                  DR. SAMUEL LOCKWOOD APPOINTED AS DIRECTOR OF MEDICAL AFFAIRS. Dr. Lockwood, a research physician and former practicing clinician at the University of Texas Health Science Center, will coordinate clinical trials on our products and serve as the chief medical liaison to the biopharmaceutical industry.

         MAY: WE ENTERED INTO A MARKETING AGREEMENT WITH PMP PUBLIC AFFAIRS CONSULTING, INC. (PMP). Under the agreement, PMP will lead a targeted marketing effort for The AstaFactor-TM- patterned after a patient group strategy well-known and proven in the biotechnology industry.

                  www.astaxanthin.org WEBSITE LAUNCHED. The new website provides comprehensive, up-to-date reviews of the scientific and medical information on astaxanthin, its properties, and possible applications for human health.

         JUN: $10 MILLION FINANCING COMMITMENT SECURED. An equity line for up to $10 million is secured from Alpha Venture Capital, Inc., a $750 million private equity fund group. The equity line can be drawn against based upon a formula relating to the volume of trading and price of our common stock.



         JUL      WE RECEIVE AN AWARD FROM THE U.S. DEPARTMENT OF ENERGY.
                  The Project will utilize our AGM technology as the basis of an innovative approach to capture and store gases that cause the "greenhouse effect." We will team with Physical Sciences, Inc. of Andover, Mass. and the Hawaii Natural Energy Institute at the University of Hawaii on the $2.4 million project. We expect to receive $1.2 million over three years for our work on the project, pursuant to a subcontract with Physical Sciences, Inc.

         AUG: OUR FIRST DRUG DISCOVERY LIBRARY IS COMPLETED in collaboration with Albany Molecular Research, Inc. The National Cancer Institute will be screening the library, consisting of a novel set of compounds derived from astaxanthin, for activity in sixty human tumor cell lines, including tests for activity against lung, colon, melanoma, prostate, ovarian, breast, and kidney cancers.

                  WE INITIATE A CLINICAL TRIAL OF ASTAXANTHIN EFFICACY IN CARDIOVASCULAR DISEASE. The trial, conducted at the Thoracic & Cardiovascular Healthcare Foundation in Lansing, Michigan, will evaluate astaxanthin's ability to reduce blood serum levels of C-reactive protein, the single strongest predictor of risk of future cardiovascular events in apparently healthy men and women.

                  WE INITIATE AN IN VITRO STUDY TO INVESTIGATE THE ROLE OF ASTAXATHIN IN EYE HEALTH. The six-month in vitro study will be conducted at the Eye Research Institute at Oakland University in Rochester, Michigan.

                  CYANOTECH FILES A MOTION FOR PARTIAL SUMMARY JUDGMENT of invalidity of the 5,541,056 Patent.

         SEP: PATENT AWARDED FOR MICROALGAE PRODUCTION PROCESS. The patent, awarded by the Australian Patent Office, applies to a "Method of control of HAEMATOCOCCUS species growth process."

                  DR. MICHAEL CUSHMAN APPOINTED AS VICE-PRESIDENT, RESEARCH AND DEVELOPMENT. Dr. Cushman, previously a Research and Development Leader at Eastman Chemical Company, will lead all product and technology development initiatives, including process optimization, production plant design and expansion, and development of new products.

         OCT: DR. CLIFFORD DACSO APPOINTED TO CHAIR MEDICAL ADVISORY BOARD. Dr. Dacso, the John S. Dunn, Sr. Research Chair of General Internal Medicine and Professor of Medicine at Baylor College of Medicine, will provide strategic guidance on product development, clinical trial protocols and results, and general oversight of medical affairs.

                  DR. MELANIE WEAVER NAMED DIRECTOR OF CLINICAL OPERATIONS. As Director of Clinical Operations, Dr. Weaver will lead all in-vitro, pre-clinical and clinical trial initiatives to investigate health benefits of nutraceuticals and to support the development of pharmaceutical drugs. Dr. Weaver formerly served as Director of Clinical Site Operations at SCIREX Corporation since 1993.

                  AQUASEARCH HONORED AS BIOTECHNOLOGY COMPANY OF THE YEAR by the Hawaii Technology Trade Association.

         NOV: WE ENTER INTO AN AGREEMENT TO SPONSOR A CLINICAL TRIAL IN EXERCISE INDUCED ASTHMA. The study, to be conducted at two research centers in Hawaii, will evaluate astaxanthin's ability to decrease the airway obstruction normally seen in patients who experience asthma as a result of exercise. Douglas Hiller, M.D., of Labman Hawaii, Inc. and Jon Ruckle, M.D., of Radiant Research will serve as co-principal investigators.

         DEC: THE U.S. DISTRICT COURT FOR THE DISTRICT OF HAWAII DENIES CYANOTECH'S AUGUST 2000 MOTION FOR PARTIAL SUMMARY JUDGMENT of invalidity of the 5,541,056 Patent.

2001
         JAN: WE EXECUTE AN AGREEMENT WITH THE UNIVERSITY OF HAWAII FOR EXCLUSIVE ACCESS TO A COLLECTION OF MORE THAN 2,000 STRAINS OF MICROALGAE. The collection, containing unusual species of microalgae, were collected throughout the world, mostly from the Pacific Ocean Basin and screened for bioactive compounds. We intend to develop compound libraries for drug discovery and utilize our AGM technology to produce quantities sufficient for pre-clinical trials.

THE MARINE BIOTECHNOLOGY INDUSTRY

There are 30,000 species of microalgae. Many of these are known to contain valuable substances, including pharmaceuticals, nutraceuticals, and certain commodities. Fewer than one-tenth of one percent of these 30,000 species have been produced commercially.

The total market for only three species of microalgae that are now produced commercially (SPIRULINA, CHLORELLA and HAEMATOCOCCUS) is estimated to be in the range of $200-300 million per year. We believe the potential market for products derived from microalgae could range into the billions of dollars, provided that:
(1) the products are unique, valuable, and numerous; and (2) production technology is reliable and cost-effective.

Scientific literature demonstrates that:

         -    microalgae contain unique substances;

         - these unique substances are potentially valuable as pharmaceuticals and nutraceuticals; and

         -    these unique substances are numerous among the microalgae.

Until recently, however, there was no technology to provide for the cost-effective production of microalgae in commercial quantities. We believe that our AGM provides reliable and cost-effective production technology that will contribute to the development of a multi-billion dollar marine biotechnology industry. However, there can be no assurance that such an industry will develop.

OUR KEY ACHIEVEMENTS

(1)  RELIABLE AND COST EFFECTIVE PRODUCTION TECHNOLOGY

The Aquasearch Growth Module is a novel, reliable and cost-effective production technology. We have proven the efficacy of the AGM through a 10-year process of engineering, development, and demonstration.

We continue to achieve targeted improvements in AGM technology and performance, as this table shows:


-------------------------------------------- ----------------------------------   -------------------------------
                IMPROVEMENT                           PLANNED IN THE                     ACHIEVED IN THE
                                                         PAST YEAR                          PAST YEAR
-------------------------------------------- ----------------------------------   -------------------------------
             Increase AGM size                              6X                           Greater than 6X

           Decrease capital cost                            2X                                 3X
           (per gallon capacity)

       Increase AGM production life                      30 days                            60 days



                                       27



       HAEMATOCOCCUS production rate                    Increase 3X                      Greater than 3X

      Astaxanthin content of product                2.0% of dry weight           Greater than 3.0% of dry
weight
-------------------------------------------- ----------------------------------  -------------------------------


These improvements to the AGM have reduced costs and increased productivity. We believe the AGM is the largest commercial photobioreactor in operation. To our knowledge, our current HAEMATOCOCCUS production rate is higher than any reported in the scientific literature.

(2)  INTELLECTUAL PROPERTY


We now have 13 U.S. and international patents relating to:


         -    the AGM apparatus (Europe, Australia, Norway, Hong Kong, South
              Korea);

         - general processes for cultivating microalgae in photobioreactors (U.S., Europe, Australia); and

         -    specific processes for cultivating HAEMATOCOCCUS (U.S.).

Additional patents are pending.

We continue to develop trade secrets. We believe that our trade secrets are the underlying reason for consistent improvements in production and product quality. We place great value on our intellectual property.

(3)  PRODUCTION CAPACITY

In the past year we expanded our physical plant by a factor of three. We now have a completely new manufacturing plant. The plant includes new processing equipment and an upgraded process-control system.

Our HAEMATOCOCCUS cultivation process is done in two steps. We use two types of large-scale production systems: (1) Aquasearch Growth Modules, and (2) "finishing" ponds. The following table shows the key features of these two production systems:

------------------------ ---------------------------------------------  ---------------------------------------------
        FEATURE                    AQUASEARCH GROWTH MODULE                           FINISHING POND
------------------------ ---------------------------------------------  ---------------------------------------------
       Function                 Produce HAEMATOCOCCUS biomass                 Convert biomass to astaxanthin

      Technology                         Proprietary                                  Public domain

   Utilized capacity                         20%                                           100%
------------------------ ---------------------------------------------  ---------------------------------------------


We have achieved much greater improvements in AGM performance than anticipated. As a result, we are now using only 20% of our AGM production capacity. If the market demands, we could increase total production by five times by increasing our finishing pond capacity. Relative to AGMs, finishing ponds are less costly to construct.

(4)  SALES


We completed construction of the expanded facility in February 1999. New processing equipment was installed in June 1999. Sales of AQUAXAN-TM- began immediately. Sales of THE ASTAFACTOR-TM- began in late March 2000.


(5)  PRODUCT PIPELINE


Prior to this year, our pipeline consisted of a single product: natural astaxanthin for use in animal nutrition. Our pipeline now includes:


    1)   Nutraceuticals
         -   Natural astaxanthin
         -   A second microalgae-based product

    2)   Drug discovery
         -   Compound libraries


Our nutritional supplement pipeline recently received a boost from the federal government. In October 2000 Aquasearch began work on a three-year, $2.4 million project, with funding from the U.S. Department of Energy, to develop proprietary "high-value products from microalgae." We expect to receive $1.2 million over three years for our work on the project, pursuant to a subcontract with Physical Sciences, Inc. To the DOE, these high-value products would cut the cost of removing carbon dioxide - a greenhouse gas - from Earth's atmosphere. To Aquasearch, this contract significantly cuts our cost of product development. We expect our new nutritional supplement products to follow the process proven by The AstaFactor(TM) - nine to twelve months of product development, human clinical safety trials, and FDA approval. The State of Hawaii Department of Agriculture has approved our import permit for a new species of microalgae that is the basis of our second nutraceutical product.

We completed our first Compound Library in July 2000. Our agreement with University of Hawaii, signed in January 2001, provides Aquasearch with exclusive access to a collection of more than 100 new, bioactive compounds from microalgae. We view this agreement as a cornerstone of our drug development business. Aquasearch plans to develop many of these molecules into additional compound libraries.

 (6)  OUR TEAM

NEW SCIENTIFIC AND MANAGEMENT EXPERTISE. We have bolstered our team yet again. Michael Cushman, Ph.D., formerly a senior scientist at Eastman Chemical with years of experience in managing cost-effective product development, joined us as Vice-President, Research and Development. Dr. Clifford Dacso, M.D., M.B.A, Chief of General Internal Medicine and Vice-Chair for Strategic Development at Baylor College of Medicine, joined us as Chair of our Medical Advisory Board. Dr. Melanie Weaver, Ph.D., formerly Director of Clinical Site Operations at Scirex, a national clinical research organization, joined us as Director of Clinical Operations. These individuals bring Aquasearch a wealth of management and medical expertise that we believe is critical to advancing our business.



EMPLOYEES. We believe our employees are strongly motivated for success. In 1998 we introduced a pay-for-performance compensation plan that includes both stock options and cash bonus programs. We structured the compensation plan to reward both teamwork and individual excellence. Rewards are generated by performance on quarterly targets. We believe that our employees are directly responsible for our recent achievements.

(7)  RECENT FINANCING ACTIVITY

On June 14, 2000, we entered into a common stock purchase agreement with Alpha Venture Capital, Inc., a Cook Islands corporation, under which we have agreed to sell and Alpha has agreed to purchase up to $10 million of our common stock. The terms of this transaction are described more fully under the caption "Financing Arrangement with Alpha Venture Capital." We are under no obligation to use the equity line.


In January 2001, the Company entered into an agreement to modify certain of the terms of the common stock purchase agreement with Alpha Venture Capital. Subject to the meeting of certain conditions including the consummation of an initial draw under the equity line of $560,000 and the delivery of the warrants to purchase 1,500,000 shares of the Company's common stock, the common stock purchase agreement will be amended to remove the exclusivity and penalty provisions, release shares presently reserved for future issuance under the equity line, and adjust the purchase price calculation of future draws.

During the period from June 1997 to October 31, 2000, we sold an aggregate of $8,303,863 principal amount of convertible notes bearing interest at 10% per annum. The holders of the convertible notes have an option to convert their convertible notes into our common stock. The convertible notes provide that upon conversion, the holders would receive warrants to purchase shares of our common stock. The warrants have exercise prices ranging from $0.375 to $2.00 per share and a term of three years. As part of this transaction, an officer/director purchased $2,030,000 of convertible notes.

Through October 31, 2000, some of the holders of the convertibles notes (amounting to $8,213,863 aggregate principal amount) exercised their option to convert their convertible notes into shares of common stock. Upon conversion of the outstanding principal and interest on the convertible notes, we issued 44,429,284 shares of common stock and also issued 8,000,137 warrants in connection thereto. As part of this transaction, an officer/director converted $2,030,000 aggregate principal amount of convertible notes and received 13,286,154 shares of common stock and 1,540,713 warrants.

During the year ended October 31, 2000, we received $263,500 for the exercise of warrants to purchase 527,000 shares of common stock.

During the period from February 1, 1999 to October 31, 2000, we sold to an individual 7,333,334 shares of our common stock at $0.15 per share. In connection with the sale we issued to the individual warrants to purchase 1,100,000 shares of our common stock at $0.40 per share with a term of three years.

During the year ended October 31, 2000, we issued $250,000 of one-year notes payable and $370,000 aggregate principal amount of 90-day notes payable The notes are unsecured and bear interest at 10% per annum, payable at maturity.

During the year ended October 31, 2000, we issued $450,000 aggregate principal amount of one-year notes payable to an officer. The notes are unsecured and bear interest at 10% per annum, payable at maturity.

During October 2000, we received a total of $500,000 of short-term advances from Alpha Venture Capital. The advances are unsecured, bear no interest, and will be repaid from the initial draw under the equity line.

Subsequent to October 31, 2000, we obtained approximately $270,000 of debt financing from a bank and a total of approximately $425,000 of debt financing from individuals.


MANAGEMENT'S PLAN OF OPERATION

PLANNED OPERATIONS


During fiscal 2000, we introduced our first nutraceutical product, initiated a human clinical trial program for nutraceuticals, further optimized our production process, and received an award of significant federal funding to support accelerated product development.

During the next twelve months we will focus on sales and marketing, product development, and drug discovery, specifically:

         - expanding sales of our first nutraceutical product, THE
           ASTAFACTOR(TM);
         - formulating more nutraceutical products; and
         - developing compound libraries for drug discovery.


(1) THE ASTAFACTOR-TM- - NUTRACEUTICAL ASTAXANTHIN

THE PRODUCT. THE ASTAFACTOR-TM-, our first major nutraceutical product, is a dietary supplement rich in astaxanthin. Astaxanthin is a powerful, bioactive anti-oxidant (approximately 100 times more potent than Vitamin E). Astaxanthin has demonstrated efficacy in animal or human models of:

         - ALZHEIMER'S AND PARKINSON'S DISEASES: major neurodegenerative diseases

         -    MACULAR DEGENERATION: the leading cause of blindness in the U.S.

         - CHOLESTEROL DISEASE: ameliorates the effects of LDL (the "bad" cholesterol)

         -    STROKE: repairs damage caused by lack of oxygen

         -    CANCER: protects against several types of cancer

THE MARKET. We believe a strong market could develop for THE ASTAFACTOR-TM-among persons afflicted with these ailments because of:

         -    LARGE SIZE OF POTENTIAL MARKET: millions of Americans are affected

         - POOR PROGNOSIS: some of these diseases have ineffective or no approved treatments

         - PROMISING DATA: quality of data in relevant human and animal models is promising

Our analysis of reasonable dosage and customary pricing in the nutraceutical industry suggests that nutraceutical astaxanthin will retail for more than $50,000 per kilogram. If this estimate proves to be accurate, then we estimate the potential U.S. market may exceed $500 million per year. This estimate is based on just one of the six diseases described above, and is derived from the number of persons affected by the condition, as estimated by physicians who provide treatment for the disease, and the conventional price of an appropriate daily dosage. Certain consumers may be highly motivated to use nutraceutical astaxanthin because:

         - treatment alternatives do not exist for some ailments; and
         - sufferers have used nutraceuticals with less demonstrated efficacy than astaxanthin.

PRODUCTION CAPACITY. Our current production capacity would satisfy approximately 1% of the estimated U.S. market for persons affected by just one of the illnesses mentioned above. We estimate this would generate retail sales of more than $5 million per year. We can expand most cost-effectively by adding only finishing ponds on adjacent property. We do have space available for expansion. We estimate this space would allow a five-fold expansion of astaxanthin production at a cost of approximately $1.8 million.


MARKETING STRATEGY. We believe there is a market for our natural astaxanthin at all levels in the value chain. First, we began selling THE ASTAFACTOR(TM) directly to consumers. Second, popular demand in Hawaii created the opportunity to distribute THE ASTAFACTOR(TM) directly to more than 40 retail outlets, and we are pursuing similar distribution channels elsewhere. Third, we are actively developing a market for natural astaxanthin as an ingredient. This multi-tiered strategy is designed to maximize margins at minimal cost.

REGULATORY ISSUES. The U.S. Food and Drug Administration has primary regulatory responsibility in nutraceutical markets. Many regulations apply. The DSHEA Act of 1994 governs certain conditions of sale of all nutraceutical products or dietary supplements in the U.S. We submitted a new dietary supplement application for THE ASTAFACTOR-TM- to the FDA in December 1999. According to the DSHEA Act of 1994, the FDA has 75 days from the date of a new dietary supplement pre-marketing application to


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object to its sale. If no such objection is made within that time, the applicant is free to begin marketing. We have not received any objection to this application from the FDA.


COMPETITION. AstaCarotene AB of Sweden produces and sells an astaxanthin-rich nutraceutical product in Europe that, like ours, is based on HAEMATOCOCCUS microalgae. AstaCarotene must produce their product in a controlled climate, rather than in Sweden's natural climate. We believe their cost of production is significantly higher than ours.

Cyanotech recently began sales of a HAEMATOCOCCUS-based nutraceutical. Cyanotech advertises its natural astaxanthin product to contain 1.5% astaxanthin. Our product contains 3%. To produce the same amount of astaxanthin, therefore, Aquasearch requires only half the HAEMATOCOCCUS production capacity. We therefore believe our cost of production may be less than Cyanotech's. We also believe that customers may perceive our 3% product as superior to a 1.5% product, which could confer a competitive advantage over Cyanotech's product.

Igene Biotechnology, Inc. produces astaxanthin from yeast. The chemical form of astaxanthin in HAEMATOCOCCUS is the one that prevails in nature, and is different from that in yeast. We believe the nutraceutical market will view the prevailing natural form of astaxanthin - from HAEMATOCOCCUS - as superior as its astaxanthin content is 10 times more than that of yeast.

Itano of Japan produces an astaxanthin extract from Antarctic krill, a marine microcrustacean. The product is distributed in the U.S. in very small amounts and at very high prices (greater than $650,000 per kilogram). Krill fishing in Antarctica is very expensive and highly regulated. Krill fishing vessels must travel for more than two weeks, at a cost of approximately $50,000 per day simply to complete the voyage between Japan and the Southern Ocean. Suitably equipped vessels cost approximately $30 million and typically have a lifetime of only 20 years. The krill fishery is regulated by the Committee for Conservation of Antarctic Living Resources, an international body comprised of scientists from Antarctic Treaty member nations. The krill fishery reached its peak in the mid-1980s and has since declined.

BASF and Hoffman-LaRoche both produce synthetic astaxanthin from petrochemicals. Their compound is chemically different than natural astaxanthin. The effect of the difference has not been studied. However, the natural form of a closely related antioxidant, Vitamin E, was found by its manufacturer (Eastman Chemical) to be four times more potent than the synthetic form. We believe the nutraceutical market shows less interest in synthetic products than in natural products, and will pay a premium for a natural product.

TIMING OF PRODUCT RELEASE. We commenced sales of THE ASTAFACTOR-TM- on March 30, 2000.

(2)  OUR SECOND NUTRACEUTICAL PRODUCT

THE PRODUCT. Our second nutraceutical product is a dietary supplement rich in a certain carotenoid pro-vitamin. The pro-vitamin is known to perform certain vital functions in human physiology. Like astaxanthin, it is a potent anti-oxidant. Like astaxanthin, which has very similar molecular properties, it is present in trace quantities in certain common foods. Also like astaxanthin, it is overproduced in certain microalgae.

THE MARKET. We believe the market for this product is similar to that for nutraceutical astaxanthin. Animal and human models have demonstrated the efficacy of this product in its effect on certain common illnesses. We believe the potential market for this product will exceed $100 million per year.

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PRODUCTION CAPACITY. In mid-1999 we received approval from the State of Hawaii
Department of Agriculture to import the microalgae that is the basis of our second nutraceutical product. We began cultivation at AGM (commercial) scale in October of 1999. Our initial tests demonstrated feasibility more rapidly than we had anticipated. However, the significant federal funding we recently received for product development provides greater latitude in the choice of additional products. We now intend to develop several products simultaneously.


PRODUCT FORMULATION. The pro-vitamin in this product has chemical properties that are similar to astaxanthin, and therefore we believe the product formulation would also be very similar. We have not yet conducted any studies on product formulation.


MARKETING STRATEGY. We intend to market this product directly to consumers, retailers, and product formulators, building on the experience we will have developed with nutraceutical astaxanthin.


REGULATORY ISSUES. We expect this product to be subject to the same regulatory issues that govern nutraceutical astaxanthin.

COMPETITION.  We know of no competition for this product.

TIMING OF PRODUCT RELEASE. We plan to release this product within the next 12 months.

(3)  AQUAXAN-TM- - NATURAL ASTAXANTHIN FOR ANIMAL FEED

THE PRODUCT. We have spent several years developing astaxanthin-rich AQUAXAN-TM-. Astaxanthin is proven to be a vital dietary component in salmon, trout, red sea bream, and several other species of cultivated seafood products. In salmon, the primary market, astaxanthin is important as the main source of their pink flesh color. Recent studies have also demonstrated the importance of astaxanthin in enhancing the growth rate, vision, and fertility of salmon. Astaxanthin is routinely used as a feed additive in poultry feeds, for the purpose of improving the coloration of eggs and reducing the incidence of infections. Astaxanthin in the diet of swine has been shown to increase fertility. Several feeding studies with our astaxanthin-rich microalgae in fish diets have produced the desired results.

THE MARKET. The market for astaxanthin in aquaculture has grown at about 10% per year over the past 15 years. The markets for astaxanthin in feeds for poultry, swine, and other domestic animals are not yet well developed, and are much smaller. The 1998 global market for astaxanthin was estimated at approximately $185 million. The sales price for astaxanthin has remained at about $2,500 per kilogram for the past decade. Consumers in certain niche markets are willing to pay a premium price. Global annual consumption of astaxanthin is in excess of 65,000 kilograms. Almost all astaxanthin is consumed in five countries which are, in order of importance, Norway, Chile, Scotland, Canada and Japan.

PRODUCTION CAPACITY. Our current production capacity amounts to less than 1.0% of the global market. We plan to increase production capacity only in response to demand. We have the option to increase capacity in two phases. The first phase would involve constructing more finishing ponds, which would result in an expansion of our current production capacity by a factor of five. We estimate this first phase would cost less than $1.8 million, and could generate annual sales approaching $2.0 million, if sold at current animal feed prices. The second phase would probably require a new site, because adjacent space is limited at our current site. The modular nature of the AGM-based production system lends itself well to expansion at any foreseeable scale. We believe that the experience gained in our recent plant expansion will make it easier for us to expand our capacity at our existing site or at adjacent or other sites.

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PRODUCT FORMULATION. Any feed ingredient, including astaxanthin-rich microalgae, requires careful formulation and testing prior to market. Our primary goal has been to create a product that is at least equal, if not superior to, competitive feed ingredients. We have focused on creating a product with longer shelf life that is safer and easier to handle, and produces a better result in the diet. We believe we have achieved these goals. We also believe that further improvement is possible. If significant changes are made in product formulation, then new regulatory approvals may have to be obtained. Therefore, we have been very careful to develop our product to a high standard before placing it on the market.

MARKETING STRATEGY. We believe that astaxanthin-rich microalgae will account for a very significant share of the global astaxanthin market. We intend to be a leader in this market for the following reasons:

    1) A SUPERIOR PRODUCT. We believe a product that is safer, easier to handle, has a longer shelf life, and provides equal or greater efficacy per unit cost will eventually take significant market share.

    2) CONSUMER AWARENESS. Farmed salmon now account for almost 40% of global salmon production. Consumers are generally not aware that the farmed salmon they eat contain a synthetic, petrochemical-based coloring. Recent studies by the U.S. FDA have shown that farmed salmon are easily distinguished from wild salmon because they do not contain the natural form of astaxanthin. All other factors being equal, we believe that informed consumers will generally prefer a natural astaxanthin product over a synthetic one.

The former lead manager of sales and marketing of astaxanthin at Cultor, Martin Guerin, is now our VP, Sales and Marketing. We recently re-negotiated our Distribution and Development Agreement with Cultor.

REGULATORY ISSUES. All feed ingredients are regulated in the countries where they are sold. Regulations differ among astaxanthin-consuming nations. Product specifications may differ, the stringency of regulations may differ, and the time required for the application process may differ. In Europe, for example, we expect regulatory approval could take up to three years, whereas in Chile we expect such approval should take substantially less time.

COMPETITION. AQUAXAN-TM- competes directly with only one product produced from HAEMATOCOCCUS microalgae, NATUROSE-TM-, manufactured and sold by Cyanotech. NATUROSE-TM- is advertised to contain 1.5% astaxanthin. AQUAXAN-TM- contains 3% astaxanthin.

TIMING OF PRODUCT RELEASE.  We began our first sales of AQUAXAN-TM- in July
1999.

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(4)  DRUG DISCOVERY LIBRARIES


THE DRUG DISCOVERY PROCESS. The average cost of discovering one new drug and bringing it to market now exceeds $320 million. Surprisingly, half those costs are incurred in "discovery." Pharmaceutical companies may spend more than $150 million before the drug even goes into clinical trials.

THE DISCOVERY PROCESS: Most new drugs are based on substances discovered in nature. The crude extract of a plant, for example, is shown to have antibacterial activity. The extract is repeatedly purified and tested until the antibacterial activity can be attributed to a single molecule. After pre-clinical testing, this "bioactive" molecule may become a drug candidate for clinical trials. The cost of discovering and identifying a bioactive molecule from natural sources is not large, by itself. The real cost of discovery lies in:

"REDISCOVERY": For every 250 compounds taken to discovery - only 1 is patentable. The remainder are "rediscoveries" - compounds that are already known, and therefore not patentable. The cost of rediscovery can be significant. Rediscoveries are common because biopharmaceutical companies continue to mine the common natural sources - terrestrial plants and microbes. The rediscovery rate among the microalgae is very low. Among certain groups of microalgae, MOST of the bioactive compounds are new, and therefore patentable. Why have biopharmaceutical companies not exploited this resource? The answer lies in:

CULTIVATION OF SUFFICIENT QUANTITY: Bioactive compounds from natural sources typically occur in very small amounts. Laboratory cultivation might provide enough pure compound for identification. But clinical trials must rely on large-scale cultivation or chemical synthesis. If cultivation cannot supply enough compound for pre-clinical trials, then the discovery process usually stops. Synthesis is expensive and, in 1 out of 5 cases, either prohibitively expensive or impossible.

AQUASEARCH PHOTOBIOREACTOR TECHNOLOGY - ITS ROLE IN DRUG DEVELOPMENT. We believe that our photobioreactor technology, the Aquasearch Growth Module, (AGM), is a revolutionary achievement. First, it is 1,000 times larger than the average laboratory cultivation system. Second, the level of computerized process control is greater than traditional biotechnology manufacturing processes. These two achievements allow large quantities of microalgae to be produced under highly controlled conditions. Solving these problems means that compounds - long stalled in the discovery process - may now be developed to yield viable drugs.

AQUASEARCH COMPOUND LIBRARIES - MAGNIFYING OPPORTUNITIES FOR DRUG DISCOVERY. This year we made our first "compound library." We began with pure astaxanthin - a known bioactive compound - and, in collaboration with Albany Molecular Research (NASDAQ: AMRI), we created a number of closely related "derivative" compounds. This collection of compounds is a compound library. Many of our new compounds are patentable.

Compound libraries like ours are attracting growing interest in the pharmaceutical industry because they are based on bioactive natural compounds, modified by a biological (enzymatic) process. Our first compound library has been under investigation by the U.S. National Cancer Institute (NCI) for the past six months. Compounds are being screened for activity against approximately 60 types of cancer cells.

It is too early report on any results of the NCI investigation, but we believe a positive result would strongly affirm the value of natural products from microalgae, AND validate our approach to compound libraries. We expect results from the NCI in the first few months of 2001.

OUR AGREEMENT WITH UNIVERSITY OF HAWAII - ACCELERATING DRUG DISCOVERY. A significant part of our drug development program is our agreement with University of Hawaii (UH), announced in January 2001. This gives Aquasearch exclusive rights to more than 100 unique, bioactive compounds from microalgae. These compounds were derived from a remarkable collection of approximately 2,000 strains of microalgae. One of the compounds is now in Phase II clinical trials for treatment of cancer.

Most importantly, the bioactive compounds have never been tested in any disease BUT cancer. Other compounds may prove active against other diseases.

We believe our agreement with UH is a significant opportunity. We estimate that to isolate from nature 100 bioactive compounds from traditional sources, a biopharmaceutical company would have to isolate and identify approximately 25,000 compounds. We are starting with these compounds and have the technology to supply sufficient quantities for further testing and pre-clinical trials.

The compounds remaining in the collection may prove active against other diseases. We plan to increase the probability of success by making compound libraries from selected bioactive molecules. This approach can create thousands of lead compounds for pre-clinical screening.

OUR DRUG DEVELOPMENT BUSINESS PLAN. Our business model is designed to reduce the risks inherent in drug development. Our proprietary cultivation technology - coupled with exclusive access to dozens of unique molecules in the UH collection
- enables us to proceed rapidly to pre-clinical studies. We expect to offer to larger biopharmaceutical companies a significant number of new, bioactive chemical structures for their pipelines.

We plan to develop patentable molecules in the UH collection into compound libraries over the next several years. The molecules in these libraries would then be screened against numerous diseases in a variety of pre-clinical trials. We believe that compounds which survive the pre-clinical study process may have considerable value.

Our strategy is to focus on strategic partnerships with biopharmaceutical companies that have an interest in acquiring new drug candidates.

According to a 1997 study by Andersen Consulting, the pharmaceutical industry must increase its rate of discovery of new drugs by a factor of ten by 2002 in order to maintain its historic growth rate.

We believe the potential sources of revenue from this approach may include the following:

     1)  Library Access Fee
              -   access time: limited to 3-12 months
              -   application: limited to certain diseases or disease areas
              -   multiple customers allowed

     2)  Licensing Fee
              -   $3 million to $15 million per compound per indication
              -   activated by decision to begin clinical trials

     3)  Milestone Payments
              -   $500,000 to $25 million per event
              -   activated by the results of pre-clinical and clinical trials

     4)  Royalties
              -   activated by FDA approval and full commercialization


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(5)  EXPANDING OUR PRODUCT PIPELINE

PRODUCT AREAS.  We have established two areas to expand our product pipeline:

         -    Nutraceuticals

         -    Pharmaceutical drug development


BASIC STRATEGY: NUTRACEUTICALS. We have identified many potential nutraceutical products among the microalgae, mostly through the published scientific literature. Our nutritional supplement pipeline has recently received a major boost from the federal government. In October 2000 Aquasearch began work on a $2.4 million project, with funding from the U.S. Department of Energy, to develop proprietary "high-value products from microalgae." We expect to receive $1.2 million over three years, pursuant to a subcontract with Physical Sciences, Inc. for our work on the project. To the DOE, these high-value products would cut the cost of removing carbon dioxide - a greenhouse gas - from Earth's atmosphere. To Aquasearch, this contract dramatically cuts our cost of product development. We expect our new nutritional supplement products to follow the process proven by The AstaFactor(TM) - nine to twelve months of product development, human clinical safety trials, and FDA approval.


We are focused on markets for high-value products that, like those for natural astaxanthin and our second nutraceutical product, have potential sales of more than $100 million, and few or no known competitors. At our recently completed facility, we can directly measure economic feasibility from data gathered during a six-month production run in our commercial-scale Ultra-AGM.

We are well aware that nutraceutical products, because they are not highly regulated, have caused concern among some consumers. Our goal is to self-regulate at a higher standard than required by law. We are implementing a variety of testing procedures designed to maximize product safety and product efficacy.

Our marketing approach may determine many aspects of product development. We would prefer to sell products directly to the consumer. However, if a strategic partner can contribute significantly to product development or marketing, then we will consider an alliance that could accelerate or maximize the process.


BASIC STRATEGY: PHARMACEUTICAL DRUG DEVELOPMENT. Our process for expanding the pipeline in drug development is firmly founded on strategic collaborations and alliances. We have strongly leveraged our ability to identify, extract, test, and purify novel bioactive substances from microalgae through partnerships with major universities. Additionally, we have enhanced our ability to produce Microalgae Compound Libraries through our collaboration with Albany Molecular Research.

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


We are focused in the next year on developing strategic license agreements with biopharmaceutical companies. We expect many biopharmaceutical companies will be interested to access our Compound Libraries for drug discovery. We believe our management team has well-developed networks and relationships in the biotechnology industry that bring credibility to our marketing approach.

PRODUCT DEVELOPMENT: MARBEC. MarBEC is a five-year, $26 million Engineering Research Center, or ERC, funded in 1998 by the U.S. National Science Foundation. There are fewer than two dozen ERCs in the U.S. In 1998, more than 160 universities competed for only 5 ERCs awarded by the National Science Foundation.

MarBEC combines the expertise of world-leading marine science and ocean engineering programs at the School of Ocean and Earth Sciences and Technology at University of Hawaii with the nationally-famous chemical engineering program at the Department of Chemical Engineering at University of California, Berkeley.

CORE RESEARCH:  Discovery and development of new products from microalgae

COST:  Industrial Partnership, $20,000 annually

BENEFITS TO AQUASEARCH:

           - New research results prior to public disclosure

           - Preferential rights to intellectual property

           - Privilege to sponsor focused research, resulting in exclusive intellectual property rights

           - Preferred access to specialized and unique facilities and equipment

           - Preferred access to microalgae culture collections

           - Membership on Industrial Advisory Board
             (current members: Aquasearch, Monsanto, Cargill and Cyanotech)

           - Opportunity to influence specific research

           - Preferential access to student interns

In the first ten years of the ERC program, two dozen centers generated more than 1,000 patents. Industry members in other ERCs have cited the principal benefits as (1) strategic relationships arising out of the academic/industry network, (2) access to specialized equipment and facilities, and (3) better educated ERC graduates.


PRODUCT DEVELOPMENT: UNIVERSITY OF HAWAII. We entered into an agreement in January 2001 with University of Hawaii that gives Aquasearch exclusive access to a collection of more than 100 patentable, bioactive compounds from microalgae. The UH collection has already produced one anti-cancer drug candidate that is now in clinical trials. Molecules in the UH collection have only been screened for anti-cancer activity. We believe that some of these molecules will prove active against other diseases. Key elements of our product development plan include:

         COMPOUND LIBRARY CREATION AND TESTING

               -    Purification of bioactive molecules from the UH collection

               -    Compound Library creation

               -    Pre-clinical studies

         BENEFITS TO AQUASEARCH:

               - Five-year license agreement conferring ownership of intellectual property to Aquasearch

               -    Increases value of drug candidates

We recognize that pre-clinical screening can be costly. However, we believe it is a very cost-effective investment. The minimum industry-standard license fee for one compound alone would substantially repay our anticipated investment.

We have three options for screening and pre-clinical trials. We can do them ourselves, with a corporate partner, or with a university partner. The cost of facilities, equipment and expertise dictates that we work with a partner.

TIMING OF PRODUCT RELEASE. Our pipeline expansion is a process designed to yield many more products at minimal cost. We aim to produce no less than five compound libraries in the first year of our agreement with University of Hawaii.



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GENERAL ASPECTS OF PLANNED OPERATIONS


We expect to increase revenues from sales of AQUAXAN(TM) in 2001. However, we do not expect this product alone to be profitable, because we intend to reserve significant production capacity for THE ASTAFACTOR(TM). Sales of THE ASTAFACTOR(TM) began on March 30, 2000.

Strategic relationships and collaborations will continue to be an important part of our business strategy. We now have such relationships with Albany Molecular Research, University of Hawaii, MarBEC and Cultor. We expect collaborations will expand to include other corporations and other universities. However, we cannot be certain to maintain existing partner relationships, nor can we guarantee to develop other successful relationships.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Since inception, our primary operating activities have consisted of basic research and development and production process development; recruiting personnel; purchasing operating assets; and raising capital. From inception through October 31, 2000, we had an accumulated deficit of approximately $16.4 million. Our losses to date have resulted primarily from costs incurred in research and development and from general and administrative expenses associated with operations. We expect to continue to incur operating losses for at least the next year as we increase the expansion of our product pipeline. We expect to have quarter-to-quarter and year-to-year fluctuations in revenues, expenses and losses, some of which could be significant.

We have a limited operating history. Your assessment of our prospects should include the technology risks, market risks, expenses and other difficulties frequently encountered by development stage companies, and particularly companies attempting to enter competitive industries with significant technology risks and barriers to entry. We have attempted to address these risks by, among other things, hiring and retaining highly qualified persons and forging strategic alliances with companies and universities that complement and leverage our technical strengths. However, our best efforts cannot guarantee that we will overcome these risks in a timely manner, if at all.

We are in the process of transition to a full-scale commercial producer of microalgae products. These changes in our business have placed and will continue to place significant demands on our management, working capital and financial and management control systems.

RESULTS OF OPERATIONS

REVENUES. Most of the product we have produced to date has been used for product development and testing. In July 1999 we began to ship our natural astaxanthin product, AQUAXAN(TM). During the years ended October 31, 2000 and 1999, we had revenues of approximately $158,000 and $52,000, respectively, in connection with these shipments. We began sales of THE ASTAFACTOR(TM), our nutraceutical astaxanthin product, on March 30, 2000 and have recognized approximately $63,000 of initial sales through October 31, 2000. These amounts have been classified as other income in the accompanying financial statements, since they are considered to be incidental to our ongoing research and development activities.

RESEARCH AND DEVELOPMENT COSTS. Research and development costs include salaries, development materials, plant and equipment depreciation and costs associated with operating our three-acre research and development/production facility. Research and development costs were approximately $2.4 million for the year ended October 31, 2000 compared with approximately $1.7 million and $1.2 million for the years ended October 31, 1999 and 1998, respectively. The increases reflect costs associated with personnel additions, optimizing the very large Ultra-AGM, expanding production capacity, developing THE ASTAFACTOR(TM) and our compound drug discovery library. From inception through October 31, 2000, research and development costs have totaled approximately $7.2 million. We expect to incur significant additional research and development costs in the future.

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GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist principally of salaries and fees for professional services. General and administrative expenses were approximately $1.9 million for the year ended October 31, 2000 compared with approximately $1.8 million and $1.0 million for the years ended October 31, 1999 and 1998, respectively. The increase for the year ended October 31, 2000 reflects costs associated with personnel additions, raising capital, and our initial marketing efforts of THE ASTAFACTOR(TM) offset by a decrease in legal fees associated with our ongoing legal dispute with Cyanotech. The increase for the year ended October 31, 1999 reflect additional costs associated with personnel additions, legal fees incurred in connection with developing and protecting our intellectual property and raising capital. From inception through October 31, 2000, general and administrative expenses have totaled approximately $7.4 million. We anticipate that general and administrative expenses will increase over time as we expand production capacity, develop more new products, increase our intellectual property protection, and raise additional capital.

INTEREST EXPENSE. Interest expense for the years ended October 31, 2000, 1999 and 1998 included $381,893, $488,788 and $495,882, respectively, for the discount resulting from the difference between the conversion price and the fair value of the common stock underlying the convertible notes issued during those years. Interest on notes payable were approximately $130,000, $160,000 and $120,000 for the years ended October 31, 2000, 1999, and 1998, respectively.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations until now through public and private sales of debt and equity securities. During the years ended October 31, 2000, 1999, and 1998, we raised approximately $3.6 million, $4.4 million and $3.3 million, respectively, of net proceeds from the sale of shares of common stock and/or the issuance of debt in private placement transactions. From inception through October 31, 2000, we raised total net proceeds of approximately $15.8 million through public and private sales of equity and debt securities.

During the year ended October 31, 2000, cash used in operating activities were approximately $3.3 million compared with $3.2 million and $1.4 million during the years ended October 31, 1999 and 1998, respectively. From inception through October 31, 2000, cash used in operating activities have totaled approximately $11.5 million.

Capital expenditures for the years ended October 31, 2000, 1999, and 1998 were approximately $254,000, $1.2 million, and $1.8 million, respectively. From inception through October 31, 2000, capital expenditures have totaled approximately $4.1 million.

As of October 31, 2000, we had approximately $500,000 in cash.

We estimate a need for approximately $4.0 million in operating capital over the next twelve months. Projected product sales will begin to pay some operating costs. In the near term, we believe that existing capital resources including the $10 million financing commitment from Alpha Venture Capital, Inc., funds raised through public and/or private offerings of equity and/or debt securities and bank financing will be sufficient for continued operations through the next twelve months.


We cannot guarantee success in raising the future capital necessary to sustain or expand our operations, nor are we certain that such capital will be available on terms that prevent substantial dilution to existing investors. If we cannot raise sufficient capital, then we might be forced to significantly curtail operations. Any reduction in operating activity could have a material adverse effect on our business, financial condition, results of operations, and relationships with corporate partners.

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                                    BUSINESS

OVERVIEW

We develop and commercialize natural products from microalgae using our proprietary AGM technology.

Microalgae are a diverse group of over 30,000 species of microscopic plants that have a wide range of physiological and biochemical characteristics. Microalgae produce many different substances and bioactive compounds that have existing and potential applications in a variety of commercial areas, including human nutrition, pharmaceuticals, and high value commodities.

Microalgae represent a major fraction of the entire plant kingdom, yet fewer than 10 species have ever been produced commercially. Microalgae are the fastest growing plants on earth. Some species can produce 1,000 times their own mass in a single day. The raw materials required for microalgae production - water, light and nutrients - are plentiful and cheap. Microalgae are easy to process using standard manufacturing equipment.

Microalgae production technology has only recently been developed. The first pure cultures of microalgae were cultivated in the early 1900s, but it was not until the late 1930s that enough material of a single species was grown in the laboratory to allow chemical analysis. Attempts at large scale cultivation began in the 1950s, mostly in open ponds. The first commercial production of microalgae did not begin until the mid-1970s, and then only for three species that could be grown in open ponds. No new microalgae species has been grown commercially in open ponds for the past 25 years. By the 1980s scientists began to recognize the limitations of open pond technology - lack of control over the conditions necessary for cultivation and exposure to contamination. New efforts began to grow microalgae in photobioreactors - closed systems with the ability to provide controlled conditions.

The major challenge with photobioreactor technology has been to develop photobioreactors large enough to achieve the economy of scale needed for commercial application. By the mid-1990s, most photobioreactors were used exclusively for research, and few exceeded more than 50 gallons (180 liters) in capacity. The AGM, at more than 6,000 gallons (22,000 liters), is to our knowledge the largest photobioreactor in existence - and the only photobioreactor used for commercial production of microalgae. In addition, the AGM incorporates a very high level of computerized process-control, allowing reproducible performance. We believe it is the most advanced technology of its kind.


Our strategy is to build on our leading position in microalgae cultivation technology to become the world-leading producer of pharmaceuticals, nutraceuticals and high-value commodities from microalgae. In the short term, we plan to build market share for microalgae-based nutraceuticals such as THE ASTAFACTOR-TM-, to develop a market for our drug discovery products, known as DRUGS FROM THE SEA-TM-, and to increase market share for AQUAXAN-TM-, our natural astaxanthin product used in animal feeds. Over the long term, we plan to develop more products from microalgae, to continuously improve our AGM technology, and to expand strategic alliances.


We manufacture our products at our five acre, research, development and production facility in Kailua-Kona, Hawaii. We have enough production capacity to carry out our strategic plan for the coming year. Our marketing and sales activities depend to a great degree on distributors, strategic alliance partners, and on our own personnel. Strategic alliances and partner relationships with EnzyMed, the Marine Bioproducts Engineering Center, and various current customers are central to our activities in drug discovery, product development, regulatory approval processes, sales, marketing and distribution.

Competition varies according to product area. In the drug-discovery market area, many biopharmaceutical companies are involved in searching for sources of new drugs; however, we believe that there are few companies or institutions currently exploring microalgae as a drug-discovery source. In the nutraceutical market, we face significant potential competition for THE ASTAFACTOR(TM), our first product, astaxanthin-rich microalgae, but we know of no competition for the second product we plan to launch in 2001. In the market for animal feed supplements, our natural AQUAXAN(TM) product faces competition from large global producers of synthetic astaxanthin such as BASF and Hoffman-LaRoche and from several producers of natural astaxanthin. We believe our product quality provides the basis to capture adequate market share. As to competition for our platform technology, the AGM, we do not believe any commercial entity has developed a photobioreactor that matches the AGM's large size, level of process control or sustained performance. We believe that competition in each of these areas is likely to increase significantly over time.

Our patents and intellectual property are key to our business as a marine biotechnology company. We now have 13 U.S. and international patents relating to the AGM, general processes for cultivating microalgae in photobioreactors and specific processes for cultivating HAEMATOCOCCUS. We believe that intellectual property issues in marine biotechnology will become much more prevalent, challenging and complex in the future.



Government regulation and product testing are strong factors in the markets for the products we are developing and producing. Our products face regulation by the U.S. Food and Drug Administration or similar agencies in foreign countries, and may require extensive testing for safety and efficacy before being released for sale.

Legal proceedings have been underway for over a year in a legal dispute with Cyanotech regarding our intellectual property. On December 30, 1999 the United States District Court for the District of Hawaii granted summary judgment in our favor on our claims that Cyanotech infringed our patent, misappropriated our trade secrets and breached the terms of our 1994 Dissolution Agreement with Cyanotech. In addition, the Court denied Cyanotech's motion for partial summary judgment of non-infringement and invalidity of our patent.

Our property at the Hawaii Ocean Science and Technology Business Park provides an ideal location for the research and development and the commercial production of microalgae. We have access to uniquely large volumes of deep ocean water in a stable tropical climate, conditions that are well-suited for many of the requirements for microalgae cultivation. Although Hawaii's distance from many markets increases certain costs of operation, we believe that, on balance, there are few locations equally favorable to our business.

Our employees, key scientists and our Scientific Advisory Board encompass a broad array of expertise in critical areas of aquatic microbiology and bioengineering, and a high degree of competence in operating our research and commercial production systems. We are strongly dependent on our own personnel and affiliated scientists for continued growth and development.

MICROALGAE PRODUCTION TECHNOLOGY

MICROALGAE AND OTHER PHOTOSYNTHETIC MICRO-ORGANISMS

BASIC CHARACTERISTICS. Microalgae are single-celled microscopic plants. They range in size from approximately 1 micron (1/25,000 of an inch) to several hundred microns. They are "eukaryotic" organisms, meaning that like animals but unlike bacteria each cell has a nucleus that contains DNA. Like all other plants, they grow by photosynthesis - the process of using water and carbon dioxide, combined with light, to produce oxygen and biomass made up primarily of sugars, fats, and proteins.

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



DIVERSITY AND HABITAT. There are an estimated 30,000 species of microalgae, and perhaps a few thousand other species of photosynthetic micro-organisms. Microalgae live wherever there is water and light. You can find microalgae in freshwater or seawater, in ice at the North and South Poles, high in the mountains, in sub-freezing ocean water, in super-heated hot springs, in any body of water from the surface to depths greater than 600 feet - and everywhere in between.


REPRODUCTION. The most common way that microalgae reproduce is through division. When the cell gets large enough it simply divides in two. When the two resulting cells get large enough, they divide in two, and so on. For most microalgae, cell division happens at least once a day. However, microalgae also have ways of reproducing sexually. Typically, two cells fuse together, exchange genetic material, and then divide into two or more cells.

GROWTH RATES. Microalgae are the fastest growing plants on earth. Since they divide about once a day, this means they double their mass at the same rate. Some species of microalgae double about ten times a day, meaning that a single cell can produce 1,024 cells in a day. No land-based plants are capable of growing at the rates of microalgae. Sugar-cane, which is the world's fastest growing crop, doubles its mass about once a week. The fastest growing trees double their mass about once every few months. On average, microalgae grow about 100 times faster than trees, and ten times faster than any other plant.

UNIQUE CHEMISTRY. Microalgae produce all of the same types of molecules that are found elsewhere in the plant kingdom - proteins, fats, sugars, and categories of these, like enzymes, vitamins, and fatty acids. Each species of microalgae is a unique type of plant. Many species of microalgae produce unique and unusual molecules that have not been found anywhere else.


The unique molecular makeup of microalgae provides a valuable source of potential new discoveries in areas such as drugs and nutrition. To date, researchers at University of Hawaii have found more than 170 bioactive molecules among microalgae. Of those, only 7 molecules have turned out to be "rediscoveries," or molecules that are already known to science. In other words, more than 95% of the bioactive molecules discovered among the microalgae are new to science. Research performed in the pharmaceutical industry on bacteria and fungi - major sources of new drugs - has generated a "rediscovery rate" of more than 99%; that is, less than 2% of the bioactive substances discovered in traditional sources such as terrestrial plants and microbes turn out to be novel.


VALUE OF SUBSTANCES IN MICROALGAE

Here are some representative values of typical biological products, some of which occur in microalgae:


          -------------------------------------------------------- ----------------------- -----------
                                  PRODUCT                                  PRICE             SOURCE
          -------------------------------------------------------- ----------------------- -----------
                    Beta-carotene (chemical, synthetic)                 $600 per kg            1

                   Beta-carotene (biological, "natural")               $1,400 per kg           1

                                Astaxanthin                            $2,500 per kg           2

                                  Biotin                               $7,000 per kg           1

                  Royalty fee on the drug "Cryptophycin"                2% of sales            3

                                       42




           License fee for a novel compound with bioactivity         $3 to $25 million         2
           demonstrated in pre-clinical trials
          -------------------------------------------------------- ----------------------- -----------


          1: Chemical Marketing Reporter, Aug. 30, 1993 and Oct. 11, 1993, Schnell Publishing Co., Inc., NY. Prices have not changed significantly since 1993.

          2:   Internal Company estimate

          3: Office of Technology Transfer and Economic Development, University of Hawaii.

BETA-CAROTENE is carotenoid pigment used widely as a food coloring in margarine, butter, drinks, cakes and candies. It is also sold as a nutritional supplement or nutraceutical. The total market size is estimated to be in excess of $500 million per year. Beta-carotene is the dominant pigment in microalgae of the genus DUNALIELLA, where it can account for more than 10% of the total mass.

ASTAXANTHIN is a carotenoid pigment now used primarily as a feed ingredient for various animals, including salmon and poultry. The 1998 market for astaxanthin in salmon feed was approximately $185 million. Astaxanthin is the dominant pigment in microalgae of the genus HAEMATOCOCCUS, where it can account for up to 12% of the total mass.

BIOTIN, or Vitamin H, is widely sold as a nutritional supplement. It is a bacterial growth factor that is currently produced from yeast. It occurs at reasonably high levels in some species of microalgae.

CRYPTOPHYCIN is a novel compound with bioactivity that was demonstrated in pre-clinical trials by its discoverer at the University of Hawaii. Cryptophycin was isolated from a species of Cyanobacteria, also known as the "blue-green algae." The compound is in lead development as an anti-cancer drug by a pharmaceutical company that licensed it from the University of Hawaii.

RATIONALE FOR COMMERCIAL PRODUCTION OF MICROALGAE

Microalgae represent approximately half of all plant species and have been largely unexploited. Many characteristics of microalgae make them attractive for commercial production.

1)       UNTAPPED RESOURCE
              -  There are an estimated 30,000 species

              -  Fewer than 5,000 species have been cultivated in the laboratory

              - Fewer than 1,000 species have been carefully investigated for new substances

              -  Fewer than ten species have been cultivated at commercial scale

         2)   SOURCE OF NEW SUBSTANCES
              -  Several hundred new bioactive substances have been discovered

         3)   SOURCE OF VALUABLE SUBSTANCES
              - Types of molecules already known to be valuable: enzymes, pigments, vitamins

              -  Bioactive compounds that could be valuable as pharmaceuticals

         4)   EASE OF PROCESSING
              - Absence of bark, stems or branches makes product extraction easier than other plants

              -  Uniform cell structure simplifies mechanical processes

              - Commercial equipment developed for bacteria and fungi can easily be applied

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


         5)   RAPID GROWTH RATE
              -  Growth rate ranges from about one to ten doublings per day

              -  Growth rates are faster than any other plants

         6)   LOW COST OF RAW MATERIALS
              -  Water, sunlight and carbon dioxide are plentiful and economical

              - By comparison, raw materials for bacteria or fungi include expensive, complex organic substances

         7)   CONTINUOUS GROWTH
              - Unlike land plants, microalgae do not need to complete a "life cycle" to reproduce

              - Growth by cell division makes it possible for microalgae to grow continuously

Although the rationale for commercial production of microalgae is compelling, certain challenges must be overcome to successfully exploit this resource.

CHALLENGES TO COMMERCIAL MICROALGAE PRODUCTION

Commercial production of microalgae is very similar to large-scale cultivation of any agricultural crop, with many of the same challenges. The main challenge is to grow large quantities of a single species sustainably and continuously.

Each species of microalgae is different, just as each species of land plant is different. Commercial production demands "monoculture" - growing a single species at a time. No experienced farmer would attempt to grow corn and rice in the same field. Their water requirements are different, their nutrient requirements are different, and harvesting techniques are different. The same is true of microalgae. For example, HAEMATOCOCCUS, which is rich in astaxanthin, has very different water and nutrient requirements than DUNALIELLA, which is rich in beta-carotene.

In nature, plants do not live together in large groups of a single species that are convenient to harvest and produce commercially. Humans have achieved this level of convenience through control. Corn, for example, does not naturally grow in rows that cover acre upon acre, uncontaminated by pests or competing weeds. After more than 5,000 years of agriculture, humans have devised ways to accomplish this.

Similarly, single species of microalgae do not naturally fill entire bodies of water, uncontaminated by pests or competing weeds. For the past 50 years, humans have attempted to devise ways to accomplish this.

Any method of microalgae cultivation that can solve the following problems will be successful for commercial production:

         - control of contaminating pests and weeds

         - control of temperature

         - control of nutrients

         - control of light

         - size large enough to achieve economy-of-scale

CONTROL OF CONTAMINATING PESTS AND WEEDS. Any body of water that is rich in nutrients will eventually be populated by a large variety of micro-organisms, unless provisions are made to restrict access. Pests that prey on microalgae include microscopic bacteria and fungi, which can rapidly destroy them, and animals of all sizes, which can rapidly eat them. The weeds would include any species of microalgae that the grower did not intend to grow.

CONTROL OF TEMPERATURE. Like any plant, each microalgae species grows best in a certain temperature range. Just as palm trees grow best in the tropics and spruce trees grow best in very cold climates, there are some microalgae that grow best in hot springs while others that grow best in ice water. Within each temperature range where growth is possible, there is a much smaller range where growth is fastest. In general, growth rate increases with temperature.

CONTROL OF NUTRIENTS. Each species of microalgae - just like other plant species
- has unique nutrient requirements. All plants need nitrogen to make protein, and phosphorous to make ATP (adenosine tri-phosphate), which is a main source of energy. Nitrogen and phosphorous requirements vary from species to species. Then there are the "micronutrients" - elements like iron, zinc, vitamins, or hormones
- for which species can have very different requirements, also.

CONTROL OF LIGHT. Some plants prefer shade, while others prefer full sunlight. Microalgae are no different. The intensity of light can dramatically affect plant biochemistry. For example, moving a houseplant into the full sunlight may cause the leaves to change color, which is a result of a change in the plant's chemistry. Each species of microalgae grows best under certain light conditions.

ACHIEVING ECONOMY-OF-SCALE. Most commercial processes are very expensive at small scale. Economics of the process improve when the scale of the enterprise is large enough. Large-scale, robotic manufacturing of Ford and Toyota automobiles is more economical than small-scale, handcrafted manufacturing of Ferraris and Rolls-Royces. Large-scale agriculture of soybeans by a highly-mechanized agri-business is more economical than small-scale agriculture on a family farm.

The essence of a cost-effective commercial process is not dependent on the scale alone. Success requires the ability to control the process at a large scale. This principle applies as much to commercial production of microalgae as it does to the commercial production of automobiles or soybeans.

OVERCOMING CHALLENGES TO COMMERCIAL MICROALGAE PRODUCTION

We believe that the two principal solutions to commercial microalgae production are to:

         1)   control the culture system; and

         2)   enlarge the scale.

There have been numerous attempts to develop commercial photobioreactors. To the best of our knowledge, the Aquasearch Growth Module is the first closed culture, process-controlled, photobioreactor ever to operate at commercial scale - greater than 2,750 gallons (10,000 liters).

COMMERCIAL MICROALGAE PRODUCTION - A BRIEF HISTORY

Scientists have conducted laboratory research on the cultivation of microalgae for more than a hundred years. Attempts at large-scale cultivation, however, are relatively recent. Here are some of the significant historical events that led to the development of commercial photobioreactors:

         1871: NITROGEN AND PHOSPHOROUS RECOGNIZED AS NUTRIENTS FOR MICROALGAE. The Russian biologist Famintzin suggests that microalgae use the same nutrients as higher plants.

         1890: MICROALGAE FIRST GROWN IN BACTERIA-FREE CULTURES. The freshwater microalgae CHLORELLA and SCENEDESMUS are isolated and cultivated by a Dutch bacteriologist, Beyerinck.

         1905: FIRST CULTURES OF MARINE MICROALGAE. Eighteen species of marine microalgae are grown in 60-milliliter culture flasks in Plymouth, U.K. Many of the cultures are contaminated with other species.

         1919: HIGH GROWTH RATES OF MICROALGAE ARE RECOGNIZED. The microalgae CHLORELLA is found to increase its biomass up to 100 times per day by the German chemist, Warburg, during his experiments on photosynthesis.

         1938: FIRST "LARGE-SCALE" CULTURE OF MICROALGAE - 7 GALLONS (26 LITERS). Bostwick Ketchum and A.C. Redfield grow a marine species, NITSZCHIA CLOSTERIUM, at Woods Hole Oceanographic Institution. They are able to collect enough material every day to make chemical measurements.

         1940: PIGMENTS OF MICROALGAE ARE ISOLATED AND IDENTIFIED. Harold Strain and colleagues at the Carnegie Institution are the first to extract and identify pigments from blue-green algae. This initiates a long-term research program. Over the next decade, many species are grown in 2.6 gallon (10 liter) vessels and their chemical composition is analyzed.

         1944: FIRST AUTOMATED PHOTOBIOREACTOR - 2.6 GALLONS (10 LITERS). Myers and Clark develop and build a laboratory system for the continuous culture of CHLORELLA. The automated photobioreactor never operates as a fully continuous culture.

         1948: FIRST ECONOMIC ANALYSIS OF LARGE-SCALE CULTURE. The Stanford Research Institute, with funding from the Carnegie Institution, examines the feasibility of large-scale cultivation. In 1950, they conclude that CHLORELLA could be grown as a cheap source of protein.

         1949: CONTINUOUS CULTURE ACHIEVED IN THE LABORATORY. Building on their earlier technique using a laboratory photobioreactor, Ketchum and Redfield demonstrate how to achieve optimum yields of microalgae by continuously adding fresh nutrient medium and continuously harvesting.

                  MICROALGAE SUGGESTED AS A CHEAP SOURCE OF PROTEIN. H.A. Spoehr, Chairman of the Division of Plant Physiology at the Carnegie Institution, writes a paper suggesting the large-scale cultivation of CHLORELLA as a means of solving world hunger. This paper stimulates interest worldwide, and leads to numerous pilot plants.

         1951: FIRST LARGE-SCALE, CONTROLLED PHOTOBIOREACTOR - 1,200 GALLONS (4,500 LITERS). A tubular photobioreactor is built and operated in Cambridge, Massachusetts for three months. Only temperature is controlled. Average yield is equal to three tons per acre per year. Scientists predict yields of 45 tons per acre per year - ten times more than soybeans.

         1950s: LARGE-SCALE "OPEN-POND" PRODUCTION SYSTEMS ARE BUILT IN GERMANY AND JAPAN . Ponds of various design, all open to the atmosphere, are built in Germany (330 gallons (1,200 liters) in 1951) and Japan (825 gallons (3,000 liters) in 1953; 4,400 gallons (16,000 liters) in 1957; 16,500 gallons (60,000
                  liters) in 1958). Most systems cannot be maintained for more than 30 days.

                  FIRST YEAR-ROUND PRODUCTION ACHIEVED AT LARGE SCALE. By 1958, an open-pond CHLORELLA culture system covering a total area of 1,600 square feet (less than 5% of an acre) operates for a full year in Japan. The yield is equal to 12.7 tons per acre per year.

                  EXPERIMENTAL PRODUCTION OF MICROALGAE OTHER THAN CHLORELLA. In the late 1950s and early 1960s, large-scale open-pond cultures are attempted on a handful of other species. Most cultures are not controlled, and are overcome by contaminants within weeks.

         1960s: "OPEN-POND" SYSTEMS BECOME WIDESPREAD. Experimental production systems are constructed in Czechoslovakia, Romania, Russia, Israel, France and the United States. Species other than CHLORELLA are grown, but no system can be maintained for more than three months.

                  MICROALGAE CONSIDERED FOR U.S. SPACE PROGRAM, BUT ABANDONED AS UNRELIABLE. In the mid-1960s, NASA funds research on the use of microalgae cultures to generate oxygen during space flight. The scheme proves unreliable, and is replaced by more dependable physical-chemical systems.

                  FIRST COMMERCIAL PRODUCTION OF CHLORELLA. By the mid-1960s, research by the Japan Nutrition Association and the Microalgae Research Institute in Tokyo leads to the first commercial production of CHLORELLA.

         1970s: COMMERCIAL OPEN PONDS LARGER THAN 27,500 GALLONS (100,000 LITERS) are built in Taiwan for CHLORELLA production. By the mid-1970s, export to Japan for the food supplement market is approximately 800 tons per year.

                  COMMERCIAL PRODUCTION OF SPIRULINA begins in Lake Texcoco, Mexico. By the late 1970s production reaches 1,000 tons per year. The product is initially sold in Japan as an animal feed additive and human nutritional supplement. A market for SPIRULINA begins to develop in the United States.

                  COMMERCIAL OPEN-POND PRODUCTION OF DUNALIELLA, a rich source of natural beta-carotene, begins in Israel. Hoffman-LaRoche acquires an open-pond facility in Australia for the same purpose, but later abandons the project.

         1980s: COMMERCIAL OPEN PONDS OF 275,000 GALLONS (1,000,000 LITERS) are constructed in Southern California for SPIRULINA production by Earthrise Farms, which starts operating in 1982.

                  SALES OF MEXICAN SPIRULINA ARE PROHIBITED IN THE UNITED STATES DUE TO CONTAMINATION found in studies by the Food and Drug Administration in the early 1980s.

                  EXPERTS AGREE ON LIMITS OF "OPEN-POND" SYSTEMS, AND SUGGEST FOCUS ON PHOTOBIOREACTOR technology. After three decades of research on a wide variety of microalgae, only three have been successfully produced: CHLORELLA, SPIRULINA and DUNALIELLA. Contamination and control are frequently cited in the scientific literature as the main barriers to commercialization of microalgae.

                  AQUASEARCH IS FOUNDED by scientists at Scripps Institution of Oceanography. We design concepts for large-scale photobioreactors in 1984.

                  AQUASEARCH SHOWS THAT LARGE-SCALE PHOTOBIOREACTORS ARE COST-EFFECTIVE. The United States Department of Energy commissions a confidential study from us in 1985 to evaluate the economics of fuel production from microalgae. Our analysis shows that large-scale photobioreactors would be more cost-effective than open ponds.

                  EXPERIMENTAL PHOTOBIOREACTORS UP TO 53 GALLONS (200 LITERS), with a variety of designs, are developed in France, Italy, Israel, Germany, Australia and the U.K. By the late 1980s, many microalgae have been cultivated that could not be grown in open ponds.

                  AQUASEARCH BUILDS THE FIRST CLOSED SYSTEM PHOTOBIOREACTOR LARGER THAN 1,100 GALLONS (4,000 LITERS). In late 1988 we build the first Aquasearch Growth Module. Over the next few years, we cultivate several species that have not been grown in open ponds.

         1990s: "OPEN-POND" COMMERCIAL PRODUCTION OF HAEMATOCOCCUS IS ATTEMPTED AND FAILS. Microbio Resources, a San Diego company, devotes 10 acres of open pond facilities to

                  HAEMATOCOCCUS production. Repeated problems occur with contamination, which destroys cultures within 3 days. Microbio ceases operation in the mid-1990s.

                  AQUASEARCH GROWTH MODULE REACHES CAPACITY OF 7,000 GALLONS (25,000 LITERS). By 1999, we are operating the largest known closed-system photobioreactor ever built.

                  PATENTS ISSUED ON AQUASEARCH GROWTH MODULE TECHNOLOGY. From 1996 to 1999, a total of nine patents are issued on processes and apparatus related to the Aquasearch Growth Module.

                  FIRST KNOWN COMMERCIAL PRODUCTION FROM A LARGE-SCALE PHOTOBIOREACTOR. Sales of HAEMATOCOCCUS by Aquasearch in 1999 mark the first known commercial production of any microalgae from a closed-system photobioreactor larger than 27 gallons (100 liters).

THE AQUASEARCH GROWTH MODULE (AGM)

The AGM technology has produced the first new commercial microalgae product since 1975 that is produced by ANY type of photobioreactor outside the laboratory. Open-pond technology, on the other hand, has not introduced a single new species of microalgae to commerce in the past 25 years.

FEATURES OF AGM TECHNOLOGY. The key features of Aquasearch Growth Module technology are sterility, size, and control. AGM technology has achieved:

         -    control of contaminants and pests;

         -    control of temperature, nutrients and light; and

         - critical size required for commercial production - more than 2,750 gallons (10,000 liters).

This level of performance has been the goal of an international research effort for the past several decades. At 7,000 gallons (25,000 liters), the Ultra-AGM is, to our knowledge, the largest commercial-scale photobioreactor ever operated.

Photobioreactor size is an extremely important factor in determining cost-effectiveness of microalgae production. Most of the capital cost in controlled, closed-system photobioreactors is not involved in the containment vessel - rather, it is in the cost of the control system. Thus, any increase in size results in a lower cost per unit capacity. For example, a six-fold increase in size of the AGM - to 7,000 gallons (25,000 liters) - resulted in lowering the cost per unit capacity by three-fold. Labor costs are related mostly to the number of photobioreactors being operated, not to their individual size. Thus, a six-fold increase in size results in about a five-fold decrease in labor costs.

PROCESS CONTROL - THE KEY TO REPRODUCIBLE PERFORMANCE. We have developed computerized process control systems for the AGM over the past ten years. Our current, proprietary process control system makes possible the following operations:

         - process monitoring of key production variables at intervals of greater than one minute;

         -  data archiving for comprehensive analysis of performance;

         - automated control of all operations performed more than once a day;

         - immediate alarm system for any system component not operating properly; and

         -  automated maintenance for hundreds of system components.

Our process control system has allowed us to rapidly improve performance and decrease labor requirements.

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


MICROALGAE AS "SOFTWARE" FOR AGM "HARDWARE." We view the AGM as platform "hardware" technology. With our current process control system, we can specify narrow growing conditions of temperature, light, and nutrients in the AGM. These are the main factors that control the production of microalgae. We view each species of microalgae as "software," each defined by unique growing conditions. The AGM "hardware" has the capability to operate many species of microalgae "software." We believe our production of HAEMATOCOCCUS amply demonstrates this principle.

COMPETITIVE PRODUCTION SYSTEMS. We are not aware of any closed system photobioreactor in existence that competes favorably with the AGM. Most of the comparable technology is:

         -   operated or owned by universities or research laboratories;

         - less than 55 gallons (200 liters) in capacity (100 times smaller than the Ultra-AGM), and


         -   used for research purposes only.


Such experimental photobioreactors are operated in Italy, Israel, Australia, Germany, U.K., France, Singapore, Netherlands, and the United States.

We are aware of only two closed system photobioreactors other than the AGM that may potentially be used for commercial production of microalgae. Both are many times smaller in size than the Ultra-AGM.

         1) BIOCOIL. The "Biocoil" was developed by Biotechna Ltd. and is operated in Australia and the U.K. The Biocoil consists of tubes approximately one inch in diameter wrapped around a vertical tower. To approach the volume of the Ultra-AGM requires multiple Biocoils. We believe the Biocoil has two major disadvantages that will make it difficult to attain the same size as the Ultra-AGM. First, a Biocoil of comparable size would have more than 500 times more surface area than the AGM. This translates into 500 times greater capital cost, presuming that the same type of material is used for the containment vessel. Second, a Biocoil as large as the Ultra-AGM would require a tower capable of supporting 25 tons of water. This is an engineering requirement not faced by the AGM. We are not aware that Biocoils are being used for commercial production. We believe that the Biocoil does not include a process-control system that approaches the sophistication of ours.

         2) FLOATING TUBULAR REACTOR. This photobioreactor was developed by Heliosynthese of France (now Thallia Pharmaceuticals). Its distinguishing feature is the means by which temperature is controlled. The entire reactor vessel floats on a body of water. The tubular reactor consists of two chambers, one filled with microalgae culture medium and the second filled with air. Temperature control is accomplished by filling or deflating the air chamber, which causes the reactor to float higher or lower in the water bath. In our opinion, temperature control in this reactor system is very complicated and merely presents the possibility of numerous problems that are avoided in the AGM. To the best of our knowledge, Thallia is not operating any commercial-scale photobioreactors at present.

We believe the AGM offers significant technical and economic advantages compared with other photobioreactors, including open pond systems. The advantages of the AGM include size, cost-effectiveness, increased yields, and the ability to cultivate hundreds of microalgal species at commercial scale that cannot be produced elsewhere due to higher risks of contamination and lack of control.

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PRODUCTS FROM MICROALGAE

(1)  ASTAXANTHIN - OUR FIRST COMMERCIAL PRODUCT

DESCRIPTION AND PROPERTIES. Astaxanthin is a red-orange, carotenoid pigment. Astaxanthin is closely related to other well-known carotenoids, such as beta-carotene, lutein, or zeaxanthin, as shown by the following diagrams of their molecular structures.

                               [Molecular Graphic]
                                   ASTAXANTHIN

                               [Molecular Graphic]
                                  BETA-CAROTENE

                               [Molecular Graphic]
                                   ZEAXANTHIN

                               [Molecular Graphic]
                                     LUTEIN

All of these molecules are antioxidants, but astaxanthin has by far the strongest antioxidant activity. Some studies indicate that it is ten times more potent than beta-carotene, and at least 100 times more potent than vitamin E - another well known antioxidant.

Astaxanthin is one of the main pigments in aquatic animals. But it is not just a pigment. In animals, astaxanthin performs many essential biological functions, including:

         -   protecting against the harmful effects of UV light;

         -   enhancing the immune response;

         - protecting against the oxidation of essential polyunsaturated fatty acids;

         -   stimulating pro-vitamin A activity and vision;

         -   improving reproductive capacity; and

         -   assisting in communication.

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In species like salmon or shrimp, astaxanthin is essential to normal growth and survival, and has been attributed vitamin-like properties. Some of these unique properties are also effective in mammals. We believe astaxanthin has very promising possibilities for nutraceutical and pharmaceutical applications in humans. Studies in humans and animal models suggest that astaxanthin may substantially improve human health, by virtue of its antioxidant properties, with regard to vision, neurodegenerative diseases, and certain cancers.

ASTAXANTHIN IN NATURE. You can find astaxanthin in many of your favorite seafoods, such as salmon, trout, red sea-bream, shrimp, lobster, and caviar, as well as in many birds. These animals do not naturally produce astaxanthin. Rather, they ingest astaxanthin as part of their diet. Some species, like shrimp, can change closely related carotenoids into astaxanthin. However, astaxanthin provides greater benefits to these species if it appears naturally in their diet. Other species, like salmon, simply cannot convert dietary carotenoids into astaxanthin. Similarly, mammals cannot synthesize astaxanthin.

Where does astaxanthin come from? The richest known sources are microorganisms, the richest of which are species of HAEMATOCOCCUS, microalgae that occur throughout the world. The apparent function of astaxanthin in these microalgae is to protect them from adverse changes in their environment, such as increased photo-oxidation caused by UV light, which can occur when water evaporates from the pools in which they live. HAEMATOCOCCUS can accumulate as much as 100 g of astaxanthin per kg of dry biomass. This level is 10,000-fold higher than in salmon fillets.

NATURAL VS. SYNTHETIC ASTAXANTHIN. One difference between natural and synthetic astaxanthin molecules is the spatial orientation of the molecules. All astaxanthin molecules are made up of the same atoms - carbon, hydrogen and oxygen - connected in the same sequence. But in some places, these atoms can be connected to the molecule at a different angle. The position of the two "OH" groups can actually vary from one astaxanthin molecule to the other, either rising above the plane level of the molecule, or sinking below that level. Molecules with these different orientations are called "enantiomers."

In nature there are three main enantiomers of astaxanthin. These are called 3S-3'S, 3R-3'S, and 3R-3'R. To see the difference, imagine that the hydroxyl
(OH) groups are either sticking out of the page ([]) or into the page (...), as represented here:

                               [Molecular Graphic]
                               ASTAXANTHIN 3S,3'S
                      0,3'-dihydroxy-4,4'-diketo-0-carotene

                               [Molecular Graphic]
                               ASTAXANTHIN 3R,3'S

                               [Molecular Graphic]
                               ASTAXANTHIN 3R,3'R

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

The orientation of the molecules is significant. When molecules react with each other, they have to fit together. If the molecules do not fit, they will not react. Thus, one enantiomer might function in your body while another one is completely useless.

Differences in spatial configuration are important. A recent study by the U.S. FDA showed that farmed salmon could be easily distinguished from wild salmon, because farmed salmon are fed synthetic astaxanthin. Synthetic astaxanthin contains primarily the 3R-3'S enantiomer. Salmon are unable to convert this to 3S-3'S - the more common form in nature, and the same form found in HAEMATOCOCCUS. Thus, salmon fed synthetic astaxanthin can be clearly distinguished from those fed natural astaxanthin. In shrimp, the main form of astaxanthin is also the 3S-3'S isomer. A recent study showed that the astaxanthin from HAEMATOCOCCUS had a superior bio-efficacy over synthetic astaxanthin, resulting in higher survival of shrimp larvae or juveniles.

Another difference between natural and synthetic astaxanthin is that esters do not occur in synthetic astaxanthin. The diagrams on the previous page show molecules of "free" astaxanthin. In nature, however, most astaxanthin occurs as an "ester." You can make an ester by attaching a fatty acid to either one or both of the "OH" groups. You have probably heard of "essential" fatty acids as important components of your diet. Synthetic astaxanthin has no fatty acids, so it is "free." Scientists believe that one of the main advantages of astaxanthin esters is that they can be stored in tissues for a long time without being oxidized.

In salmon, astaxanthin esters predominate in the skin and eggs, while free astaxanthin is the main form in the flesh and serum (blood). In shrimp, astaxanthin esters also predominate, except in the ovaries and eggs. In red sea-bream, most astaxanthin esters are found in the skin. Unlike synthetic astaxanthin, HAEMATOCOCCUS astaxanthin is extremely rich in esters - the most common and stable form in nature.


THE ASTAFACTOR-TM- MARKET. We believe that a market is developing for astaxanthin as a nutritional supplement, or nutraceutical. There is growing evidence in the scientific and medical literature of the value of astaxanthin to human wellness. We believe the potential market is in the range of several hundred million dollars per year. Although we face competition in this market, we believe that the combination of our product quality and production capacity will provide us significant competitive advantages. We began sales of THE ASTAFACTOR-TM-, our nutraceutical astaxanthin product, on March 30, 2000. For more information about THE ASTAFACTOR-TM-, please see "Management's Plan of Operation - (1) THE ASTAFACTOR-TM- - Nutraceutical Astaxanthin."

THE AQUAXAN-TM- MARKET. We began selling astaxanthin-rich microalgae meal under the trade name AQUAXAN-TM- in July 1999. The primary market for astaxanthin in animal feeds is in salmon feed, although feeds for trout, sea-bream and poultry also include astaxanthin. The global market for astaxanthin in salmon feeds in 1998 was estimated to be $185 million. The largest competitor in this market is Hoffman-LaRoche, which is estimated to have more than 95% market share. However, Hoffman-LaRoche produces synthetic astaxanthin, which is a different molecule than the natural astaxanthin found in HAEMATOCOCCUS. We believe there are now niche markets for natural astaxanthin, and that those markets could grow depending upon consumer preference for a natural alternative. We would need a large increase in our production capacity to satisfy a significant demand for AQUAXAN-TM-, and any such increase would require significant capital and the time to construct expanded production facilities. We do not intend to seek financing for any such expanded production capacity unless we


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receive firm orders for significant additional sales. We cannot guarantee that such orders will occur. For more information about AQUAXAN-TM-, please see "Management's Plan of Operation - (3) Aquaxan-TM- - Natural Astaxanthin for Animal Feed".

(2)  NUTRACEUTICAL PRODUCTS


We are currently planning to launch a second nutraceutical product in the year 2001. We believe the potential market for this product exceeds $100 million per year. At this time, we are not aware of any competitors that produce this product. The State of Hawaii Department of Agriculture recently approved our request to import the relevant species of microalgae that we will use to produce this product. We began pilot production of this microalgae in October of 1999. We expect production trials will require at least six months, and that product formulation and marketing may require an additional six months. At present, we cannot be certain that we will be successful in any or all of the many steps required to bring this product to market. For more information about this product, please see "Management's Plan of Operation - (2) Our Second Nutraceutical Product."


Currently, several nutraceutical products exist that are derived from photosynthetic microalgae. These products, discussed below, sell in the range of $100 to more than $1,000 per kilogram of dried algae.

         1) CHLORELLA. The primary market for this product is in Japan and several other Asian countries. The production process, which relies to a great degree on open pond technology, was developed in the 1970s. We estimate the market size to be approximately $100 million per year.

         2) SPIRULINA. This product is sold primarily in Europe, Asia and North America. The production process, which relies primarily on open pond technology, was developed in the 1970s. We believe the major producers include Cyanotech, Earthrise Farms of California, and recent new enterprises in mainland China. We estimate the total market size to be approximately $50 million per year.

         3) DUNALIELLA. This product is a rich source of natural beta-carotene. The production process relies primarily on open pond technology developed in the 1970s. There are other sources of natural beta-carotene, and we have no estimates of the market share taken by DUNALIELLA. We believe the total market for beta-carotene, including the synthetic compound, is approximately $500 million per year.

         4) "SUPER BLUE-GREEN ALGAE." The primary component of this product is the blue-green algae known as APHANIZOMENON FLOS-AQUAE that grows wild in Klamath Lake, Oregon. We know of only one supplier for this product, Cell Tech, which uses a multi-level marketing method. We believe that sales are approximately $100 million per year.

         5) HAEMATOCOCCUS. We believe the largest supplier of this astaxanthin-rich microalgae is AstaCarotene of Sweden. We estimate the current European market to be approximately $15 million per year. We are aware of one other company, Cyanotech, that has begun selling this nutraceutical.

We believe that many more nutraceutical products could be developed from microalgae, provided that the microalgae can be produced in commercial quantities. Known or potential nutritional supplements that have been identified among the microalgae include omega-3 fatty acids, vitamins and anti-oxidants.

The production methods for cultivated microalgae nutraceuticals are based entirely on open-pond technology developed in the 1970s. Despite numerous attempts, no new microalgae products

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

manufactured in open ponds have come to market in the past 25 years. The only new microalgae products developed in this market are either harvested from the wild (Super Blue-Green Algae) or produced in closed-system photobioreactors (HAEMATOCOCCUS).

Hundreds of microalgae species have been cultivated in laboratory photobioreactors over the past 50 years. To our knowledge, the AGM has all the features - and more - of laboratory photobioreactors currently in operation. We therefore believe that hundreds species of microalgae may be cultivated for commercial purposes through the use of our AGM technology.

(3)  PHARMACEUTICAL DRUG DEVELOPMENT - DRUGS FROM THE SEA-TM-

Most pharmaceutical products developed to date have been derived from land-based plants, and the bio-diversity of microalgae is comparable to that of land-based plants. There is abundant evidence from recent research of the presence of bioactive substances among the microalgae. Such bioactive compounds include drug candidates like CRYPTOPHYCIN and LAULIMALIDE, which are currently in active development or lead optimization.

Our own effort in drug development is aimed at identifying and characterizing bioactive compounds derived from microalgae that we cultivate. To the extent we are successful in these efforts, we believe that many pharmaceutical and biotechnology companies will be interested in collaborating with us. We believe this interest will exist primarily because of our AGM technology, which we view as uniquely capable of providing the large quantities of pure material required for research, development and manufacture of drugs from microalgae.


We do not currently have the expertise to develop and commercialize pharmaceutical products on our own. Our general strategy is to seek collaborative research and development and sales, marketing and distribution relationships with established pharmaceutical companies in order to develop and commercialize potential microalgal pharmaceutical products. In June 2000, we created our first Microalgae Compound Library, in conjunction with EnzyMed (recently acquired by Albany Molecular Research; NASDAQ:AMRI), for the purpose of drug discovery via licensing to the biopharmaceutical industry. Shortly thereafter, we submitted the library to the U.S. National Cancer Institute for screening against 60 cancer cell lines. The library continues to be under investigation.

In January 2001, we executed an agreement to develop new pharmaceuticals from a collection of more than 2,000 strains of microalgae held by University of Hawaii. The collection has already produced CRYPTOPHYCIN and LAULIMALIDE, two anti-cancer drug candidates licensed to major pharmaceutical companies and now in clinical trials. The collection contains 170 other new, bioactive compounds that have never been tested against other diseases. We plan to develop compound libraries from these molecules, and will apply our proprietary cultivation technology to produce quantities sufficient for pre-clinical trials. Under the agreement, University of Hawaii will receive approximately $550,000 over the initial two-year term for maintenance and research work on the collection and royalties from any new drug candidates discovered by Aquasearch. We are pursuing drug discovery agreements with research groups at other medical schools in the United States. Our development of pharmaceutical products from microalgae involves many significant risks and uncertainties, however, and our efforts in this area may be unsuccessful. For more information about our pharmaceutical drug development efforts, please see "Management's Plan of Operation - (4) Drug Discovery Libraries and - (5) Expanding Our Product Pipeline."


(4)  PIGMENTS FROM MICROALGAE

Using our AGM technology, we have the capability of cultivating additional microalgae species rich in pigments. Microalgae contain the entire spectrum of colors found in nature, including more than 1,000 specific pigments. These pigments may be useful as colorings in foods, cosmetics, textiles, and feeds. We believe that natural pigments found in microalgae can be substituted for synthetic pigments currently used in the food processing industry. For example, canthaxanthin is used widely in the food industry today for colorings in cakes, candy, soda and processed meats. We estimate the worldwide market for synthetic canthaxanthin is currently in excess of $200 million. We are aware of many microalgae species that contain a high percentage of canthaxanthin. Similarly, there is a growing demand for natural pigments in cosmetics, skin and hair care products that could be derived from microalgae species.

We believe our own expertise is strongly leveraged by our membership in the Marine Bioproducts Engineering Center (MarBEC) at University of Hawaii and University of California, Berkeley. One of

MarBEC's main goals is to identify and formulate microalgae-derived pigments for a variety of commercial applications. MarBEC estimates the potential worldwide market for new pigments from microalgae to be in excess of $1 billion. As a charter member of MarBEC, we have preferential intellectual property rights to any new products or technology developed by MarBEC. We believe we are the only MarBEC Industry Partner with the capability to produce microalgae in commercial-scale closed-system photobioreactors. Our development of additional microalgae pigmentation products involves many significant risks and uncertainties. For more information about our collaboration with MarBEC, please see "Management's Plan of Operation - (5) Expanding Our Product Pipeline."

OUR STRATEGY

Our objective is to be the global leader in microalgae cultivation technology, as well as the leading producer of pharmaceuticals, nutraceuticals, and high-value commodities from microalgae. We have several strategies to achieve these goals.


         1) BUILD SIGNIFICANT MARKET SHARE IN THE NUTRACEUTICAL ASTAXANTHIN MARKET. We intend to build upon our position as the leading producer of superior quality natural astaxanthin from microalgae. Our marketing strategy includes both direct marketing to the consumer as well as through established third party distribution channels.

         2) BUILD A MARKET IN DRUG DISCOVERY. A significant part of our drug discovery program plan is our agreement with University of Hawaii, which gives Aquasearch exclusive rights to more than 100 unique, bioactive compounds from microalgae. We plan to cultivate the microalgae in this collection, purify the known bioactive compounds, and then produce Compound Libraries for pre-clinical studies. We expect to further develop new drug candidates in collaboration with strategic partners in the biopharmaceutical industry.

         3) BUILD MARKET SHARE IN THE ASTAXANTHIN ANIMAL FEED MARKET. Our AQUAXAN(TM) product - superior in astaxanthin content to any other natural source - attracted two customers within one week of its availability. We believe that this product will help us build a reputation for quality, which we intend to leverage to build market share. Martin Guerin, formerly Cultor's leading manager for development of the astaxanthin market, presently serves as our Vice-President, Sales and Marketing. We also maintain a strong relationship with Cultor as a preferred distributor, through which our astaxanthin products will gain faster access to the world market than would have been possible if we had attempted to build our own marketing and distribution channel first. We plan to independently develop and/or collaborate with corporate partners to develop additional applications for AQUAXAN(TM).

         4) CONTINUALLY IMPROVE AND ENHANCE OUR CORE PLATFORM TECHNOLOGY. Our AGM technology has produced the first new commercial product in 25 years from the cultivation of photosynthetic microalgae. We believe that our proprietary technologies and processes provide us with a significant competitive advantage over other known microalgae cultivation technologies. We expect that further improvements in our automated process control systems will lead to even greater product quality, yield, and productivity per employee. This year we plan to expand applications of AGM and related technologies to other microalgae species for new commercial products.

         5) DEVELOP OTHER COMMERCIAL PIGMENTS. We expect that the award of a $2.4 million project from the U.S. Department of Energy to develop high value products from microalgae will provide the largest springboard for product development. Of the total $2.4 million award, we expect to receive $1.2 million over three years pursuant to a subcontract with Physical Sciences, Inc. We also believe that our partnership in MarBEC will leverage the development of commercial pigments from other species of microalgae. This is a central goal of MarBEC research, and one of the prime reasons we chose to be an Industrial Partner.

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


         6) EXPAND STRATEGIC ALLIANCES. We intend to strengthen existing partnerships and develop new relationships to commercialize microalgae products. In particular, we are targeting potential partners - like MarBEC, Albany Molecular Research, and biopharmaceutical companies in general - that have greater research and development, scientific, technical, financial, marketing, sales and/or distribution resources than we do. Our main objective is to create mutually beneficial alliances that create and expand markets for our products.


MANUFACTURING

ASTAXANTHIN. We began cultivating HAEMATOCOCCUS PLUVIALIS at our current facility in 1995. Our production process employs:

         -   AGM photobioreactors;
         -   "finishing" ponds;
         -   final processing; and
         -   automated process control throughout the production system.

The AGMs are harvested regularly into finishing ponds where we cause the microalgae to synthesize astaxanthin, i.e. turn red. Once optimal "reddening" has occurred, the microalgae are de-watered and the ponds emptied. The resulting product is then further processed and packaged using proprietary equipment and processes.

OTHER MICROALGAE. All microalgae require controlled temperature, light, nutrients, pH, and certain other parameters to grow optimally. Our proprietary AGM process control software allows the operator to set desired limits on most critical growth parameters within minutes. As a result, the AGM can be used to cultivate a wide variety of microalgae.

To demonstrate the power of AGM technology, we have cultivated species of microalgae with widely different growth requirements, including:

         - CHLORELLA SOROKINIENSIS;

         - LYNGBYA LAGERHEIMII; and

         - HAEMATOCOCCUS LACUSTRIS.

To our knowledge, none of these species have ever been cultivated outside the laboratory.

We have also cultivated SPIRULINA PLATENSIS in a direct, side-by-side comparison to open ponds, the standard means of commercial production for this species. In a four-week experiment, average productivity of the AGM was double the productivity in open ponds.

For our second nutraceutical product we intend to cultivate another microalgae species that has never been cultivated outside the laboratory. Based on past performance of the AGM, we do not anticipate any extraordinary challenges in producing this microalgae.

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PRODUCTION CAPACITY. Astaxanthin production is now utilizing 100% of our finishing pond production capacity. However, we purposely planned excess production capacity in AGM photobioreactors and final processing. This approach allows us several important options.

         1) ASTAXANTHIN PRODUCTION. We can increase astaxanthin production in two ways:


              - OPTIMIZATION. In 1999, we increased astaxanthin content by 50%, and tripled HAEMATOCOCCUS productivity. In late 2000, we increased productivity by another 30%. These increases in production were due entirely to optimizing growing conditions through research. We believe more optimization is possible. We have achieved 6% astaxanthin content in the laboratory, which alone would again double our production. We could more than triple production if we attain the greater than 10% content reported in the scientific literature. We are now working on additional methods which, if applied in AGMs and finishing ponds, might independently double production. Based on our operations to date, we believe that optimized production will require no additional capital.


              - MORE PONDS. We can increase production capacity five-fold by creating additional finishing ponds. We have property available for additional ponds, and pond construction is relatively low in capital cost. We will exercise this option only in response to market demand.

         2) OTHER MICROALGAE. We are now focused on microalgae that do not require the use of finishing ponds in the production process. This approach allows us to use the 80% excess capacity we have in AGMs. We can devote this AGM production capacity to:

              - OUR SECOND NUTRACEUTICAL PRODUCT. We believe we can produce enough microalgae to sustain our first year's production in this new market, without any increase in production capacity. We base this belief on knowledge - reported in the scientific literature - regarding growth rates and content of the bioactive compound in this species. We intend to optimize yields and processing protocol in pilot production runs over a period of no less than six months.

              - ADDITIONAL PRODUCTS. Currently, we can simultaneously grow up to five different microalgae species at full production scale. We do not intend any of this production for immediate sales. However, the rigorous process of pilot production and processing allows us to:

                  1.  optimize productivity;

                  2.  formulate the finished product; and

                  3. ascertain production economics based on careful measurements rather than assumptions.

MARKETING AND SALES

Our primary business strategy is to establish our reputation as the global leader in developing and manufacturing high value microalgae products. Our marketing strategy may vary depending on the product and its market, but is based on these two fundamental principles:

         1) CREATE AN ALLIANCE WITH THE CONSUMER. In each of our currently chosen markets, the "consumers" are quite different. The consumers of AQUAXAN-TM- are animal feed companies. The consumers of the ASTAFACTOR-TM- are individuals. The consumers of DRUGS FROM THE

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              SEA-TM- are biopharmaceutical companies. In each of these markets, we seek a relationship that allows direct communication and mutual benefit. This type of relationship ensures that the consumer receives current and accurate information regarding the product, and that we receive information enabling us to improve the product.

         2) SELL DIRECTLY TO THE CONSUMER. This approach should always allow us to maximize profit. In markets where competitors do not sell directly to the consumer, our ability to minimize cost to the consumer may offer a competitive edge.


AQUAXAN-TM-. The international nature of the animal feed market requires reliance on global feed producers or distributors. Our relationship with Cultor, the world's second largest user of astaxanthin in animal feed, has allowed us to develop certain strategic research and development, sales and marketing and distribution arrangements. At the same time our recently modified agreement, which is in effect for one more year, releases us from the requirement to sell exclusively to or through Cultor. We are currently working through other companies on product trials in various countries. These trials are designed to provide data that will fulfill regulatory requirements, and thus further expand our market. We believe our strategic relationship with Cultor has reduced the time to market and increases the likelihood of market acceptance for AQUAXAN-TM-.

Sales of AQUAXAN-TM- began in July 1999 to a European life science company, and in September 1999 to a Japanese company. Our strategy is to build market share based on a reputation for quality and dependability. We believe there is a perception in this market that other producers of natural astaxanthin have failed to deliver product of consistently high quality. We believe this market has a significant demand for natural astaxanthin, and that demand will fall upon the first dependable producer of a high quality product. Based on our production capability and the quality of our product, we anticipate receiving more orders for AQUAXAN-TM- in the near future. We will determine whether to capitalize additional production capacity for AQUAXAN-TM- based on the demand for the product.


NUTRACEUTICAL ASTAXANTHIN. We began sales of THE ASTAFACTOR-TM-, our nutraceutical astaxanthin product, on March 30, 2000. We are actively considering certain proposals that include strategic alliances, distributorships and direct sales. We prefer a direct sales approach. However, we would consider entering into a strategic alliance that offered greater marketing or distribution capability along with significant profit sharing.

DRUGS FROM THE SEA-TM-. The market for our drug discovery products is the biopharmaceutical industry. We believe that microalgae-derived substances with demonstrated bioactivity represent a substantially new source of potential pharmaceuticals. Unlike many biotechnology companies, we do not intend to develop the expertise necessary to carry any drug candidate through the entire process of regulatory approval. Instead, we prefer to focus on developing substances to the pre-clinical stage, and then to rely on strategic alliances to take drug candidates through the regulatory process. This approach may diminish our percentage ownership or revenues related to any approved drug. However, this strategy allows us to focus on our expertise in microalgae cultivation and biochemistry. We intend to rely on strategic alliances with companies in the biopharmaceutical industry that have much greater resources than we do in areas of lead optimization, regulatory approval, sales and marketing.


We produced our first Compound Library in June 2000. It is currently being tested by the U.S. National Cancer Institute. We believe that a positive result of these tests would validate our approach, and would facilitate marketing of this and other Compound Libraries. Our marketing approach is to directly contact senior managers and scientists in biopharmaceutical companies we have identified as potential alliance partners. We have already received strong expressions of interest in our libraries from several companies. For more information on this market, please see "Management's Plan of Operation - (4) Drug Discovery Libraries."


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STRATEGIC ALLIANCES AND PARTNER RELATIONSHIPS

ENZYMED


In December 1998, we entered into a Compound Library Agreement with EnzyMed to develop libraries of compounds that would be researched for new drug candidates. As part of this collaboration, we have agreed to (1) identify and cultivate bioactive microalgae species, and (2) chemically extract, test, and purify the bioactive fractions. Our tests rely on cell cultures, human tissue cultures and genomic screens, conducted in collaboration with certain university research laboratories. EnzyMed has agreed to apply its proprietary process of "Combinatorial Biocatalysis" to our unique extracts of microalgae. From each unique extract, this enzymatic process typically creates multiple compounds, many of which may be new to medical science. EnzyMed has demonstrated capability in Combinatorial Biocatalysis. EnzyMed was recently acquired by Albany Molecular Research (NASDAQ: AMRI). Aquasearch and Albany completed the first Compound Library in June 2000. Albany's contract customers for this type of "lead optimization" include Merck, Lilly, Hoffman-LaRoche, Novartis and other biopharmaceutical companies.



The compounds resulting from Combinatorial Biocatalysis comprise the "libraries." We believe that Microalgae Compound Libraries will be viewed as uniquely valuable to the biopharmaceutical industry because they represent a resource of great diversity that has yet to be explored.

We have agreed with Albany to jointly market these libraries to biotechnology and pharmaceutical companies that would screen the libraries for new drug candidates. To the extent we are able to enter into typical industry agreements in connection with our drug discovery efforts, we anticipate deriving revenues from the following:

         - library access fees, with access limited in time and restricted to certain disease areas;

         -  license fees for any drug candidate that emerges from screening;

         - milestone payments triggered by generally recognized steps in the FDA drug approval process; and

         -  royalties on sales of any approved drug.

CULTOR

In May 1996, we entered into a three-year exclusive Distribution and Development Agreement with Cultor. We agreed to act as the exclusive worldwide supplier of natural astaxanthin from microalgae to Cultor in the field of animal feed and animal nutrition and Cultor agreed to act as the exclusive worldwide distributor of our natural astaxanthin in the field of animal feed and animal nutrition. We also entered into a Stock Subscription Agreement under which Cultor purchased 400,000 shares of our common stock at a purchase price of $0.50 per share. In January 1998 we extended the Distribution and Development Agreement to four years. In June 1999, we modified the agreement and extended it through June 2001.

The following description of certain terms and conditions of the Cultor Distribution and Development Agreement does not purport to be complete and is qualified in its entirety by reference to the definitive agreement.

THE INITIAL AGREEMENT. Key features of the Cultor Distribution and Development Agreement initially provided for:

         - PRODUCT DEVELOPMENT. Aquasearch and Cultor would jointly develop a natural astaxanthin product for use in animal feeds. Cultor would take prime responsibility for conducting product trials, establishing a product identity and obtaining regulatory approvals.

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         -    PRODUCTION. We would meet certain production targets in September
              1997 and September 1998.

         - MARKETING, SALES AND DISTRIBUTION. Cultor would be responsible for selling the product through its global distribution network.

         - PROFIT SHARING. We would share equally in the margin between the production cost and the net sales price, less commissions and distribution costs.

         - A JOINT VENTURE OPTION. Cultor could, at its option, form a joint venture with us for the exclusive purpose of producing astaxanthin for use in animal feeds, in which it would have a minimum of 50% ownership.

In 1996 and 1997 Cultor devoted substantial resources to conducting product trials, market research, and product and trademark registration. By mid-1997, we were unable to raise enough capital to expand our production capacity to meet our production targets. We agreed to extend our agreement by one year.

THE 1998 MODIFIED AGREEMENT. We agreed to move production and sales targets up by one year, to September 1998 and September 1999, and to extend the agreement through September 2000.

We raised enough capital to begin expanding our production capacity in early 1998. Cultor participated in the expansion by providing to us a senior engineer with substantial experience in design and construction of bio-product manufacturing plants, who spent many weeks on site throughout the process of design and construction. We expected construction to be completed later than our September target date, but both companies continued to plan a product launch.

In early 1999 Danisco, a Danish food products company, acquired Cultor. New management has made certain strategic decisions that may ultimately involve the sale of Cultor companies, including Ewos, that would have an interest in AQUAXAN-TM-. For the time being, however, Cultor remains intact and maintains certain marketing and distribution channels pertinent to AQUAXAN-TM-.

THE 1999 MODIFIED AGREEMENT. In June 1999, we amended our agreement with Cultor with the following significant modifications:


         - TRADEMARK. The AQUAXAN-TM- brand name, with registration approved or pending in 16 countries, was transferred to us.


         - PRODUCT DEVELOPMENT. Cultor will continue to assist us in conducting product trials and obtaining regulatory approvals, and we will pay associated costs.

         - MARKETING, SALES AND DISTRIBUTION. Cultor agrees to purchase a certain minimum amount of AQUAXAN-TM- through June 2000.


         - EXCLUSIVITY. We were released from the requirement to sell AQUAXAN-TM- exclusively to or through Cultor, but Cultor is committed to purchasing AQUAXAN-TM- from us, provided that it meets or exceeds mutually agreed specifications.


         - CULTOR IS A PREFERRED CUSTOMER. Cultor may continue to market AQUAXAN-TM- for two years, through June 2001. Cultor has the right to pre-empt any purchase of a certain significant amount by other customers, provided Cultor meets the terms of such a proposed sale.

         - NO JOINT VENTURE. We retain all potential ownership of AQUAXAN-TM-production. Cultor relinquishes its option to form a joint venture.

We have developed a strong working relationship with Cultor over the past few years, and we believe our current agreement supports a continuing alliance of mutual benefit.

MARBEC

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Our Industrial Partnership in MarBEC is key to developing our product pipeline.
MarBEC is a five-year, $26 million Engineering Research Center, or ERC, funded in 1998 by the U.S. National Science Foundation. There are fewer than two dozen ERCs in the U.S. In 1998, more than 160 universities competed for only five ERCs awarded by the National Science Foundation.

MarBEC combines the expertise of world-leading marine science and ocean engineering programs at the School of Ocean and Earth Sciences and Technology at University of Hawaii with the nationally-famous chemical engineering program at the Department of Chemical Engineering at the University of California, Berkeley.

MarBEC's main research focus is the discovery and development of new products from microalgae. The Industrial Partnership, for which we have agreed to pay $20,000 annually, provides the following specific benefits:

         -    new research results prior to public disclosure;

         -    preferential rights to intellectual property;

         - privilege to sponsor focused research, resulting in exclusive intellectual property rights;

         - preferred access to specialized and unique facilities and equipment;

         -    preferred access to microalgae culture collections;

         - membership on the Industrial Advisory Board along with current members Cargill and Cyanotech;

         -    opportunity to influence specific research; and

         -    preferential access to student interns.

On average, ERCs have 35 industry partners. The prime benefits cited by industry partners in other ERCs include networking with related companies, advance awareness of new products and technology and the availability of graduates with superior training and education as future employees.


UNIVERSITY OF HAWAII AT MANOA

In January 2001, we executed an agreement to develop pharmaceuticals from a unique collection of approximately 2,000 strains of microalgae held by the University of Hawaii. The agreement gives Aquasearch exclusive rights to more than 100 unique, bioactive compounds from microalgae contained in the collection. Two of the compounds are now in Phase II clinical trials for treatment of cancer. Most importantly, the bioactive compounds have never been tested in any disease BUT cancer. It is possible that some of these compounds will also prove active against other diseases. Under the agreement, the University will receive approximately $550,000 over the initial two-year term for maintenance and research work on the collection and royalties on any revenues to Aquasearch that derive from the use of the collection.


COMPETITION

MICROALGAE CULTIVATION TECHNOLOGY

OPEN POND TECHNOLOGY. Open pond technology was developed in the 1950s and 1960s and formed the basis of many commercial enterprises beginning in the 1970s. Many companies throughout the world use open ponds to cultivate three species of microalgae: SPIRULINA, DUNALIELLA and CHLORELLA. Despite numerous attempts to cultivate other microalgae in open ponds, not a single new product has been produced using this technology in the past 25 years. Our own research has demonstrated that SPIRULINA production in AGMs is double that achieved in open ponds. We do not intend to produce any microalgae in open ponds. We do not believe this technology represents significant competition.

FERMENTATION. We are aware of two U.S. companies, Martek of Maryland and Omega-Tech of Colorado, that produce commercial quantities of microalgae using modified fermentation processes. Fermentation must be carried out in the dark. Very few species of microalgae can grow in the dark, because most microalgae -like most other plants - depend upon light to perform photosynthesis. Furthermore, standard fermentation vessels must be significantly modified for cultivating marine organisms because the common vessel material, stainless steel, is rapidly corroded by saltwater. Fermentation may prove effective for cultivating certain microalgae, but we believe its application is severely limited.

HARVESTING FROM THE WILD. We are aware of one company, Cell Tech of Oregon, that harvests natural "blooms" of microalgae. A "bloom" is an unusually high concentration of microalgae, generally

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dominated by a single species, that usually occurs in spring or summer. We do not believe this process is sufficiently dependable or controllable to represent significant competition. First, microalgae blooms in nature are generally at least 10 times lower in concentration than cultivated microalgae. Second, relatively few species of microalgae actually create blooms. Third, the timing and intensity of blooms is subject to local climate, water conditions, and other factors that are difficult if not impossible to control. Finally, many blooms may be dominated by a single species of microalgae, but often include significant percentages of other species that may not be desirable.

CLOSED SYSTEM PHOTOBIOREACTORS. We believe that AGM technology is the first closed-system, process-controlled photobioreactor ever to be operated at commercial scales larger than 2,750 gallons (10,000 liters). We are aware of only two companies in the world - Biotechna of Australia and Thallia Pharmaceuticals of France - that possess proprietary photobioreactor technology. Compared to the AGM, we believe that both of these photobioreactors:

         -  are much smaller in scale;

         -  have a more limited operating history; and

         -  are more sensitive to significant cost barriers.

Although many other photobioreactors are in operation, to our knowledge all are operated by universities or research institutes, are 100 times smaller than the Ultra-AGM, and are not used for commercial purposes. It is possible that competing photobioreactor technologies already exist, or may emerge in the future, that could adversely affect our perceived technical and competitive advantages. However, we believe that AGM technology is now more advanced than any other photobioreactor technology. For more information on the AGM technology, please see "Business - Microalgae Production
Technology - The Aquasearch Growth Module (AGM)."

AQUAXAN-TM-


Competitors in the market for astaxanthin used in animal feed include BASF, Hoffman-LaRoche, Cyanotech, AstaCarotene and Igene. Of these, only Cyanotech and AstaCarotene produce natural astaxanthin from Haematococcus. Cyanotech's current product has significantly lower astaxanthin content than Aquaxan-TM-, which we believe provides us with a competitive advantage. We believe that AstaCarotene's production capability in Sweden is much more capital-intensive than ours, and therefore provides us with a cost advantage. We believe that Igene's yeast product, the chemical form of which is different from that found in nature, although possibly successful in the Americas, may face problems with consumer-acceptance in Europe. Currently, the synthetic astaxanthin manufactured by BASF and Hoffman-LaRoche dominates the market. Both of these companies have significantly greater research and development, technical, financial, management, marketing and sales resources than we do. However, synthetic astaxanthin can be differentiated from the natural alternative, which we believe may provide us with certain competitive advantages. Although BASF and Hoffman-LaRoche may continue to dominate the $185 million market for astaxanthin, we believe that a significant niche exists for a high quality, natural source of astaxanthin.


Hoffman-LaRoche has maintained the market price of synthetic astaxanthin at approximately $2,500 per kilogram for more than a decade, when no viable competitive product was available. However, Hoffman-LaRoche could reduce the price of its synthetic astaxanthin product significantly in response to the introduction of any competing natural astaxanthin product. Any such pricing or other competitive pressure could have a material adverse effect on our business, financial condition, results of operations and relationships with corporate partners. Products of which we are not aware, or products that may be developed in the future, may also adversely affect the marketability of AQUAXAN-TM-.

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THE ASTAFACTOR-TM-

Many of the potential competitors for THE ASTAFACTOR-TM-, our nutraceutical astaxanthin product, are the same as for AQUAXAN-TM-. However, to our knowledge neither BASF nor Hoffman-LaRoche has indicated an interest in this market. Furthermore, we believe that consumers of nutraceuticals prefer products from natural sources to synthetic ones, and will not pay premium prices for synthetics if they are available. We are aware of many companies interested in marketing nutraceutical astaxanthin, but of these only Cyanotech and AstaCarotene produce the product from HAEMATOCOCCUS. We believe our production process has cost advantages over those of both companies - a lower production cost than Cyanotech because our product is twice as concentrated, and a lower capital cost than AstaCarotene because Hawaii's climate requires less costly modification than Sweden's climate. The remaining known producers of astaxanthin may face certain challenges that we do not. We believe that the krill extract sold by Itano of Japan is much more expensive to produce than HAEMATOCOCCUS. We believe that Igene's genetically-modified yeast product may not be as readily accepted as our natural astaxanthin product by consumers of nutraceuticals.

DRUGS FROM THE SEA-TM-

The search for new pharmaceuticals is more intensive than it has ever been. According to a report on the biopharmaceutical industry issued by Andersen Consulting in November 1997, drug companies will have to expand their product pipelines by a factor of 10 in the five years ending 2002 in order to maintain the industry's historic growth rate of 15% per year. The majority of new drugs originate from natural sources. The pharmaceutical industry must explore bacteria, fungi, plants and animals for new drugs.

We believe that DRUGS FROM THE SEA-TM- could be a significant source of new drugs, because it offers the potential to screen almost half the plant kingdom for the first time. We are not aware of any significant commercial effort to screen microalgae. Biopharmaceutical companies are reluctant to screen any natural substance that cannot be "re-grown" in quantities sufficient to supply the requirements of clinical trials. Laboratory scale photobioreactors cannot supply enough material for clinical trials. We believe this lack of supply is the main reason that biopharmaceutical companies have not shown great interest in screening microalgae.


Competition is not likely to come from companies that provide bacteria or fungi. Soil bacteria and fungi have been so thoroughly screened for pharmaceuticals that more than 95% of the so-called "active leads" identified in screening programs prove to be rediscoveries of known compounds.


We believe that potential competitors in this market must have the demonstrated ability to cultivate kilogram quantities of raw material under controlled conditions that assure repeated quality. In our opinion, AGM technology makes this possible. We are not aware of any competing technology that can meet the requirements for repeated production of kilogram quantities of microalgae of stable quality. We are not aware of any other microalgae company engaged or interested in the possibility of pharmaceutical drug development that also has the capability of large-volume, commercial scale cultivation represented by our AGM technology.

COMPETITION IN GENERAL

We intend to develop other natural products from microalgae that will compete with existing natural and synthetic products. We anticipate that competition to develop additional microalgae products will be intense. Our future competitors could include major pharmaceutical, food processing, chemical and specialized biotechnology companies, many of which will have financial, technical and marketing resources significantly greater than ours. Specialized biotechnology companies may form collaborations

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with large established companies to support research, development and commercialization of products that may compete with our future products. Academic institutions, governmental agencies and other public and private research organizations are conducting research activities and seeking patent protection and may commercialize products that compete with ours. Any products of which we are not aware, or products that may be developed in the future, may adversely affect the marketability of new products we develop.

Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, successfully perform under any supply agreements, implement research and development and production plans, obtain patent protection and secure adequate capital sources.

PATENTS, LICENSES AND PROPRIETARY TECHNOLOGY

We rely upon a combination of patents, copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain our competitive position. Our future prospects depend in part on our ability to obtain patent protection for our products and processes. We need to preserve our copyrights, trademarks and trade secrets. We also need to operate without infringing the proprietary rights of third parties.


We have been awarded a total of thirteen patents, relating to three inventions:


         -   the AGM apparatus  (Europe, Australia, Norway, Hong Kong,
             South Korea);

         - general processes for cultivating microalgae in photobioreactors (U.S., Europe, Australia); and

         -   processes for cultivating HAEMATOCOCCUS (U.S.).


We have additional patents pending internationally and in the United States.


The patent positions of biopharmaceutical and biotechnology companies, which are similar to ours, are generally uncertain and involve complex legal and factual questions. We cannot guarantee that any of our pending patent applications will result in issued patents, nor can we assure that we will develop more proprietary technologies that are patentable. Patents issued to our strategic partners or us may not provide a basis for commercially viable products or may not provide any competitive advantages. Third parties could challenge our patents. The patents of others could limit our ability to use certain processes or technologies. Any of these preceding situations could have a material adverse effect on our ability to do business. Furthermore, patent law relating to the scope of claims is still evolving in the technology fields in which we operate. As a result, the degree of future protection for our proprietary rights is uncertain. We cannot prevent others from independently developing similar or alternative technologies, duplicating any of our technologies, or, if patents are issued to us, designing around our patented technologies. We could incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits.


Others may have filed and in the future are likely to file patent applications that are similar or identical to ours. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office. Such proceedings could result in substantial cost to us. We cannot ensure that any such third-party patent application will not have priority over ours. Additionally, the laws of certain foreign countries may not protect our patent and other intellectual property rights to the same extent as the laws of the United States.

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Our future prospects also depend in part on our neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to our technologies and products. We cannot guarantee that we will not infringe the patents, licenses or other proprietary rights of third parties. We could in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third party patents. Any legal action against our strategic partners or us that claim damages and seek to enjoin commercial activities relating to the affected products and processes could subject us to potential liability for damages. Such legal actions could also require our strategic partners or us to obtain a license in order to continue to manufacture or market the affected products and processes. We cannot ensure that our strategic partners or we would prevail in any such action. We cannot ensure that any license, including licenses proposed by third parties, required under any such a patent would be available on terms that are commercially acceptable, if at all. We have not conducted an exhaustive patent search and we cannot ensure that patents do not exist or could not be filed that would have a material adverse effect on our ability to develop and market our products. There are many United States and foreign patents and patent applications in our area of interest. We believe there could be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our managerial and financial resources, which could have a material adverse effect on our business, financial condition, results of operations, and relationships with corporate partners. Please see "Legal Proceedings."

The enactment of legislation implementing the General Agreement on Trade and Tariffs, effective June 8, 1995, has changed certain United States patent laws. Most notably, the term of patent protection for patent applications filed on or after that date is no longer a period of seventeen years from the date of grant. The new term of United States patents begins on the date of issuance and terminates twenty years after the effective date of filing. This change in the law could substantially shorten the term of our patent protection, which may adversely affect our patent position.

We attempt to control the disclosure and use of our proprietary technology, know-how and trade secrets under agreements with the parties involved. However, we cannot ensure that others will honor all confidentiality agreements. We cannot prevent others from independently developing similar or superior technology, nor can we prevent disputes that could arise concerning the ownership of intellectual property.

GOVERNMENT REGULATION AND PRODUCT TESTING

Our current and potential products, and our manufacturing and research activities, are or may become subject to varying degrees of regulation by many government authorities in the United States and other countries. Such regulatory authorities could include the State of Hawaii Department of Health, the U.S. FDA, and comparable authorities in foreign countries. Each existing or potential microalgae product intended for human use that we develop or market, either directly or through licensees or strategic partners, may present unique regulatory problems and risks. Relevant regulations depend on product type, use and method of manufacture. The FDA regulates, in varying degrees and in different ways, dietary supplements, other food products, medical devices and pharmaceutical products. Regulations govern manufacture, testing, exportation, labeling and advertising.


Prescription pharmaceuticals and certain types of medical devices are regulated more vigorously than foods, such as dietary supplements. Any products we develop for use in human nutrition, pharmaceuticals, or cosmetics, could require that we develop and adhere to GMP as suggested by the FDA, ISO standards as suggested in Europe, and any other applicable standards mandated by federal, state, local or foreign laws, regulations and policies. Our current facilities and procedures do not yet fully comply with GMP or ISO standards, but we have not found it necessary to implement our plan for compliance. When the necessity arises, we believe we are ready to respond accordingly. It may be possible in the very near future to simultaneously qualify for both ISO 9000 and ISO 14000, and we may prefer to do so because compliance procedures can be expensive.


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We are or may become subject to other federal, state and foreign laws, regulations and policies with respect to labeling of products, importation of organisms and occupational safety, among others. Federal, state and foreign laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. We are working with Cultor, other distributors and potential customers to achieve compliance with foreign laws, regulations and policies pertaining to AQUAXAN-TM-. We are also working with certain consultants regarding compliance with FDA, GMP and ISO policies and regulations. We cannot ensure that any of our products will satisfy applicable regulatory requirements. Changes could occur in federal, state and foreign laws, regulations and policies and, particularly with respect to the FDA or other such regulatory bodies, such changes could be retroactive. Such changes could have a material adverse effect on our business, financial condition, results of operations and relationships with corporate partners.


Regulatory authorities may view AQUAXAN-TM- as a food additive.
Nutraceutical products we develop will be viewed as human dietary supplements. The FDA will require pre-market clearance for both of these product types if they are intended for ultimate human consumption in the United States. The process of obtaining FDA clearance for either a food additive or a human dietary supplement can be expensive and time consuming, although significantly less expensive than the process for obtaining clearances for a new pharmaceutical. Extensive information is required on the toxicity of the additive, including carcinogenicity studies and other animal testing. The FDA approved the Hoffman-LaRoche synthetic astaxanthin product as a food additive in 1995, but this does not guarantee that the FDA will grant similar approval for AQUAXAN-TM-. FDA clearance for dietary supplements can be obtained by notifying the FDA in writing of our intention to market a certain product and, if we do not receive any objection within a certain period of time, approval is implied. We received such FDA clearance for THE ASTAFACTOR-TM- in early 2000. We cannot ensure that any of our potential products will be cleared by the FDA on a timely basis, if at all.


AQUAXAN-TM- AND THE ASTAFACTOR-TM-, our nutraceutical astaxanthin product, are likely to be distributed in foreign countries, including the European Union, Japan, Canada and Australia. Regulatory approvals in foreign markets vary by country. AQUAXAN-TM- has been approved in Sweden for use in poultry feed and is considered by the Swedish authorities as a feed ingredient rather than a food additive. We believe the approval process for both AQUAXAN-TM- and THE ASTAFACTOR-TM- in Australia, Japan and certain other Asian countries will come under their "natural" status and be approved relatively quickly; however, we can provide no assurances in this regard. AQUAXAN-TM- has not been submitted to the European Union for approval, and we cannot guarantee that the determination by Swedish authorities will have any influence on the determination to be made by the European Union.

We are also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on our business, financial condition, results of operations and relationships with corporate partners.

EMPLOYEES


As of October 31, 2000, we had 42 full-time employees, of whom seven have Ph.D.s. Twenty-one are involved in the production and harvesting process, nine are involved in research and development and 12 are involved in administration and support. We consider relations with our employees to be very good. None of our employees are covered by a collective bargaining agreement.



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PROPERTIES

Our research, development and production facilities are located in the Hawaii Ocean Science and Technology (HOST) Business Park in Kailua-Kona, Hawaii. Our facility currently consists of approximately five leased acres containing a number of AGMs, finishing ponds, a processing facility, several laboratories, administrative offices and additional space for production and research and development. All our products are currently produced at this facility. We have no production facilities or offices outside the State of Hawaii.

We believe the location of our business in Hawaii and, in particular, the location of our facility in the HOST Business Park provide us with important competitive advantages. A combination of several factors make our facility at the HOST Business Park a favorable location to produce various species of microalgae:

         -    consistent warm temperatures;

         -    abundant sunlight;

         -    low rainfall;

         - access to HOST Business Park scientific equipment, personnel and facilities;

         -    tax incentives; and

         -    the provision of cold, clean seawater.

We believe that microalgae production facilities located in areas that lack these characteristics probably have much higher costs of production and fewer production days per year than we do at our facility.

At the HOST Business Park, we have access to cold, clean deep seawater that is pumped up from a depth of 2,000 feet. This seawater is used as a means of controlling temperature of the AGM, and could also be used as a source of nutrients for cultivating marine microalgae. We have access to a complete industrial infrastructure in Kailua-Kona. We are located only 30 miles from a deep water port and are immediately adjacent to an international airport.

We believe the HOST Business Park is an excellent location for our current facility. The seawater utility at this location is unparalleled for very large-scale commercial production of marine microalgae. To our knowledge, nowhere else in the world is there a location with the volume, purity and low cost of seawater we have available at the HOST Business Park. Large facilities for producing freshwater microalgae will be more economical at locations other than the HOST Business Park. The cost of site work in old lava at Kailua-Kona is more expensive than in many Hawaii locations where soil prevails. Conditions for very large-scale commercial production of microalgae are exceptional throughout the Hawaiian Islands. Our location on the Hawaiian Islands provides us with large tracts of available land with moderate temperatures, high sunlight, low rainfall, easy access to fresh water, cooling sea water and power, a favorable business environment and proximity to the renowned marine biotechnology expertise at MarBEC and the University of Hawaii. We believe the Hawaiian Islands provide one of the most advantageous and economical locations in the world to cultivate microalgae on a commercial scale.

The concentration of our existing and planned research and development facilities and production facilities in the HOST Business Park or elsewhere in Hawaii involves various risks and uncertainties from potential natural disasters such as volcanic eruptions, earthquakes, tidal waves, hurricanes and related phenomena indigenous to Hawaii.

We are in the process of obtaining a 30-year lease of our current five acre parcel from the Natural Energy Laboratory of Hawaii Authority, the state entity which administers the HOST Business

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Park. More than half of the 800-acre HOST Business Park facility is currently undeveloped and, as one of the fastest growing and largest employers in HOST Business Park, our lease application is likely to be considered favorably, although we can provide no assurances in this regard.


LEGAL PROCEEDINGS


On July 13, 1998, Cyanotech filed a complaint against us in the United States District Court for the District of Hawaii (Case No. CV98-00600ACK). In the complaint, Cyanotech sought declaratory judgment of non-infringement of our U.S. Letters Patent No. 5,541,056; invalidity of the 5,541,056 Patent; and non-misappropriation of our trade secrets relating to closed culture production of astaxanthin. Cyanotech filed the complaint after we expressed to Cyanotech our concern that Cyanotech infringed the 5,541,056 Patent and misappropriated our trade secrets.


On September 11, 1998, we filed an answer denying all of Cyanotech's allegations and a counter claim, alleging infringement of the 5,541,056 Patent; misappropriation of trade secrets; unfair competition; and breach of contract relative to the parties' 1994 Dissolution Agreement.

On December 14, 1998, Cyanotech filed a motion for partial summary judgment of non-infringement and invalidity of the 5,541,056 Patent.


On March 1, 1999, we filed a motion for partial summary judgment against Cyanotech for breach of contract and misappropriation of trade secrets. On March 26, 1999, we filed a cross-motion for summary judgment of patent infringement. All motions for summary judgment were heard in November 1999.


On December 30, 1999 the United States District Court for the District of Hawaii granted summary judgment on our motion that Cyanotech infringed the our patent, misappropriated our trade secrets and breached the terms of the parties' 1994 Dissolution Agreement. In its order, the Court found that the tube process used by Cyanotech for cultivating microalgae infringed the 5,541,056 Patent. The Court further found that Cyanotech violated the Uniform Trade Secrets Act and breached the 1994 Dissolution Agreement when it misappropriated trade secrets relating to our proprietary closed-system technology for cultivation of microalgae.

In addition, the Court denied Cyanotech's motion for partial summary judgment of non-infringement and invalidity of our patent. In doing so, the Court upheld the validity of the 5,541,056 Patent.

On January 14, 2000, Cyanotech filed a motion for reconsideration on the Court's December 30, 1999 order. We filed our opposition to the motion for reconsideration on February 1, 2000.

On March 3, 2000 the Court denied Cyanotech's motion for reconsideration.

On May 25, 2000, the Court granted our motion to compel Cyanotech to produce documents related to its BioDome system, financial information relating to its astaxanthin production, and communications with third parties concerning the lawsuit. In its order, the Court determined that the information sought on the BioDome could be relevant in the litigation and could potentially bear on the remedies or the extent of the patent infringement and trade secret misappropriations by Cyanotech.


On August 29, 2000, Cyanotech filed a motion for partial summary judgment of invalidity of the 5,541,056 Patent.

On December 4, 2000, the Court denied Cyanotech's motion for partial summary Judgment.


We may be required to dedicate significant management time and incur significant legal fees and expenses to continue our pursuit and settlement of this action, which could have a material adverse effect on our business, financial condition, results of operations and relationships with corporate partners. In addition, in the event that Cyanotech were to prevail, a finding of noninfringement or declaration of invalidity of our patent could have a material adverse effect on our business, financial condition, results of operations and relationships with corporate partners.


KEY SCIENTISTS

Our scientists, as a group, lead all aspects of product development, process optimization and the research upon which our business is based.


DR. MICHAEL CUSHMAN is Vice-President, Research and Development. He received his Ph.D. in analytical chemistry from Duke University in 1982 and was with Eastman Chemical Company until October 2000. Dr. Cushman developed more than 20 patents, yielding multi-million dollar returns for Eastman. Most recently, Dr. Cushman led a $31 million program that has revolutionized the commercial production of Vitamin C. The new biotechnology-based process, heralded in 1999 in a joint announcement by President Clinton and Eastman Chemical, is economically superior to current petrochemical methods and is now being readied for commercialization. Dr. Cushman and the team sought and obtained external funding for the project from the U.S. Department of Commerce. He then provided both technical and administrative leadership for a team that included two universities and five industrial partners. In the late 1980s, Dr. Cushman led a technology development team that significantly improved the economics of Eastman's Coal Gasification facility. As Laboratory Head for Process Instrumentation in the early 1990s he directed process automation, pilot plant support, and the development of novel process analyzers. As Laboratory Head for Industrial Biochemicals in the mid-1990's, he was responsible for administration, technology scouting, and external funding, and led two multi-million dollar research programs.

DR. MAI D. G. LOPEZ received her B.S. (CUM LAUDE) in Biology from University of the Philippines in 1975, her M.S., also in Biology from University of the Philippines, in 1981, and earned her Ph.D. in Marine Biology from University of California, San Diego in 1991. Dr. Lopez has been a leading contributor to quality control and production practices since joining us in 1999. Her research career has focused on the feeding ecology of various marine invertebrates, an area in which she has published 24 scientific papers. She has held an academic teaching and research position at University of the Philippines (1991-92), and positions of Visiting Research Scientist at University of Hawaii (1992-94), and Research Scientist at Scripps Institution of Oceanography (1994-98).


DR. MARK E. HUNTLEY received a B.Sc. degree (SUMMA CUM LAUDE) in Biology from the University of Victoria, Canada in 1976 and earned a Ph.D. in Biological Oceanography from Dalhousie University in Halifax, Canada in 1980. Dr. Huntley is our President, Chief Executive Officer and Chairman of the Board, and also holds a faculty research appointment at the Hawaii Natural Energy Institute, School of Ocean and Earth Sciences and Technology, University of Hawaii at Manoa. He was a Research Biologist at Scripps Institution of Oceanography, University of California, San Diego from 1980 to 1998. Dr. Huntley has won numerous awards and grants in his field, published more than 75 articles and a book, and lectured throughout the world. He served for 10 years on the Executive Committee of the Global Ocean Ecosystem Dynamics program (1989-1999), a component of the U.S. Global Change Research Program, and the only element of the International Geosphere-Biosphere Program that is examining the impact of global climate change on marine ecosystems. He has served as an advisor to numerous international, national, and state agencies, including the United States Department of State, the United States Department of Interior and the White House Office of Science and Technology Policy. Dr. Huntley is one of our co-founders and a co-inventor of the Aquasearch Growth Module.

DR. WALTER NORDHAUSEN received his Diploma in Biology from the University of Gottingen, Germany in 1986, his M.Sc. in Biological Oceanography from
University of California, San Diego in 1989, and earned his Ph.D. in Marine Biology from University of California, San Diego in 1993. Dr. Nordhausen is Director of Operations and Technology Development at our facility at Keahole Point, Hawaii, and oversees the development and integration of new technology into our production processes. As a consultant to us in 1998, Dr. Nordhausen coordinated engineers, contractors, and consultants to design and build a physical plant entailing $2.5 million in capital improvements. As a Post-Doctoral Researcher at Scripps Institution of Oceanography (1993-98), he organized and directed oceanographic field campaigns in oceans of the Arctic, the Antarctic and the South Pacific. His research career has focused on marine biology and biochemistry, and involved the design, testing, and use of various state-of-the-art electronic instruments for remote sensing.


DR. MIGUEL OLAIZOLA received his Ph.D. in Biological Oceanography from the State University of New York at Stony Brook in 1993. Dr. Olaizola has led research in pigment biosynthesis, microalgal physiology and productivity since joining us in 1996. He also administers our internship program and manages our quality control laboratory. Dr. Olaizola devoted his graduate and post-graduate research to the study of carotenoid biosynthesis in microalgae, primarily diatoms and cyanobacteria. During 1993 to 1995, Dr. Olaizola was a Post-Doctoral Fellow at the Joint Research Center of the European Commission in Italy. During 1995 and 1996, Dr. Olaizola was a Post-Doctoral Researcher at Scripps Institution of Oceanography, University of California, San Diego, where he studied microalgal growth and physiology. He was recently appointed as an Affiliate Professor of Aquaculture at the University of Hawaii at Hilo and Adjunct Associate Researcher at the University of Hawaii at Manoa.


DR. MIA D. UNSON received her B. S. in Biology from the Ateneo de Manila University, Philippines (1986), graduating CUM LAUDE. She received her B. S. in Chemistry (1987) also from the Ateneo de Manila University, and was awarded the Departmental Award in Chemistry for the most outstanding graduating student that year. She earned her Ph.D. in Oceanography, specializing in Marine Chemistry, in 1993 from the Scripps Institution of Oceanography, University of California, San Diego. Dr. Unson leads Aquasearch programs in natural products chemistry and drug discovery, directing collaborative projects with chemists and medical researchers at other institutions. Her accomplishments include studies of actinomycete thiol biochemistry, and purification and characterization of marine natural products from various organisms including cyanobacteria. As a postdoctoral research chemist in the Department of Chemistry and Biochemistry at the University of California, San Diego (1995-99) Dr. Unson developed and is the lead inventor on a pending patent application for a new tuberculosis immunoassay. Her research career has focused on the development of bioactive molecules.


DR. MELANIE WEAVER is Director of Clinical Operations. She received her Ph.D. in experimental psychology from the University of New Mexico in 1988. She carried out postdoctoral research in psychopharmacology at Rutgers University (1988-89) and in pharmacology and neuroscience at the University of Texas at Austin (1989-93). Dr. Weaver has served as Director of Clinical Site Operations at SCIREX Corporation from 1993 until October 2000, where she managed and directed more than a hundred clinical studies. SCIREX is a clinical research organization that provides integrated drug development services, focusing especially on CNS studies.


SCIENTIFIC ADVISORY BOARD

The Aquasearch Scientific Advisory Board is composed of leading experts in aquaculture, marine biology and fluid dynamics and the chemistry, photobiology, genetics and mass culture of microalgae. The Scientific Advisory Board provides us with guidance regarding the optimization of our production and processing methods, and research and development pertaining to both existing and potential microalgae products. The Scientific Advisory Board held its inaugural meeting in May 1996 and was originally scheduled to meet approximately four times per year. We have largely replaced such meetings with various forms of electronic communication. We believe that the individual and collective knowledge and experience of our Scientific Advisory Board provides us with an important competitive advantage.

Current members of the Aquasearch Scientific Advisory Board are:

DR. FAROOQ AZAM received a B.Sc. in Chemistry and Physics in 1962, and M.SC. in Chemistry and Biochemistry in 1964 from the University of Punjab, Lahore, Pakistan; he received a Ph.D. in Microbiology, Czechoslovak Academy of Sciences, Prague in 1968. Dr. Azam is a Professor of Biology at Scripps Institution of Oceanography in La Jolla, California and one of the world's leading marine microbiologists. Dr. Azam is noted for his discovery of the "microbial loop," a pathway that diverts much of the ocean's productivity into bacteria and other microbes. Before this pathway was discovered in the 1980s it was generally believed that most of the ocean's productivity was passed up the food chain to fishes and other predators. Dr. Azam's contributions changed the field of marine biology.

DR. JOHN BARDACH received a B.Sc. in Zoology from Queen's University, Canada in 1946 and a Ph.D. in Zoology from University of Wisconsin in 1949. Dr. Bardach has served as Director of the Bermuda Biological Station, the Hawaii Institute of Marine Biology and the East-West Center, as well as Professor at the University of Hawaii. Dr. Bardach's numerous international appointments have included Chairmanship of the U.S. National Academy of Sciences Panel on Aquatic Food Sources, the World Bank-FAO Panel on Aquaculture Research Needs of Developing Countries, and the State of Hawaii Aquaculture Advisory Council. Three of his books, HARVEST OF THE SEA, AQUACULTURE (now in its 25th printing) and SUSTAINABLE AQUACULTURE (published in 1997), establish him as one of the fathers of modern aquaculture.


DR. JOHN CULLEN received a B.Sc. (Honors in Biology) from University of California, Santa Cruz in 1974 and a Ph.D. in Biological Oceanography from Scripps Institution of Oceanography, University of California, San Diego, in 1980. Dr. Cullen has held faculty positions at the University of Texas, the Bigelow Laboratory for Ocean Sciences and Dalhousie University in Halifax, Canada, where he now holds the Chair of Environmental Observation Technology. Dr. Cullen's research has focused in the area of microalgae growth rates, productivity, nutrient requirements and bio-optics.

DR. WILLIAM FENICAL received a B.S. in Biochemistry from California State Polytechnic University in 1963, an M.S. in Organic Chemistry from San Jose State University in 1965 and a Ph.D. in Organic Chemistry from University of California, Riverside in 1968. Dr. Fenical joined the faculty of Scripps Institution of Oceanography, University of California, San Diego, in 1973, where he has served as Director of the University of California-wide Institute of Marine Resources (1988-1993) and Director of the Marine Research Division since 1989. Dr. Fenical is recognized as one of the world's authorities on the chemistry of marine natural products, an area in which he has published more than 250 scientific articles. Dr. Fenical has served as an advisor on marine natural product chemistry to the National Institutes of Health, the National Research Council, and numerous pharmaceutical companies, including Sterling Winthrop, Ligand, Pharmagenesis and Bristol-Myers-Squibb. He serves on the editorial boards of the JOURNAL OF NATURAL PRODUCTS, MOLECULAR MARINE BIOLOGY AND BIOTECHNOLOGY, and the JOURNAL OF MARINE BIOTECHNOLOGY. He holds seven patents for novel chemical compounds of a biomedical nature, including a wrinkle reducing agent that is the active ingredient in a skin cream marketed by Estee Lauder, which produces more than $1 million per year in royalties for the University of California.

DR. MALCOLM GREGORY received a B.Sc. (HONOURS) in Applied Microbiology from the Bath University of Technology, UK in 1981, and a Ph.D. in Algaculture from King's College, University of London, in 1985, where he focused his research on cultivation of microalgae in tubular reactors. Dr. Gregory has more than fifteen years experience in bioprocess engineering, specializing in process control. With Cyanamid of Great Britain, he implemented control systems for bulk antibiotics production. At the Interdisciplinary Research Centre for Process Systems Engineering at University College, London, a world-renowned center for excellence in biochemical engineering, he developed novel process control methods now adopted in industry. He is an expert in microbiological process control.

DR. PEARN NIILER received his B.S. degree from Lehigh University in 1960, earned honors as a Fulbright Scholar at Cambridge University, England in 1961, and was awarded a Ph.D. as a Woodrow Wilson Fellow from Brown University in 1964. Dr. Niiler has taught and conducted research at Harvard College, Nova University and Oregon State University. He is currently a Professor of Oceanography at Scripps Institution of Oceanography, University of California, San Diego, where he heads one of the largest oceanographic research programs in the nation. Dr. Niiler has published more than 125 scientific papers and has invented various oceanographic instrumentation technologies that are now in commercial production with sales of $6 million annually. Dr. Niiler is an expert in applied mathematics and fluid mechanics and is a co-inventor of processes used in the Aquasearch Growth Module.

DR. DONALD REDALJE received his B.S. in Environmental Biology from the University of California, Santa Barbara in 1971 and his Ph.D. from University of Hawaii in 1980. He has conducted research and taught at Scripps Institution of Oceanography, University of California, San Diego, the Naval Postgraduate School, Moss Landing Marine Laboratory, and the University of Southern Mississippi, where he recently served as Director of the Center for Marine Science. Dr. Redalje is internationally recognized for his development of a method to measure the productivity of microalgae, and is an expert on the biochemistry and physiology of marine plants. Dr. Redalje is one of our co-founders and co-inventor of the Aquasearch Growth Module.

DR. ALADAR SZALAY received a M.Sc. in Biochemistry from the Martin Luther University, Germany in 1966 and a Ph.D. in Biochemistry from the Martin Luther University, Germany in 1972. He carried out post-doctoral research on plant genetics at the California Institute of Technology. Dr. Szalay is founding Director of the Center for Molecular Biology and Gene Therapy at the School of Medicine of Loma Linda University in California. His career has been built on the genetic engineering of plants, including microalgae, with nutritionally and medically important traits. He is an expert on the genetics of microalgae. Dr. Szalay holds numerous patents in the area of genetic engineering, including transgenic patents and methods for preparing and using artificial chromosomes. He has acted as an advisor to a variety of institutions and companies, including Rockefeller Foundation, Allied Chemical, Siemens AG, and Boehringer Mannheim.


JOHN WESTERDAHL holds a B.S. in Foods and Nutritio, a Master's degree in Public Health in nutrition and health education from Loma Linda University, and additional degrees and certifications as a Master Herbalist, Registered Dietitian, and Certified Nutrition Specialist. He is currently the Director of Health Promotion and Nutritional Services at Castle Medical Center in Kailua, Hawaii where he is responsible for programs and services in medical nutrition therapy, preventive medicine and wellness. As Senior Nutritionist for six years at Shaklee Corporation, a respected manufacturer of nutritional products, Mr. Westerdahl was actively involved in corporate product development, research, and technical support, including participation in human clinical trials. He is a member of the American Dietetic Association, the American College of Nutrition, the Association of Natural Medicine Pharmacists, and the American Society of Pharmacognosy. Mr. Westerdahl has published extensively on the topic of human nutrition, including recent publications in HANDBOOK OF PEDIATRIC NUTRITION and MEDICINAL HERBS: A VITAL REFERENCE GUIDE.


We do not employ any members of the Scientific Advisory Board. Each member may have commitments to other entities that could limit his availability to us. There can be no assurance that we will be able to retain key Scientific Advisory Board members.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


The following table sets forth certain information regarding our directors and executive officers as of January 31, 2001.

NAME                                                   AGE       POSITION
------------------------------------------------- -------------- -------------------------------------------------------
Mark E. Huntley, Ph.D........................          50        President, Chief Executive Officer
                                                                 and Chairman of the Board
Earl S. Fusato...............................          53        Chief Financial Officer, Secretary and Director
Michael Cushman, Ph.D........................          52        Vice-President, Research and Development
Martin Guerin................................          39        Vice-President, Sales and Marketing
Edward E. David, Ph.D........................          75        Director
Pearn P. Niiler, Ph.D........................          62        Director
David Tarnas.................................          40        Director


MARK E. HUNTLEY, PH.D., is one of our co-founders, a co-inventor of the Aquasearch Growth Module and has served as our President, Chief Executive Officer and Chairman of the Board since 1992. He also currently holds a faculty research appointment at the School of Ocean and Earth Sciences, University of Hawaii at Manoa. Dr. Huntley was a Research Biologist at Scripps Institution of Oceanography, University of California, San Diego from 1980 to 1998. He has won numerous awards and grants in his field, published more than 75 articles and a book, and lectured throughout the world. He served for 10 years on the Executive Committee of the Global Ocean Ecosystem Dynamics program (1989-1999), a component of the United States Global Change Research Program, and the only element of the International Geosphere-Biosphere Program that is examining the impact of global climate change on marine ecosystems. Dr. Huntley has served as an advisor to numerous international, national and state agencies, including the United States Department of State, the United States Department of the Interior and the White House Office of Science and Technology Policy. Dr. Huntley received a B.Sc. degree (SUMMA CUM LAUDE) in Biological Oceanography from the University of Victoria, Canada 1976 and a Ph.D. in Biological Oceanography from Dalhousie University in Halifax, Canada in 1980.

EARL S. FUSATO has served as our Chief Financial Officer since April 1997. Mr. Fusato served as chief financial officer for Resco, Inc., a Hawaii based real estate firm from 1992 to 1994, and as a sales representative and consultant in the real estate industry from 1994 to April 1997. During the period from 1983 to 1992, Mr. Fusato served in various financial positions with VeriFone, Inc., including Vice President, Finance from 1983 to 1987 and Treasurer from 1987 to 1990. Prior to that, Mr. Fusato spent 13 years as an auditor at KPMG Peat Marwick, LLP and Ernst & Young, LLP. Mr. Fusato is a Certified Public Accountant.


MICHAEL CUSHMAN, PH.D. was appointed our Vice-President, Research and Development in September 2000. Dr. Cushman leads all product and technology development initiatives at Aquasearch, including process optimization and production plant design and expansion. Dr. Cushman was previously with Eastman Chemical Company since 1982, one of the top ten global suppliers of custom-manufactured fine chemicals for pharmaceuticals, agricultural chemicals, and other markets. Dr. Cushman developed more than 20 patents, yielding multi-million dollar returns for Eastman. At Eastman, Dr. Cushman led a $31 million program that has revolutionized the commercial production of Vitamin C. The new biotechnology-based process, heralded last year in a joint announcement by President Clinton and Eastman Chemical, is economically superior to current petrochemical methods and is now being readied for commercialization. Dr. Cushman and the team sought and obtained external funding for the project from the U.S. Department of Commerce. He then provided both technical and administrative leadership for a team that included two universities and five industrial partners. One of the industrial partners, Genencor (NASDAQ:GCOR), is a Silicon Valley-based biotechnology company, partly owned by Eastman, that went public earlier this year. Dr. Cushman received his Ph.D. in analytical chemistry from Duke University in 1982 and has been with Eastman Chemical Company since then. In the late 1980s, Dr. Cushman led a technology development team that significantly improved the economics of Eastman's Coal Gasification facility.


MARTIN GUERIN became our Vice-President, Sales and Marketing in January 1999. He has international management experience with world leading groups in feed production, feed and food ingredients, and aquaculture, with responsibilities in R&D, marketing and sales, business development and profit center management. He led the development of Aquastar Ltd. to become the second largest supplier of shrimp feeds in Thailand, growing in three years to more than 200 employees and $20 million in sales before being acquired by BP Nutrition in 1992. As Senior Sales Manager for Champagnes Cereales, France, he built sales of starch derivatives, sweeteners and other food ingredients (1992-94). For EWOS, the world's second largest manufacturer of fish feeds, he devised and implemented business development strategy in the Asia-Pacific region (1994-96). As Marketing and Development Manager for Finnfeeds International, a Cultor company, he developed a new business area in aquaculture feed ingredients (1996-99). Mr. Guerin received his Baccalaureat from the Ecole Saint-Louis Gonzague in Paris, France in 1981, his M.Sc. in Agricultural Science from the Institut National Agronomique in Paris in 1984, his M.Sc. in Aquaculture from Auburn University in 1986, and his M.B.A. from the University of Paris in 1988.



EDWARD E. DAVID, PH.D., has served as a director since September 1997. Dr. David is currently President of EED, Inc., an industrial and governmental consulting firm, and Vice President, Treasurer, and Principal of the Washington Advisory Group, a science and technology consulting firm. Dr. David served as President of Exxon Research and Engineering from 1977 to 1986; as Executive Vice President of Research and Development of Gould Inc. and as President of Gould Laboratories from 1973 to 1977; and as Executive Director of the Communications Systems Division of Bell Laboratories from 1950 to 1970. Dr. David served as Science Advisor to the President of the United States and Director of the White House Office of Science and Technology from 1970 to 1973. Dr. David holds 12 honorary degrees, has received numerous national awards and is a member of the National Academy of Engineering and the National Academy of Sciences. Dr. David also serves on the board of directors of the following companies: Spacehab, Inc., Medjet, Inc. and Protein Polymer Technologies.


PEARN P. NIILER, PH.D., has served as a consultant for us since 1990 and has served as a director since 1991. Dr. Niiler is an expert in applied mathematics and fluid dynamics and was a co-inventor of various processes used in the Aquasearch Growth Module. Dr. Niiler is a Professor of Oceanography at Scripps Institution of Oceanography, University of California, San Diego, where he heads one of the largest oceanographic research programs in the nation. Dr. Niiler has taught and conducted research at Harvard College, Nova University and Oregon State University and has published more than 125 scientific papers. Dr. Niiler received his B.S. degree from Lehigh University, earned honors as a Fulbright Scholar at Cambridge University, England, and was awarded a Ph.D. as a Woodrow Wilson Fellow from Brown University.

DAVID TARNAS has served as a director since January 1999. He has devoted his career to creating and advising on public policy in relation to marine resources. As elected State Representative for the district of North Kona-South Kohala, Mr. Tarnas was Chairman of the House Committee on Ocean Recreation and Marine Resources (1994-98). His knowledge and leadership are respected throughout the State of Hawaii. Mr. Tarnas has served as a policy advisor to Malaysia, Thailand, Morocco, the Federated States of Micronesia, and countries in East Africa, East Asia and the Middle East on matters of marine resource development. He is currently advising the Government of Madagascar on the development of a national system of marine protected areas. In 1998 Mr. Tarnas became Project Development Leader for the Earl and Doris Bakken Foundation, where he is responsible for developing and leading projects on community health. Mr. Tarnas received his Diplome, 2eme degre in Etudes franqaises (French Studies) from the University of Strasbourg, France in 1981, his B.A.
in Political Science from Kalamazoo College in 1982, and earned his M.A. in Marine Affairs at the Institute for Marine Studies, University of Washington in 1985.

BOARD OF DIRECTORS COMMITTEES AND OTHER INFORMATION

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among our directors or officers.


The Board of Directors currently has an Audit Committee and a Compensation Committee, currently existing of Edward David and David Tarnas. The Audit Committee oversees the actions taken by our independent auditors and reviews our internal financial and accounting controls and policies. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our officers, employees and consultants and administers our incentive compensation and benefit plans.


DIRECTOR COMPENSATION

Our directors do not receive cash for services they provide as directors. From time to time, certain directors who are not our employees have served as consultants to us for which they have been paid customary fees based on the value of the services rendered and/or received grants of options to purchase shares of our common stock. We do not provide additional compensation for committee participation or special assignments of the Board of Directors.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION


The following table sets forth the information, on an accrual basis, with respect to the compensation of our executive officers for the three fiscal years ended October 31, 2000.


      NAME AND POSITION             YEAR ENDED             SALARY/OTHER           STOCK AWARDS      NO. OF SECURITIES
                                    OCTOBER 31,            COMPENSATION                             UNDERLYING OPTIONS
Mark E. Huntley, Ph.D.,                2000              $      115,000             $  0                      0
President and Chief                    1999              $      115,000             $  0              2,000,000
Executive Officer                      1998              $       67,083 (1)         $  0                      0

Earl S. Fusato,                        2000              $      110,000             $  0                      0
Chief Financial Officer                1999              $      110,000             $  0                      0

David G. Watumull,                     2000              $      105,000             $  0                      0
Executive Vice President               1999              $      105,000             $  0                      0
                                       1998              $      115,000 (2)         $  0                      0


(1) Dr. Huntley during part of 1998 served as a consultant to us while continuing his employment as a Research Biologist at Scripps Institution of Oceanography, University of California, San Diego. Pursuant to the rules and regulations of the Securities and Exchange Commission, however, Dr. Huntley's position as our President and Chief Executive Officer qualifies him as one of our employees. Notwithstanding this, all compensation paid to Dr. Huntley through April 1, 1998 has been as though he was an independent consultant to us.

(2) Mr. Watumull became an employee and an officer on July 1, 1998. Prior to that date, Mr. Watumull served as a consultant to us. The 1998 compensation amount reflects the total compensation paid to him during fiscal 1998. Mr. Watumull resigned from the Company in December 2000.

OPTION GRANTS IN FISCAL 2000

No stock options were granted to our executive officers during the fiscal year ended October 31, 2000.

STOCK OPTIONS EXERCISED DURING FISCAL 2000


      NAME AND POSITION         SHARES ACQUIRED ON        VALUE REALIZED   EXERCISE
                                     EXERCISE                               PRICE          DATE EXERCISED
      ------------------        ------------------        --------------   --------        --------------
Earl S. Fusato,
Chief Financial Officer              1,425,000 (1)            $513,000       $0.36            10/23/00


(1) Shares were acquired in satisfaction of certain notes payable to officer and accrued interest.

FISCAL YEAR-END OPTION VALUES

The following table shows information regarding the value of unexercised options held by executive officers as of October 31, 2000:


                                    NUMBER OF SECURITIES UNDERLYING              VALUE OF UNEXERCISED IN-THE-MONEY
                                          UNEXERCISED OPTIONS                               OPTIONS (1)
                                -----------------------------------------     -----------------------------------------
      NAME AND POSITION             EXERCISABLE         UNEXERCISABLE             EXERCISABLE          UNEXERCISABLE
 ------------------------------ -------------------- --------------------     ------------------    -------------------
Mark E. Huntley, Ph.D.,
President and Chief                  2,998,590              666,660                $387,171                $ 0
Executive Officer
Earl S. Fusato,
Chief Financial Officer              1,000,000               75,000                     $ 0                $ 0
David G. Watumull,
Executive Vice President (2)           612,000              460,000                  $27,540              $20,700


 (1) Value of unexercised options is based on the closing bid price of our common stock on the Nasdaq Electronic Bulletin Board on October 31, 2000 ($0.295) minus the exercise price.
 (2)     Mr. Watumull resigned from the Company in December 2000.

LTIP AWARDS DURING FISCAL YEAR

We did not make any long term incentive plan awards to any executive officers or directors during the fiscal year ended October 31, 2000.

EMPLOYMENT CONTRACTS

We do not currently have any employment contracts or change-in-control arrangements with any director or executive officer.

EMPLOYEE BENEFIT PLANS

1997 EMPLOYEE COMPENSATION PACKAGE. In October 1997, the Board of Directors adopted the 1997 Employee Compensation Package. The 1997 Employee Compensation Package provides for employee compensation to consist of three components:

     1)   base salary;

     2) a cash bonus equal to 25% of quarterly salary, payable at the end of each quarter, but only if our performance equals or exceeds certain cost, revenue and achievement targets jointly agreed to by management; and

     3) an annual award of stock options to all employees under the 1996 Stock Option Plan.

1996 STOCK OPTION PLAN. In March 1996, the Board of Directors adopted the 1996 Stock Option Plan. The 1996 Stock Option Plan provides for the grant of incentive stock options to employees, and for nonstatutory stock options and stock purchase rights to employees and consultants. The 1996 Stock Option Plan is administered by the Board of Directors, except that with respect to option grants to executive officers, the 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Options and stock purchase rights granted under the 1996 Stock Option Plan will vest as determined by the relevant administrator, and may accelerate and become fully vested in the event we are acquired if so determined by the relevant administrator. The exercise price of options and stock purchase rights granted under the 1996 Stock Option Plan will be as determined by the relevant administrator, provided the exercise price of incentive stock options is at least equal to the fair market value of our common stock on the date of grant. The Board of Directors may amend or modify the 1996 Stock Option Plan at any time. The 1996 Stock Option Plan will terminate in March 2006, unless terminated earlier by the Board of Directors.


LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

We have adopted provisions in our Restated Articles of Incorporation that eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances, to the fullest extent permitted by law. These provisions authorize us to indemnify directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Restated Articles of Incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by Colorado law, including circumstances in which indemnification is otherwise discretionary under Colorado law. We have entered into indemnification agreements with our officers and directors that contain provisions which may be broader than the specific indemnification provisions contained in the Colorado Corporations Code. These indemnification agreements require us, among other things, to indemnify officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature. These same agreements require us to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

At present, there is no pending material litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened material litigation or proceeding which may result in a claim for such indemnification.

                       PRINCIPAL AND SELLING SHAREHOLDERS

The following table provides information known to us about the beneficial ownership of our common stock as of October 31, 2000, and as adjusted to reflect the sale of common stock offered by this prospectus, for: (1) each selling shareholder, (2) each entity or group that is known by us to beneficially own five percent or more of our common stock; (3) each of our executive officers;
(4) each of our directors; and (5) our directors and executive officers as a group. To the best of our knowledge, each shareholder identified below has voting and investment power with respect to all shares of common stock shown, unless community property laws or footnotes to this table are applicable.

The selling shareholders may at various times sell the shares of common stock offered hereby and may choose to sell less than all or none of such shares.



                                                  Beneficial Ownership                            Beneficial Ownership
                                                 Before Offering (1)(2)         Number of         After Offering (1)(3)
                                                                             Shares Offered
                                              -----------------------------                    ----------------------------
Name                                                 Number       Percent                            Number       Percent
Kenneth Kazuo Abe, Trustee of the Kenneth
   Kazuo Abe Living Trust (4)............            81,700          *            40,850                40,850       *
James B. & Christine M. Abrams (5).......           144,877          *            94,877                50,000       *
Steven H. Abrams (6).....................            40,290          *            20,145                20,145       *
Anne M. Ashford (7)......................            65,290          *            40,290                25,000       *
Blankstein & Company, an Accountancy Corp.
   Profit Sharing & Trust (8)............            64,172          *            32,086                32,086       *
Maynard M. Brittan (9)...................           236,996          *           186,996                50,000       *
Terry L. Bridges.........................             1,230          *             1,230                     -       *
Viiu Niiler & Charles H. Cole (10).......           360,029          *           285,029                75,000       *
Leslie W. David (11).....................           112,014          *            67,014                45,000       *
David P. Davidson (12)...................            92,316          *            46,158                46,158       *
Gary R. Davidson (13)....................           224,880          *           112,440               112,440       *
Joan B. Davidson (14)....................           141,290          *            70,645                70,645       *
Virginia Tiu & Daniel Delbrel (JTWROS)
   (15)..................................            44,818          *            22,409                22,409       *
Daniel Delbrel(16).......................            44,818          *            22,409                22,409       *
Owen Fujimoto (17).......................           132,872          *            66,436                66,436       *
Paul A.C. Ho (18)........................           110,726          *            55,363                55,363       *
Ronald E. & Marlene T. Hochuli (19)......            44,818          *            22,409                22,409       *
Paul R. Johnstone Revocable Living Trust
   (20)..................................           115,340          *            57,670                57,670       *
Arthur R. King Jr., Trustee Arthur R. King,
   Jr. Trust (21)........................            65,290          *            40,290                25,000       *
David A. King (22).......................           237,166          *            89,127               148,039       *
Ruth King (23)...........................           100,415          *            75,415                25,000       *
Gregory F. Kowal (24)....................        12,113,343         11.3       4,000,000             8,113,343      7.6
Lee & Ruth Kreindler (25)................           158,982          *            79,491                79,491       *
Brian Y. Mihara (26).....................            81,700          *            40,850                40,850       *
Robert Mihara (27).......................           245,098          *           122,549               122,549       *
James Stewart Miller TTEE James Stewart
   Miller................................            25,000          *            25,000                     -       *
Robert & Judith Miura (28)...............           150,000          *            75,000                75,000       *
Audrey Murakami (29).....................           453,228          *            77,206               376,022       *
Chris Murakami (30)......................           391,037          *            77,206               313,831       *
David Murakami (31)......................           330,575          *           179,155               151,420       *
Evan Murakami (32).......................           153,228          *            77,206                76,022       *
Fujino Murakami (33).....................           169,870          *           149,870                20,000       *
Melvin Murakami (34).....................           250,980          *           179,155                71,825       *
Ryan Murakami (35).......................           153,228          *            77,206                76,022       *

                                                  Beneficial Ownership                            Beneficial Ownership
                                                 Before Offering (1)(2)         Number of         After Offering (1)(3)
                                                                             Shares Offered
                                              -----------------------------                    ----------------------------
Name                                                 Number       Percent                            Number       Percent
-----                                                ------       -------                            ------       -------
Lance & Elaine Nakamura (36).............         6,208,866         5.8%         347,845             5,861,021      5.5%
Neil T. & Carole K. Nakamura (37)........         1,223,654         1.2%         405,680               817,974       *
C.W. Neal Corporation....................            43,452          *            43,452                     -       *
Walter Nordhausen (38)...................           305,042          *            25,000               280,042       *
Darell F. and Thordis M. Norris, Trustees,
   Norris Family Trust (39)..............            66,913          *            41,913                25,000       *
Moon Soo Park, M.D. (40).................         1,219,518         1.2%         356,506               863,012       *
M. Louis Petry (41)......................            98,529          *            73,529                25,000       *
FB Investment c/o Tom Pollock (42).......            62,230          *            37,230                25,000       *
Roy Z. Razooky (43)......................            46,199          *            36,199                10,000       *
William R. Sanford, Jr. (44).............            44,818          *            22,409                22,409       *
Kim Gittere & Michael Scupine (45).......            95,028          *            70,028                25,000       *
Raymond J. Tam, Trustee, Estate of Chan
   Tam, Deceased.........................         2,724,764         2.6%       1,663,636             1,061,128      1.0%
Raymond J. Tam, Trustee, Raymond J. Tam
   Trust (46)............................           965,500          *           500,000               465,500       *
Virginia Tiu & William Tiu (47)..........            89,636          *            44,818                44,818       *
Virginia Tiu (48)........................           104,576          *            52,288                52,288       *
Lois Adams & Brian Tyrol (49)............           739,569          *           614,569               125,000       *
Mia D. Unson.............................             2,640          *             2,640                     -       *
Rajan Watumull (50)......................           179,118          *           144,118                35,000       *
Rohan Watumull (51)......................            25,588          *            20,588                 5,000       *
Tara Watumull (52).......................            25,588          *            20,588                 5,000       *
Wanda Watumull (53)......................            25,588          *            20,588                 5,000       *
Jean S. Weaver, Trustee, Jean Sawyer Weaver
   Trust (54)............................         6,916,223         6.5%               -             6,916,223      6.5%
Michael B. & Whitney F. White (55).......           130,580          *            80,580                50,000       *
Philip Wolkin TR Money Purchase Pension
   Plan FBO Philip Wolkin (56)...........            98,824          *            58,824                40,000       *
Michael & Virginia Zahner (57)...........            93,399          *            68,399                25,000       *
Mark E. Huntley (58).....................         7,066,519         6.5%               -             7,066,519      6.5%
Earl S. Fusato (59)......................        18,445,959        17.1%       6,827,616            11,618,343     10.7%
Martin Guerin (60).......................           251,363          *                 -               251,363       *
David Watumull (61)......................           612,000          *                 -               612,000       *
Edward E. David (62).....................           150,000          *                 -               150,000       *
Pearn P. Niiler (63).....................         2,966,402         2.8%               -             2,966,402      2.8%
David Tarnas (64)........................           150,000          *                 -               150,000       *
All directors and executive officers
   as a group (7 persons) (65)...........        29,642,244        25.9%       6,827,616            22,814,628     20.0%


*        Less than 1%.

(1) Beneficial ownership is determined in accordance with rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after October 31, 2000 are deemed outstanding, but are not deemed outstanding for computing the percentage of any other person.

(2) Applicable percentage of beneficial ownership before this offering is based on 105,589,076 shares outstanding as of October 31, 2000.

(3) Assumes that all 18,188,225 outstanding shares offered by this prospectus are sold and that the warrants issued in connection with the sale of stock and convertible notes are not exercised, and that no beneficially owned shares are sold other than by this prospectus.

(4) Includes warrants to acquire 40,850 shares of common stock at $1.00 per share that are immediately exercisable.

(5) Includes warrants to acquire 50,000 shares of common stock at $1.00 per share that are immediately exercisable.

(6) Includes warrants to acquire 20,145 shares of common stock at $1.50 per share that are immediately exercisable.

(7) Includes warrants to acquire 25,000 shares of common stock at $1.00 per share that are immediately exercisable.

(8) Includes warrants to acquire 32,086 shares of common stock at $0.75 per share that are immediately exercisable.

(9) Includes warrants to acquire 50,000 shares of common stock at $0.50 per share that are immediately exercisable.

(10) Includes warrants to acquire 75,000 shares of common stock at $0.50 per share that are immediately exercisable.

(11) Includes warrants to acquire 45,000 shares of common stock at $1.00 per share that are immediately exercisable.

(12) Includes warrants to acquire 46,158 shares of common stock at $0.75 per share that are immediately exercisable.

(13) Includes warrants to acquire 112,440 shares of common stock at $0.75 per share that are immediately exercisable.

(14) Includes warrants to acquire 70,645 shares of common stock at $0.75 per share that are immediately exercisable.

(15) Includes warrants to acquire 22,409 shares of common stock at $1.50 per share that are immediately exercisable.

(16) Includes warrants to acquire 22,409 shares of common stock at $1.50 per share that are immediately exercisable.

(17) Includes warrants to acquire 66,436 shares of common stock at $0.75 per share that are immediately exercisable.

(18) Includes warrants to acquire 55,363 shares of common stock at $0.75 per share that are immediately exercisable.

(19) Includes warrants to acquire 22,409 shares of common stock at $1.50 per share that are immediately exercisable.

(20) Includes warrants to acquire 57,670 shares of common stock at $0.75 per share, that are immediately exercisable.

(21) Includes warrants to acquire 25,000 shares of common stock at $1.00 per share that are immediately exercisable.

(22) Includes warrants to acquire 50,000 shares of common stock at $0.50 per share that are immediately exercisable.

(23) Includes warrants to acquire 25,000 shares of common stock at $0.50 per share that are immediately exercisable.

(24) Includes warrants to acquire 650,000 and 1,100,000 shares of common stock at $0.50 and $0.40 per share, respectively, that are immediately exercisable.

(25) Includes warrants to acquire 79,491 shares of common stock at $2.00 per share that are immediately exercisable.

(26) Includes warrants to acquire 40,850 shares of common stock at $1.00 per share that are immediately exercisable.

(27) Includes warrants to acquire 122,549 shares of common stock at $1.00 per share that are immediately exercisable.

(28) Includes warrants to acquire 75,000 shares of common stock at $0.75 per share that are immediately exercisable.

(29) Includes warrants to acquire 20,000 shares of common stock at $0.50 per share that are immediately exercisable.

(30) Includes warrants to acquire 20,000 shares of common stock at $0.50 per share that are immediately exercisable.

(31) Includes warrants to acquire 60,000 shares of common stock at $0.50 per share that are immediately exercisable.

(32) Includes warrants to acquire 20,000 shares of common stock at $0.50 per share that are immediately exercisable.

(33) Includes warrants to acquire 20,000 shares of common stock at $0.50 per share that are immediately exercisable.

(34) Includes warrants to acquire 40,000 shares of common stock at $0.50 per share that are immediately exercisable.

(35) Includes warrants to acquire 20,000 shares of common stock at $0.50 per share that are immediately exercisable.

(36) Includes warrants to acquire 798,000 shares of common stock at $0.50 per share that are immediately exercisable.

(37) Includes warrants to acquire 200,000 shares of common stock at $0.50 per share that are immediately exercisable.

(38) Includes warrants to acquire 25,000 shares of common stock at $0.50 per share that are immediately exercisable.

(39) Includes warrants to acquire 25,000 shares of common stock at $1.00 per share that are immediately exercisable.

(40) Includes warrants to acquire 150,000 shares of common stock at $0.50 per share that are immediately exercisable.

(41) Includes warrants to acquire 25,000 shares of common stock at $0.50 per share that are immediately exercisable.

(42) Includes warrants to acquire 25,000 shares of common stock at $1.00 per share that are immediately exercisable.

(43) Includes warrants to acquire 10,000 shares of common stock at $0.50 per share that are immediately exercisable.

(44) Includes warrants to acquire 22,409 shares of common stock at $1.50 per share that are immediately exercisable.

(45) Includes warrants to acquire 25,000 shares of common stock at $0.50 per share that are immediately exercisable.

(46) Includes warrants to acquire 161,000 shares of common stock at $0.50 per share that are immediately exercisable.

(47) Includes warrants to acquire 44,818 shares of common stock at $1.50 per share that are immediately exercisable.

(48) Includes warrants to acquire 52,288 shares of common stock at $0.75 per share that are immediately exercisable.

(49) Includes warrants to acquire 125,000 shares of common stock at $0.50 per share that are immediately exercisable.

(50) Includes warrants to acquire 35,000 shares of common stock at $0.50 per share that are immediately exercisable.

(51) Includes warrants to acquire 5,000 shares of common stock at $0.50 per share that are immediately exercisable.

(52) Includes warrants to acquire 5,000 shares of common stock at $0.50 per share that are immediately exercisable.

(53) Includes warrants to acquire 5,000 shares of common stock at $0.50 per share that are immediately exercisable.

(54) Includes warrants to acquire 1,100,000 shares of common stock at $0.50 per share that are immediately exercisable.

(55) Includes warrants to acquire 50,000 shares of common stock at $1.00 per share that are immediately exercisable.

(56) Includes warrants to acquire 40,000 shares of common stock at $1.00 per share that are immediately exercisable.

(57) Includes warrants to acquire 25,000 shares of common stock at $0.50 per share that are immediately exercisable.

(58) Includes options to purchase 1,665,250 shares of common stock at an exercise price of $0.0625 per share, with a term of seven years, payable by a promissory note payable over 3 years with interest at 5% per annum that are exercisable within 60 days of October 31, 2000. Also includes options to purchase 1,383,333 shares at an exercise price of $0.50 per share that are exercisable within 60 days of October 31, 2000.

(59) Includes options to purchase 1,000,000 shares of common stock at an exercise price of $1.00 per share that are exercisable within 60 days of October 31, 2000 and warrants to acquire 1,540,713 shares of common stock at $0.50 per share that are immediately exercisable.

(60) Includes warrants to acquire 15,000 shares of common stock at $0.50 per share that are immediately exercisable. Also includes options to purchase 100,000 and 25,425 shares at an exercise price of $0.22 and $0.33 per share, respectively, that are exercisable within 60 days of October 31, 2000.

(61) Includes options to purchase 612,000 shares at an exercise price of $0.25 per share that are immediately exercisable. Mr. Watumull resigned from the Company in December 2000.

(62) Includes options to purchase 50,000 shares of common stock at an exercise price of $0.25 that are immediately exercisable.

(63) Includes options to purchase 1,291,050 shares of common stock at an exercise price of $0.0625 per share, with a term of seven years, payable by a promissory note payable over 3 years with interest at 5% per annum that are exercisable within 60 days of October 31, 2000. Also includes options to purchase 940,000 shares at an exercise price of $0.50 per share that are exercisable within 60 days of October 31, 2000.

(64) Includes options to purchase 50,000 shares of common stock at an exercise price of $0.25 that are immediately exercisable.

(65) See notes 58-64 above.




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

                          CERTAIN TRANSACTIONS


During the period from June 1997 to October 31, 2000, we sold an aggregate of $8,303,863 principal amount of convertible notes bearing interest at 10% per annum. The holders of the convertible notes have an option to convert their convertible notes into our common stock. The convertible notes provide that upon conversion, the holders would receive warrants to purchase shares of our common stock. Earl S. Fusato, our Chief Financial Officer, Secretary and a member of our Board of Directors, participated in the private placement and purchased $2,030,000 worth of the notes. In addition, Lance S. and Elaine Nakamura, the beneficial owner of over 5% of our common stock, and Gregory Kowal purchased $790,000 and $650,000 worth of notes, respectively.

Through October 31, 2000, some of the holders of the convertibles notes (amounting to $8,213,863 aggregate principal amount) exercised their option to convert their convertible notes into shares of common stock. Upon conversion of the outstanding principal and interest on the convertible notes, we issued 44,429,284 shares of common stock and also issued 8,000,137 warrants in connection thereto. As part of this transaction, Mr. Fusato converted $2,030,000 aggregate principal amount of convertible notes and received 13,286,154 shares of common stock and 1,540,713 warrants. In addition, Lance S. and Elaine Nakamura received 4,863,694 shares and 798,000 warrants upon conversion of their notes. Mr. Kowal received 3,415,008 shares and 650,000 warrants upon conversion of his notes.

During the two years ended October 31, 2000, Mr. Kowal purchased 7,333,334 shares of our common stock at $0.15 per share. In connection with the purchase, Mr. Kowal received 1,100,000 warrants with an exercise price of $0.40 per share.

In October 2000, Mr. Fusato exercised options to purchase a total of 1,425,000 shares of common stock at an exercise price of $0.36. The shares were acquired in satisfaction of certain notes payable to officer and accrued interest.

In July 1998, we entered into a three year loan agreement with David Watumull, our Executive Vice-President of Strategic Development and Corporate Finance. Under the terms of the loan agreement and the related promissory note, we loaned Mr. Watumull $50,000, plus $3,500 per month for the life of the loan. The promissory note has an interest rate of nine percent per annum and is secured by Mr. Watumull's common stock options. Mr. Watumull resigned from the Company in December 2000. In accordance with the terms of the promissory note, upon Mr. Watumull's resignation the loan and accrued interest became due and payable within 30 days.


In April 1997, the Company sold 1,000,000 shares of Common Stock at $0.21 per share to Mr. Fusato. The total proceeds to the Company were $210,000. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

During the period from October 1996 to April 1997, the Company sold an aggregate of 5,044,570 Units, consisting of one share of Common Stock and one Common Stock Purchase Warrant (the "Warrants"), in a private placement under Section 4(2) of the Securities Act of 1933, as amended. During the course of the private placement, the Earl S. Fusato Revocable Living Trust purchased 115,384 Units at $0.26 per Unit. The Warrants have a term of three years and are exercisable at $1.00 per share, subject to adjustment. The Warrants are redeemable by the Company at $0.01 per Warrant during their three-year exercise period upon 30 days' notice anytime that the closing bid price per share of the Common Stock exceeds $1.50 per share (subject to adjustment) for 20 trading days out of 30 consecutive trading days ending on the third day prior to the date of the notice of redemption. The gross proceeds from this offering were $1,275,980. The Warrants issued in connection with this private placement expired on December 31, 1999.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of:

              1) 150,000,000 shares of common stock, par value $0.0001 per share; and

              2)  5,000,000 shares of blank check preferred stock.

The following summary of certain provisions of the common stock, the preferred stock and our Financing Arrangement with Alpha Venture Capital, Inc. does not purport to be complete. This summary is subject to, and qualified in its entirety by, the provisions of our Amended and Restated Articles of Incorporation and the Common Stock Purchase Agreement and Registration Rights Agreement we entered into with Alpha Venture Capital, where such rights are set forth in full, and the provisions of applicable law.

COMMON STOCK


As of October 31, 2000, we had 105,589,076 shares of our common stock outstanding, held of record by approximately 2,000 shareholders. In addition, we had options outstanding to purchase an aggregate of 14,092,418 shares of our common stock.


The holders of common stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law. Subject to preferences that apply to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for that purpose. If we liquidate, dissolve, or wind up, the holders of common stock are entitled to share ratably in all assets that remain after we pay liabilities and liquidation preferences of any outstanding shares of the preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions that apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

As of the date of this prospectus, we had authorized up to 5,000,000 shares of preferred stock to be issued, but none were issued or outstanding. The Board of Directors has the authority, without further action by the shareholders, to issue preferred stock in one or more series. The Board of Directors may also fix the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or to serve as an entrenchment device for incumbent management. Additionally, if we issue preferred stock, then the market price of the common stock could decrease, and the voting and other rights of the holders of common stock could be adversely affected.

FINANCING ARRANGEMENT WITH ALPHA VENTURE CAPITAL



On June 14, 2000, we entered into a common stock purchase agreement with Alpha Venture Capital, Inc. Pursuant to this agreement, we may issue and sell, from time to time, up to $10 million of our common stock. The agreement requires that we reserve a total of 20 million shares of our common stock for issuance pursuant to the purchase agreement. We filed a registration statement on July 13, 2000 with the SEC covering the resale of the common stock purchased by Alpha Venture Capital. This registration statement was declared effective by the SEC on September 6, 2000.


We may in our sole discretion sell, or put, shares of our common stock to Alpha Venture Capital by delivery of a put notice. The put notice shall specify the dollar amount of the common stock to be purchased by Alpha Venture Capital, which shall not be less than $100,000 nor more than $1 million for any given draw down. Alpha Venture Capital's purchase price for each draw down will be equal to 80% of the lowest closing bid price for our common stock on any of the five business days immediately following the date that Alpha Venture Capital receives the put notice.


Alpha Venture Capital's obligations to purchase shares of our common stock pursuant to the stock purchase agreement shall terminate on the earlier to occur of: (1) 18 months after the closing date for the initial draw down or (2) the date at which we have sold an aggregate of $10 million of our common stock to Alpha Venture Capital; provided, however, that Alpha Venture Capital's obligations shall terminate no later than 24 months after the closing date for the initial draw down.


Our ability to cause Alpha Venture Capital to purchase shares of our common stock under the purchase agreement is subject to certain conditions, including, but not limited to:

     - The registration statement filed on July 13, 2000 must remain effective so Alpha Venture Capital may publicly resell the shares that it acquires from us under the purchase agreement.

     - The registration rights agreement entered into between us and Alpha Venture Capital shall remain in full force and effect with respect to the filing and effectiveness of the registration statement filed on July 13, 2000, covering the sale to the public of any shares of our common stock acquired by Alpha Venture Capital pursuant to a draw down or upon the exercise of any warrants received in connection with the transactions contemplated by the purchase agreement.

     - We shall not have received any written notice from any stock exchange, market or trading facility on which our common stock is then listed or quoted to the effect that we are not in compliance with the listing or maintenance requirements of such stock exchange, market or trading facility or that our common stock will be delisted from such stock exchange, market or trading facility.

      - The representations made by us in the purchase agreement shall be true and correct on the closing date for the sale of any shares of our common stock or warrants pursuant to a put notice and, there shall not have occurred any event with respect to our business, operations, property, assets or financial condition that is material and adverse to our company and/or any condition or situation that would prohibit or otherwise interfere, in a material respect, with our ability to perform our obligations under the purchase agreement.

     - As of each closing date, the amount put by us to Alpha Venture Capital shall not exceed the lesser of 200% of the average trading volume for the 20 consecutive trading days ending on the day before the relevant closing date, or $1 million.

We may not be able to satisfy all conditions required to put shares to Alpha Venture Capital at any given time. If this occurs, we would likely need to raise money from other sources in order to continue to fund our operations. Such alternative funding may not be available. Additionally, in the purchase agreement we have agreed that we will not, without the prior written consent of Alpha Venture Capital, offer or sell any common stock or securities convertible into common stock to any third party until May 25, 2001, other than: (1) the proposed private placement of up to $4 million of our common stock on or before September 4, 2000; and (2) the issuance of equity securities, and instruments convertible into or exercisable for equity securities, to strategic partners and/or in connection with mergers and acquisitions.

We cannot put shares to Alpha Venture Capital at a time when we have not publicly disclosed material information about our company. As soon as possible after we learn of any event that may cause the prospectus included in the registration statement filed on July 13, 2000, as then in effect, to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; we must promptly notify Alpha Venture Capital and use all diligent efforts to promptly prepare a supplement or amendment to the registration statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver copies of the corrected prospectus to Alpha Venture Capital as soon as possible. If we fail to deliver a corrected prospectus to Alpha Venture Capital within ten business days after initially notifying Alpha Venture Capital of the problem, we will incur a liquidated damages penalty of $1,000 per day for each day that Alpha Venture Capital holds more than 10,000 shares of our common stock.


We filed the registration statement on July 13, 2000 in order to permit Alpha Venture Capital to resell to the public any common stock it purchases pursuant to the purchase agreement. Alpha Venture Capital may be entitled to indemnification by us for lawsuits based on language in this prospectus. We will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act and the rules and regulations promulgated under it, in order to keep this registration statement effective so that we may put shares to Alpha Venture Capital during the term of the purchase agreement. In connection with the purchase agreement, we agreed to pay certain expenses of Alpha Venture Capital, including legal fees, for the preparation of the stock purchase agreement of $17,500 and the costs of registering the common stock, excluding commissions, transfer taxes, and other expenses related to the resale of the common stock.



In connection with the purchase agreement, we agreed to: (1) issue warrants to purchase 150,000 shares of common stock at $0.48 per share; (2) issue warrants to purchase 1,350,000 shares of common stock at $0.54 per share;
and (3) issue warrants to purchase up to a maximum of 950,000 shares of common stock on a pro rata basis in conjunction with the draw downs, as set forth in the purchase agreement, exercisable at the closing bid price, at the date of each draw down. The warrants contain provisions that protect Alpha Venture Capital against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of specified events, such as a merger, stock split, stock dividend, recapitalization and additional issuances of common stock. The exercise price for the warrant shares is payable in cash. The warrants have a term of five years.


A commitment fee, in the amount of 5% of the draws on the first $5 million and 3% of the draws on the remaining $5 million, will be paid to Alpha Venture Capital.


In January 2001, we entered into an agreement to modify certain terms of the common stock purchase agreement with Alpha Venture Capital. Subject to the meeting of certain conditions including the filing of a post-effective amendment to the July 13, 2000 registration statement (filed on February 6, 2001), the consummation of an initial draw under the equity line of $560,000 and the delivery of the warrants to purchase 1,500,000 shares of our common stock, the common stock purchase agreement will be amended to remove the exclusivity and penalty provisions, release shares presently reserved for future issuance under the equity line, and adjust the purchase price calculation of future draws.


Alpha Venture Capital is an "underwriter" within the meaning of the Securities Act in connection with its resale of shares of our common stock under this prospectus.

TRANSFER AGENT


The Transfer Agent and Registrar for the common stock and the warrants described above is Computershare Investor Services.


PLAN OF DISTRIBUTION


The selling shareholders may sell the shares subject to this prospectus and the Registration Statements of which it is a part at various times in transactions in the over-the-counter market, in privately negotiated transactions or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The selling shareholders may sell the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. The compensation to a particular broker-dealer may be in excess of customary compensation. Any broker-dealer may act as a broker-dealer on behalf of one or more of the selling shareholders in connection with the offering of certain of the shares by the selling shareholders.

The selling shareholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act. Any commissions received by "underwriters" and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions. We have agreed to indemnify selling shareholders against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay all expenses (other than selling commissions and fees and expenses of counsel and other advisers to the selling shareholders) related to registration of the shares being offered by the selling shareholders.

                                  LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Palo Alto will pass upon certain legal matters with respect to the shares of the common stock offered hereby.

                                     EXPERTS


Ernst & Young LLP, independent auditors, have audited, as set forth in their report thereon (which report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, our financial statements at October 31, 2000, 1999, and 1998, and for the years then ended, that appear in this prospectus. The financial statements referred to above are included in reliance upon the report by Ernst & Young LLP given on their authority as experts in accounting and auditing.


                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to our company and the shares to be sold in this offering, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. We have described all material information for each contract, agreement or other document filed with the registration statement in this prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

         You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including this registration statement, are also available to you without charge from the SEC Web site, which is located at http://www.sec.gov.

                              FINANCIAL STATEMENTS

                                AQUASEARCH, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                                                   Contents

Report of Independent Auditors..................................................................................F-2

Audited Financial Statements:

Balance Sheets as of October 31, 2000, 1999 and 1998............................................................F-3

Statements of Loss and Accumulated Deficit from Inception to October 31, 2000 and for the Years Ended October 31, 2000,
   1999 and 1998................................................................................................F-4

Statements of Cash Flows from Inception to October 31, 2000
   and for the Years Ended October 31, 2000, 1999 and 1998......................................................F-5

Statements of Stockholders' Equity (Deficit) from Inception to
   October 31, 2000.............................................................................................F-6

Notes to Financial Statements...................................................................................F-11

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Aquasearch, Inc.

We have audited the accompanying balance sheets of Aquasearch, Inc. (a development stage enterprise) as of October 31, 2000, 1999 and 1998, and the related statements of loss and accumulated deficit, cash flows, and stockholders' equity (deficit) for the years then ended and for the period from inception to October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aquasearch, Inc. (a development stage enterprise) as of October 31, 2000, 1999 and 1998, and the results of its operations and its cash flows for the years then ended and the period from inception to October 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and working capital deficit at October 31, 2000 raise substantial doubt about its ability to continue as a going concern. The October 31, 2000 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                    /s/ Ernst & Young LLP

Honolulu, Hawaii
February 2, 2001

                                               AQUASEARCH, INC.
                                       (A DEVELOPMENT STAGE ENTERPRISE)

                                                BALANCE SHEETS


                                                                             October 31
                                                     ---------------------------------------------------------
                                                            2000               1999              1998
                                                     ---------------------------------------------------------
Assets
Current assets:
   Cash                                                $        509,492   $         90,522  $        151,473
   Accounts receivable                                           12,356             24,300                 -
   Prepaid expenses                                               6,212             11,507            48,703
   Refundable deposits                                            8,724              3,053             3,081
                                                     ---------------------------------------------------------
Total current assets                                            536,784            129,382           203,257

Note receivable from officer, net (NOTE 5)                       50,000             50,000            50,000
Plant and equipment:
   Plant                                                      3,015,319          2,795,258         2,519,044
   Equipment                                                  1,093,952          1,060,348           167,203
   Less accumulated depreciation                               (662,002)          (413,244)         (201,292)
                                                     ---------------------------------------------------------
Net plant and equipment                                       3,447,269          3,442,362         2,484,955
                                                     ---------------------------------------------------------
Total assets                                           $      4,034,053   $      3,621,744  $      2,738,212
                                                     =========================================================

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                    $      1,171,965   $        894,995  $        968,429
   Due to officer                                               297,000            241,800           131,400
   Short-term advances (NOTE 2)                                 500,000                  -                 -
   Notes payable (NOTE 4)                                       710,000            170,000           300,000
   Notes payable to officer (NOTE 4)                            757,419          1,830,000           265,000
                                                     ---------------------------------------------------------
Total current liabilities                                     3,436,384          3,136,795         1,664,829

Stockholders' equity:
   Preferred stock (5,000,000 shares authorized)
     (NOTE 1)                                                         -                  -                 -
   Common stock ($0.0001 par value, 150,000,000
     shares authorized, 105,589,076, 87,060,501 and
     68,564,013 shares issued and outstanding at
     October 31, 2000, 1999 and 1998, respectively)              11,679              9,829             7,979
   Additional paid-in capital                                16,970,990         12,262,839         8,784,120
   Notes receivable (NOTE 3)                                    (29,179)           (58,133)          (59,696)
   Deficit accumulated during the development stage         (16,355,821)       (11,729,586)       (7,659,020)
                                                     ---------------------------------------------------------
Total stockholders' equity                                      597,669            484,949         1,073,383
                                                     ---------------------------------------------------------
Total liabilities and stockholders' equity             $      4,034,053   $      3,621,744` $      2,738,212
                                                     =========================================================

SEE ACCOMPANYING NOTES.

                               AQUASEARCH, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE)

                 STATEMENTS OF LOSS AND ACCUMULATED DEFICIT



                                              From inception               For the years ended October 31,
                                                               ---------------------------------------------------------
                                              to October 31,
                                                   2000               2000               1999              1998
                                            ----------------------------------------------------------------------------
 Operations
 Sales                                        $        11,077    $             -    $             -   $             -
 Cost of sales                                         23,464                  -                  -                 -
                                            ----------------------------------------------------------------------------
 Gross loss from operations                           (12,387)                 -                  -                 -
 Research and development costs                     7,223,649          2,440,631          1,695,448         1,166,766
 General and administrative expenses                7,359,595          1,917,600          1,772,627           964,120
                                            ----------------------------------------------------------------------------
 Loss from operations                             (14,595,631)        (4,358,231)        (3,468,075)       (2,130,886)

 Other income (expense)
 Interest (NOTE 4)                                 (1,866,447)          (492,232)          (653,172)         (617,037)
 Other                                                267,855            224,228             50,681              (352)
 Investment in joint venture                         (147,096)                 -                  -                 -
                                            ----------------------------------------------------------------------------
 Total other income (expense)                      (1,745,688)          (268,004)          (602,491)         (617,389)
                                            ----------------------------------------------------------------------------
 Loss before extraordinary item
                                                  (16,341,319)        (4,626,235)        (4,070,566)       (2,748,275)
 Extraordinary item - loss on write down of
   assets to liquidation basis                        (14,502)                 -                  -                 -
                                            ----------------------------------------------------------------------------
 Net loss                                     $   (16,355,821)   $    (4,626,235)   $    (4,070,566)  $    (2,748,275)
                                            ============================================================================

 Net loss per share                           $         (0.40)   $         (0.05)   $         (0.05)  $         (0.05)
                                            ============================================================================
 Weighted average shares outstanding               41,043,855        100,662,175         76,375,752        52,697,095

SEE ACCOMPANYING NOTES.

                                                     AQUASEARCH, INC.
                                             (A DEVELOPMENT STAGE ENTERPRISE)

                                                 STATEMENTS OF CASH FLOWS


                                               From inception to
                                                  October 31,                For the years ended October 31,
                                                                 ---------------------------------------------------------
                                                      2000              2000               1999              1998
                                               ---------------------------------------------------------------------------
Cash flows used in operating activities:
Net loss                                         $   (16,355,821)  $    (4,626,235)   $    (4,070,566)  $    (2,748,275)
Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation                                         662,002           248,758            241,881            96,398
    Allowance on note receivable from officer             98,000            42,000             42,000            14,000
    Expenses paid with common stock                    1,222,460           267,321             41,981           157,839
    Discount on convertible notes payable              1,465,387           381,893            488,788           495,882
    Changes in:
       Other current assets                              (14,936)             (376)            37,224           (22,775)
       Receivables                                       (12,356)           11,944            (24,300)            1,219
       Accounts payable                                1,171,966           276,971            (73,434)          552,085
       Due to officer                                    297,000            55,200            110,400            86,400
                                               ---------------------------------------------------------------------------
Cash used in operating activities                    (11,466,298)       (3,342,524)        (3,206,026)       (1,367,227)

Cash flows used in investing activities:
Purchases of fixed assets                             (4,109,271)         (253,665)        (1,199,288)       (1,774,306)
                                               ---------------------------------------------------------------------------
Cash used in investing activities                     (4,109,271)         (253,665)        (1,199,288)       (1,774,306)

Cash flows from financing activities:
Decrease (increase) in notes receivable                 (117,483)          (13,046)           (40,437)          (64,000)
Proceeds from issuance of common stock                 6,076,033           634,575            750,000           500,000
Proceeds from short-term advances                        500,000           500,000                  -                 -
Proceeds from notes payable                           10,198,863         3,194,063          3,634,800         2,810,000
Repayment of notes payable                              (105,285)         (105,285)                 -                 -
Offering costs                                          (467,067)         (195,148)                 -                 -
                                               ---------------------------------------------------------------------------
Cash provided by financing activities                 16,085,061         4,015,159          4,344,363         3,246,000
                                               ---------------------------------------------------------------------------

Net increase (decrease) in cash                          509,492           418,970            (60,951)          104,467
Cash, beginning of the period                                  -            90,522            151,473            47,006
                                               ---------------------------------------------------------------------------
Cash, end of the period                          $       509,492   $       509,492    $        90,522   $       151,473
                                               ===========================================================================

Supplemental non-cash information:
   Conversion of convertible notes payable to
     common stock                                 $    8,213,863   $     3,209,063    $     2,199,800   $     2,805,000
   Reduction in notes payable to officer and
     related interest for exercise of stock
     options                                             513,000           513,000                  -                 -

SEE ACCOMPANYING NOTES.

                               AQUASEARCH, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE)

               STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                    FROM INCEPTION TO OCTOBER 31, 2000



                                                                              Common Stock
                                    ---------------------------------------------------------------------------------------------
                                                                                                                        Total
                                                                     Additional                                    Stockholders'
                                    Number of Shares                  Paid-in     Notes Receivable  Accumulated  Equity (Deficit)
                                                       Amount         Capital                         Deficit
                                    -------------------------------------------------------------------------------------------
Issue of stock                         20,000,000  $       2,000   $      72,730   $       -   $            -  $       74,730
Loss from inception to October 31,
   1988                                         -              -               -           -         (101,984)       (101,984)
                                    -------------------------------------------------------------------------------------------

Balance, October 31, 1988              20,000,000          2,000          72,730           -         (101,984)        (27,254)
Sale of stock and A Warrants ($0.05     4,000,000            400         166,291           -                -         166,691
   per unit)
Shares reacquired at no cost          (11,198,838)             -               -           -                -               -
Exercise of A warrants ($0.12 per
   share)                                 556,000             56          66,664           -                -          66,720
Loss for the year ended October 31,
   1989                                         -              -               -           -         (183,333)       (183,333)
                                    -------------------------------------------------------------------------------------------

Balance, October 31, 1989              13,357,162          2,456         305,685           -         (285,317)         22,824
Sale of stock ($0.07 per share)           140,000             14           9,786           -                -           9,800
Stock issued for services
   ($0.05 per share)                      300,000             30          13,515           -                -          13,545
Exercise of A warrants ($0.12 per
   share)                               2,792,000            279         328,540           -                -         328,819
Loss for the year ended October 31,
   1990                                         -              -               -           -         (163,839)       (163,839)
                                    -------------------------------------------------------------------------------------------

Balance, October 31, 1990              16,589,162          2,779         657,526           -         (449,156)        211,149
Sale of stock ($0.04 per share)           125,000             13           5,987           -                -           6,000
Stock issued in consideration for
   loans ($0.04 per share)                290,000             29          11,571           -                -          11,600
Loss for the year ended October 31,
   1991                                         -              -               -           -         (251,401)       (251,401)
                                    -------------------------------------------------------------------------------------------

Balance, October 31, 1991              17,004,162          2,821         675,084           -         (700,557)        (22,652)
Sale of stock ($0.15 per share)            20,000              2           2,998           -                -           3,000
Stock issued for services
   ($0.0001 to $0.04 per share)           453,500             45           6,134           -                -           6,179


SEE ACCOMPANYING NOTES.

                               AQUASEARCH, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE)

          STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                                                                            Common Stock
                                    ----------------------------------------------------------------------------------------------
                                                                                                                        Total
                                                                     Additional                                     Stockholders'
                                    Number of Shares                  Paid-in     Notes Receivable  Accumulated   Equity (Deficit)
                                                       Amount         Capital                         Deficit
                                    ----------------------------------------------------------------------------------------------
Loss for the year ended October 31,
   1992                                         -  $           -   $           -   $           -   $     (81,128)  $     (81,128)
                                    ----------------------------------------------------------------------------------------------

Balance, October 31, 1992              17,477,662          2,868         684,216               -        (781,685)        (94,601)
Sale of stock ($0.08 per share)         3,175,000            318         244,071               -               -         244,389
Stock issued for services
   ($0.08 per share)                      673,751             68          54,083               -               -          54,151
Conversion of notes and advances
   for stock
   ($0.08 per share)                      861,900             87          69,315               -               -          69,402
Loss for the year ended October 31,
   1993                                         -              -               -               -        (142,198)       (142,198)
                                    ----------------------------------------------------------------------------------------------

Balance, October 31, 1993              22,188,313          3,341       1,051,685               -        (923,883)        131,143
Sale of stock ($0.03 per share)           250,000             25           7,475               -               -           7,500
Stock issued for services
   ($0.08 per share)                    1,025,000            101          81,900               -               -          82,001
Loss for the year ended October 31,
   1994                                         -              -               -               -        (240,090)       (240,090)
                                    ----------------------------------------------------------------------------------------------

Balance, October 31, 1994              23,463,313          3,467       1,141,060               -      (1,163,973)        (19,446)
Sale of stock
   ($0.0625 to $0.10 per share)         7,622,500            762         550,883               -               -         551,645
Stock issued for services
   ($0.0625 to $0.10 per share)           177,875             18          12,974               -               -          12,992
Reissue stock previously canceled
   at no cost                           1,320,000            132           (132)               -               -               -
Loss for the year ended October 31,
   1995                                         -              -               -               -        (288,813)       (288,813)
                                    ----------------------------------------------------------------------------------------------

Balance, October 31, 1995, as
   previously reported                 32,583,688          4,379       1,704,785               -      (1,452,786)        256,378



SEE ACCOMPANYING NOTES.

                               AQUASEARCH, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE)

          STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)


                                                                              Common Stock
                                    ------------------------------------------------------------------------------------------------
                                                                                                                       Total
                                                                       Additional                                    Stockholders'
                                    Number of Shares                    Paid-in          Notes        Accumulated  Equity (Deficit)
                                                         Amount         Capital        Receivable       Deficit
                                    ----------------------------------------------------------------------------------------------
Correction of reissuance of stock
   previously canceled (NOTE 8)
                                               -      $       -   $     198,000   $           -   $    (198,000)  $           -
                                    ----------------------------------------------------------------------------------------------
Balance, October 31, 1995, as
   restated                           32,583,688          4,379       1,902,785               -      (1,650,786)        256,378
Sale of stock
   ($0.125 to $0.50 per share)         7,901,643            791       1,268,758               -               -       1,269,549
Stock issued for services ($0.125
   to $0.62 per share)                   344,000             34          62,766               -               -          62,800
Loss for the year ended October 31,
   1996                                        -              -               -               -      (1,297,932)     (1,297,932)
                                    ----------------------------------------------------------------------------------------------

Balance, October 31, 1996             40,829,331          5,204       3,234,309               -      (2,948,718)        290,795
Sale of stock
   ($0.21 to $0.44 per share)          5,095,727            510       1,123,681               -               -       1,124,191
Stock issued for services
   ($0.17 to $0.892 per share)           103,138             11          35,336               -               -          35,347
Exercise of options for stock
   ($0.0625 per share) (NOTE 3)          488,250             49          30,467         (30,516)              -               -
Penalty shares
   ($0.2116 per share) (NOTE 2)        1,303,435            130         275,677               -               -         275,807
Discount on convertible notes
   payable                                     -              -          98,824               -               -          98,824
Loss for the year ended October 31,
   1997                                        -              -               -               -      (1,962,027)     (1,962,027)
                                    ----------------------------------------------------------------------------------------------

Balance, October 31, 1997             47,819,881          5,904       4,798,294         (30,516)     (4,910,745)       (137,063)
Sale of stock
   ($0.156 per share)                  3,205,128            321         499,679               -               -         500,000
Issuance of stock on conversion
   of convertible notes payable
   ($0.16 to $0.19 per share)         16,870,520          1,687       2,915,274               -               -       2,916,961

SEE ACCOMPANYING NOTES.

                               AQUASEARCH, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE)

          STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                                                                          Common Stock
                                --------------------------------------------------------------------------------------------------
                                                                                                                         Total
                                                                  Additional                                       Stockholders'
                                  Number of Shares                 Paid-in           Notes         Accumulated   Equity (Deficit)
                                                    Amount         Capital        Receivable         Deficit
                                  -------------------------------------------------------------------------------------------------
Stock issued for services
   ($0.22 to $0.25 per share)           201,622   $          20  $      45,858   $           -    $           -    $      45,878
Exercise of options for stock
   ($0.0625 per share)
   (NOTE 3)                             466,862              47         29,133         (29,180)                -               -
Discount on convertible notes
   payable (NOTE 4)                           -               -        495,882               -                 -         495,882
Loss for the year ended
   October 31, 1998                           -               -              -               -        (2,748,275)     (2,748,275)
                                  -------------------------------------------------------------------------------------------------
Balance, October 31, 1998            68,564,013           7,979      8,784,120          (59,696)      (7,659,020)      1,073,383
Issuance of stock on conversion
   of convertible notes payable
   ($0.14 to $0.26 per share)
                                     13,496,488           1,350      2,240,431                -                -       2,241,781
Sale of stock
   ($0.15 per share)                  5,000,000             500        749,500                -                -         750,000
Payment on notes receivable
   issued upon exercise of
   common stock options                       -               -              -           1,563                 -           1,563
Discount on convertible notes
   payable (NOTE 4)                           -               -        488,788                -                -         488,788
Loss for the year ended
   October 31, 1999                           -               -              -                -       (4,070,566)     (4,070,566)
                                  -------------------------------------------------------------------------------------------------
Balance, October 31, 1999            87,060,501   $       9,829  $  12,262,839   $      (58,133)  $  (11,729,586)  $     484,949
Issuance of stock on conversion
   of convertible notes payable
   ($0.13 to $1.26 per share)
                                     14,062,275           1,403      3,149,291                -                -       3,150,694



SEE ACCOMPANYING NOTES.

                               AQUASEARCH, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE)

          STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)


                                                                             Common Stock
                                 --------------------------------------------------------------------------------------------------
                                                                                                                         Total
                                                                     Additional                                      Stockholders'
                                  Number of Shares                    Paid-in           Notes         Accumulated  Equity (Deficit)
                                                       Amount         Capital        Receivable         Deficit
                                  -------------------------------------------------------------------------------------------------
Sales, grants, and issuance of
   stock upon exercise of stock
   options ($0.15 to $0.58 per
   share)                                3,939,300             394        913,520                -                -         913,914
Issuance of stock upon exercise
   of warrants ($0.50 per share)
                                           527,000              53        263,447               -                 -         263,500
Payment on notes receivable
   issued upon exercise of
   common stock options                          -               -              -          28,954                 -          28,954
Discount on convertible notes
   payable (NOTE 4)                              -               -        381,893                -                -         381,893
Loss for the year ended
   October 31, 2000                              -               -              -                -       (4,626,235)     (4,626,235)
                                  -------------------------------------------------------------------------------------------------


Balance, October 31, 2000              105,589,076       $  11,679  $  16,970,990   $      (29,179)  $  (16,355,821)  $     597,669
                                  =================================================================================================


SEE ACCOMPANYING NOTES.

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                       NOTES TO FINANCIAL STATEMENTS

                     OCTOBER 31, 2000, 1999, AND 1998


1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Aquasearch, Inc., a Colorado corporation founded in February 1988, is a development stage company that develops and commercializes natural products from microalgae using its proprietary, large-scale photobioreactor technology known as the Aquasearch Growth Module. The Company's operations are located in Kailua-Kona, Hawaii.

Microalgae are a diverse group of over 30,000 species of microscopic plants that have a wide range of physiological and biochemical characteristics. Many of these are known to contain valuable substances that have existing and potential commercial applications in such fields as animal and human nutrition, food colorings, cosmetics, diagnostic products, pharmaceuticals, research grade chemicals, pigments and dyes. Microalgae grow ten times faster than the fastest growing land-based crops and represent a largely unexploited and renewable natural resource with a biodiversity comparable to that of land-based plants.

In June 1999, the Company completed the expansion of its research and development facility to include a three-acre production and processing plant. Aquasearch's first commercial product is astaxanthin, a naturally occurring red pigment derived from a freshwater microalgae.

The Company has devoted most of its efforts since inception to research and development, and accordingly, is considered to be in the development stage. For the years ended October 31, 2000, 1999, and 1998, sales of astaxanthin were approximately $220,000, $52,000, and 0, respectively, and are included in other income in the accompanying financial statements.

BASIS OF PRESENTATION

The Company's financial statements have been presented on the basis that it is able to continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred operating losses since inception totaling approximately $16 million. At October 31, 2000, the Company had a working capital deficit of approximately $3 million. During the year ended October 31, 2000, the Company sold additional shares of stock through the issuance of convertible notes and received other debt financing which were sufficient to fund its immediate operating financial needs.

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BASIS OF PRESENTATION (CONTINUED)

The Company currently projects that it will require approximately $4 million in operating capital in fiscal 2001, before any planned capital expenditures. The Company is presently pursuing additional sources of capital in order to finance its operations in fiscal 2001. These capital sources include equity and debt financing, license agreements, and government contracts and grants.

The Company's continued existence is dependent upon its ability to obtain working capital and long-term financing to meet its obligations on a timely basis and to fund expansion of its production facilities and continued research and development of new microalgae products. The Company is presently unable to reasonably determine the likelihood of obtaining such financing. In addition, the failure of the Company to successfully produce microalgae on a commercial scale, the inability to protect or enforce its intellectual property rights, or the loss of any existing or potential corporate partner could have a material adverse effect on the Company's business, financial condition and results of operations.

The accompanying financial statements do not include any adjustments, including those related to the classification of recorded asset amounts or the amounts or classification of liabilities, that might result from the outcome of the aforementioned uncertainties.

PLANT AND EQUIPMENT

Plant and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

PREFERRED STOCK

The Company has authorized 5,000,000 shares of "blank check" preferred stock, with such designations, rights, preferences, privileges and restrictions to be determined by the Company's Board of Directors. No preferred stock has been issued as of October 31, 2000.

STOCK ISSUED FOR SERVICES

The value of stock issued for services is based on management's estimate of the fair value of the Company's stock at the date of issue or the fair value of the services received, whichever is more reliably measurable.

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes as required by Statement of Financial Accounting Standards No. 109 (SFAS 109), ACCOUNTING FOR INCOME TAXES. SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities.

Since its inception, the Company has incurred net operating losses. Accordingly, no provision has been made for income taxes.

NET LOSS PER SHARE

Net loss per share was based on the weighted average common shares outstanding during the period. Common shares issuable upon exercise of outstanding warrants, options and convertible notes payable have not been included in the computation of net loss per share as their effect would be anti-dilutive.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments, including cash, accounts receivable, notes receivable, accounts payable and notes payable are deemed to approximate fair value due to their short-term nature.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION

Certain prior year amounts have been reclassified to conform with the 2000 presentation.

2. COMMON STOCK AND COMMON STOCK WARRANTS

On June 14, 2000, the Company entered into a common stock purchase agreement with Alpha Venture Capital, Inc., a Cook Islands corporation, under which the Company agreed to sell and Alpha Venture Capital agreed to purchase up to $10 million of the Company's common stock. The agreement requires the Company to reserve a total of 20 million shares of common stock for issuance pursuant to the purchase agreement. The Company filed a registration statement on July 13, 2000 with the SEC covering the resale of the common stock purchased by Alpha Venture Capital. The agreement expires 18 months after the

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


2. COMMON STOCK AND COMMON STOCK WARRANTS (CONTINUED)

initial draw or the date at which an aggregate of $10 million of common stock has been sold to Alpha Venture Capital.

The minimum amount of each draw under the equity line is $100,000. The maximum amount that can be drawn is the lesser of 200% of the average trading volume of the 20 consecutive trading days ending on the day before the closing date of the draw or $1 million. The share purchase price for each draw is equal to 80% of the lowest closing bid price during any of the five business days immediately following the draw notification to Alpha Venture Capital.

In connection with the agreement, the Company is to issue warrants to Alpha Venture Capital for the purchase of 150,000 shares of common stock at $0.48 per share and warrants to purchase 1,350,000 shares of common stock at $0.54 per share. In addition, the Company agreed to issue warrants to purchase up to a maximum of 950,000 shares of common stock on a pro rata basis in conjunction with each draw, exercisable at the closing bid price at the date of each draw. The warrants have a term of five years.

A commitment fee, in the amount of 5% of the draws on the first $5 million and 3% of the draws on the remaining $5 million, will be paid to Alpha Venture Capital.

The Company is under no obligation to use the equity line. No draws have been made on the equity line as of October 31, 2000.

During October 2000, the Company received a total of $500,000 of short-term advances from Alpha Venture Capital. The advances are unsecured, bear no interest, and will be repaid from the initial draw under the equity line.

In January 2001, the Company entered into an agreement to modify certain terms of the common stock purchase agreement with Alpha Venture Capital. Subject to the meeting of certain conditions including the consummation of an initial draw under the equity line of $560,000 and the delivery of the warrants to purchase 1,500,000 shares of the Company's common stock, the common stock purchase agreement will be amended to remove the exclusivity and penalty provisions, release shares presently reserved for future issuance under the equity line, and adjust the purchase price calculation of future draws.

On January 12, 1989, the Company sold to the public 4,000,000 shares of its $0.0001 par value common stock. The shares were sold as part of a unit for $0.05 per unit. Each unit consisted of one share of common stock and one common stock purchase warrant ("A" warrant). The "A" warrant entitled the holder thereof to purchase one additional share of common stock and one common stock purchase warrant ("B" warrant) for $0.12 per share. Each "B" warrant entitled the holder to purchase one additional share of common stock for $1.00. The offering netted $166,691 to the Company on the date of closing.

During the years ended October 31, 1989 and 1990, 3,348,000 "A" warrants were exercised at $0.12 per share which netted the Company $395,539. All remaining "A" warrants have been canceled. The 3,348,000 "B" warrants expired on September 15, 1996.

During the period from October 1996 to April 1997, the Company sold an aggregate of 5,044,570 units, consisting of one share of Common Stock and one Common Stock Purchase Warrant (the "Warrants"), to accredited investors (the "Unit Investors") in a private placement (the "Unit Offering"). The purchase price of the units ranged from $0.21 per unit to $0.44 per unit. The Warrants had a term of three years and were

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


2. COMMON STOCK AND COMMON STOCK WARRANTS (CONTINUED)

exercisable at $1.00 per share, subject to adjustment. The Warrants have expired as of October 31, 2000. The gross proceeds from the Unit Offering were $1,275,980. The placement agent for the Unit Offering, First Honolulu Securities, Inc., received total commissions of $76,559 (equal to 6% of the gross proceeds from the sale of the units) and 302,674 Common Stock Purchase Warrants (equal to 6% of the number of units sold).

In October 1997, the Company issued 1,303,435 shares of Common Stock to the Unit Investors as compensation for the failure by the Company to cause the registration statement of the shares purchased in the Unit Offering to be declared effective by the Securities and Exchange Commission on or before May 29, 1997. The registration statement was declared effective on November 12, 1997. The shares have been reflected as issued and outstanding as of October 31, 1997 and the related expense of $275,807 was reflected in general and administrative expenses for the year ended October 31, 1997.

Shares of common stock issuable upon exercise of outstanding warrants, options and convertible notes payable as of October 31, 2000 are as follows:

      Stock options granted to current and former directors, executive officers,
        employees and consultants (NOTE 3)                                                 14,092,418
      Warrants outstanding:
        @ $0.375                                                                               45,000
        @ $0.40                                                                             1,100,000
        @ $0.50                                                                             6,778,425
        @ $0.75                                                                               568,086
        @ $1.00                                                                               489,249
        @ $1.50                                                                               154,599
        @ $2.00                                                                                79,491
      Shares issuable upon conversion of outstanding convertible notes payable                181,338
      Warrants (@ $0.75) issuable upon conversion of outstanding convertible notes            90,000
                                                                                    -------------------
                                                                                           23,578,606
                                                                                    ===================



3. COMMON STOCK OPTIONS

In August 1995, the Company granted nonstatutory stock options, exercisable immediately, to five individuals to purchase a total of 150,000 shares of the Company's common stock at an exercise price of $0.0625 per share. In addition, the Company also granted stock options to four individuals to purchase a total of 5,627,462 shares at an exercise price of $0.0625 per share. The Company also granted stock options to three individuals which became exercisable in July 1996 to purchase a total of 180,000 shares at an exercise price of $0.62 per share. The options have a term of seven years.

In March 1996, the Company's Board of Directors approved a stock option plan which provides for the granting of nonstatutory stock options to employees and consultants of the Company. Terms of awards under the plan including vesting requirements, exercise prices and expiration dates are determined at the discretion of the Board of Directors. The plan terminates in March 2006.

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


3. COMMON STOCK OPTIONS (CONTINUED)

In July 1996, the Company granted nonstatutory stock options to a consultant for a total of 400,000 shares of the Company's common stock at an exercise price of $0.56 per share. The options were immediately exercisable with respect to 200,000 shares. The remaining options became exercisable in January 1997 for 100,000 shares and July 1997 for 100,000 shares. The options have a term of ten years.

In November 1996, the Company granted nonstatutory stock options to ten employees for a total of 107,307 shares of the Company's common stock at an exercise price of $0.34 per share. The options vest over a period of five years and have a term of ten years.

In January 1997, the Company granted a nonstatutory stock option to an officer/director of the Company for a total of 1,500,000 shares of the Company's common stock at an exercise price of $0.36 per share. The option vests over a period of five years and has a term of ten years.

In April 1997, the Company sold a total of 1,000,000 shares of its common stock to an officer/director of the Company at a purchase price of $0.21 per share. In addition, the Company granted this person a nonstatutory stock option for a total of 1,000,000 shares of the Company's common stock at an exercise price of $1.00 per share. The option is fully vested and has a term of ten years.

In August 1997, the Company granted a nonstatutory stock option to a consultant, who subsequently became an officer, for a total of 1,072,000 shares of the Company's common stock at an exercise price of $0.25 per share. The option was immediately exercisable with respect to 112,000 shares. The remainder becomes exercisable in 2002 through 2004 or upon the achievement of certain agreed on milestones, if earlier. The option has a term of seven years.

In September 1997, the Company granted nonstatutory stock options to 14 employees for a total of 474,510 shares of the Company's common stock at an exercise price of $0.25 per share. The options vest over a period of five years and have a term of ten years.

During the year ended October 31, 1997, the Company granted nonstatutory stock options to four consultants for a total of 145,000 shares of the Company's common stock at exercise prices ranging from $0.25 to $0.50 per share. The options are fully vested and have a term of seven years.

In January 1998, the Company granted nonstatutory stock options to 14 employees for a total of 460,350 shares of the Company's common stock at an exercise price of $0.25 per share. The options vest over a period of five years and have a term of ten years.

In November 1998, the Company granted nonstatutory stock options to 15 employees for a total of 663,716 shares of the Company's common stock at an exercise price of $0.20 per share. The options vest over a period of five years and have a term of ten years.

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


3. COMMON STOCK OPTIONS (CONTINUED)

During the year ended October 31, 1999, the Company granted nonstatutory stock options to an officer and director for a total of 3,200,000 shares of the Company's common stock at an exercise price of $0.50 per share. The options vest over periods of three and five years and have a term of seven years. In addition, the Company granted nonstatutory stock options to an officer and employee for a total of 350,000 shares of the Company's common stock at exercise prices of $0.22 and $0.28 per share. The options vest over a period of five years and have a term of nine years.

In January 1999, the Company granted a nonstatutory stock option to a member of its Board of Directors for 50,000 shares of the Company's common stock at an exercise price of $0.25 per share. The option vested immediately and has a term of seven years.

In November 1999, the Company granted nonstatutory stock options to 18 employees for a total of 779,772 shares of the Company's common stock at an exercise price of $0.33 per share. The options vest over a period of five years and have a term of ten years.

In October 2000, the Company granted a nonstatutory stock option to one of its officers for 500,000 shares of the Company's common stock at an exercise price of $0.34 per share. The option vests over a period of five years and has a term of ten years.

In October 2000, an officer/director of the Company exercised options for a total of 1,425,000 shares of common stock at an exercise price of $0.36. The shares were acquired in satisfaction of certain notes payable to officer and accrued interest.

During the year ended October 31, 2000, the Company granted nonstatutory stock options to four employees and two non-employees for a total of 575,000 shares of the Company's common stock with exercise prices ranging from $0.25 to $0.83 per share. The options vest over three to five years and have a term of seven years.

The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (Statement 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Stock options issued to non-employees for services were at exercise prices at or above market at the dates of grant and the Company believes the fair value of these options were not material to the financial statements.

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


3. COMMON STOCK OPTIONS (CONTINUED)

Pro forma information regarding net loss and net loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                         2000             1999              1998
                                                  ------------------------------------------------------
      Risk-free interest rate                               6%              6%                6%
      Expected dividend yield                               0%              0%                0%
      Expected life                                    5 years         5 years           5 years
      Expected volatility                                 0.98            0.47              0.58

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of applying Statement 123 on pro forma net loss for the years ended October 31, 2000, 1999, and 1998 are not likely to be representative of the effects for future years since the 2000, 1999, and 1998 pro forma net loss amounts reflect expense for only one year of vesting. The Company's pro forma information follows:


                                                      2000              1999               1998
                                               ---------------------------------------------------------
       Net loss:
          As reported                            $      4,626,235  $      4,070,566   $      2,748,275
          Pro forma                              $      4,929,396  $      4,217,830   $      2,855,215
       Loss per share:
          As reported                            $          0.05   $          0.05    $          0.05
          Pro forma                              $          0.05   $          0.06    $          0.05


                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


3. COMMON STOCK OPTIONS (CONTINUED)

A summary of the Company's stock option activity, and related information for the years ended October 31, 2000, 1999, and 1998 follows:



                                           2000                       1999                     1998
                                 --------------------------  ------------------------ -----------------------
                                               Wtd-Avg Ex                 Wtd-Avg                 Wtd-Avg
                                    Options       Price         Options    Ex Price     Options    Ex Price
                                 --------------------------  ------------------------ -----------------------
Outstanding, beginning of year      13,776,238   $  0.32         9,883,751  $  0.27      9,970,263  $ 0.26
Granted                              1,904,772      0.43         4,213,716     0.43        460,350    0.25
Exercised                           (1,457,342)     0.36                 -         -      (466,862)   0.06
Forfeited                             (131,250)     0.52          (321,229)    0.24        (80,000)   0.25
                                 ---------------             --------------           -------------
Outstanding, end of year            14,092,418   $  0.33        13,776,238  $  0.32      9,883,751  $ 0.27
                                 ===============             ==============           =============

Exercisable, end of year            10,199,435   $  0.31         9,849,858  $  0.31      7,313,000  $ 0.22

Common stock options of 466,862 exercised during the year ended October 31, 1998 were in exchange for a three-year note receivable bearing interest at 5 percent per annum. The note balance of $29,179 at October 31, 2000 is presented in stockholders' equity.

Weighted-average exercise prices and fair values of options issued during the years ended October 31, 2000, 1999, and 1998 with exercise prices which equaled or exceeded the market prices of the Company's stock on the grant date follows:

                                   2000                            1999                           1998
                       -----------------------------  ------------------------------- ------------------------------
                                    Weighted-Ave.                   Weighted-Ave.                   Weighted-Ave.
                                  ------------------              -------------------             ------------------
                                    Ex.      Fair                    Ex.      Fair                  Ex.      Fair
                        Options    Price    Value       Options     Price    Value      Options    Price    Value
                       -----------------------------  ------------------------------- ------------------------------
 Options whose
  exercise price
  equaled the market
  price of the stock
  on the grant date      1,829,772  $ 0.43   $ 0.32         250,000  $0.28    $0.25            -    $   -    $   -


Options whose
  exercise price
  exceeded the market
  price of the stock
  on the grant date         75,000    0.25     0.09       3,963,716   0.44     0.05      460,350     0.25     0.12
                        -----------                     ------------                  ------------

Options issued during
  the year               1,904,772                        4,213,716                      460,350
                        ===========                     ============                  ============

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


3. COMMON STOCK OPTIONS (CONTINUED)

The following summarizes information about the Company's stock options outstanding at October 31, 2000:

                                    Options Outstanding                          Options Exercisable
                      -------------------------------------------------  -------------------------------------
                                           Wtd-Ave
                                          Remaining        Wtd-Ave                          Wtd-Ave Exercise
  Range of Exercise                      Contractual   Exercise Price                            Price
        Prices             Number           Life                              Number
 ----------------------------------------------------------------------  -------------------------------------
 $0.06 to $0.22           5,334,478       2.5 years      $      0.08        5,024,201        $        0.07
 $0.25 to $0.40           3,572,940          6.9                0.29        1,438,015                 0.26
 $0.50 to $1.00           5,185,000          5.6                0.62        3,737,219                 0.64
                      -----------------                                  ------------------
                         14,092,418                                        10,199,435
                      =================                                  ==================

4. NOTES PAYABLE

Notes payable consisted of the following as of October 31:


                                                              2000                1999               1998
                                                        ------------------ --------------------------------------
     One-year convertible notes, unsecured, bearing
       interest at 10% per annum payable at the earlier
       of conversion or maturity                          $      90,000      $     130,000      $     300,000

     60 day short-term bridge financing note,
       unsecured, bearing interest at 10% per annum                   -             40,000                  -

     90 day short-term bridge financing notes,
       unsecured, bearing interest at 10% per annum             370,000                  -                  -

     One-year promissory note, unsecured, bearing
       interest at 10% per annum                                250,000                  -                  -
                                                        ------------------ --------------------------------------
     Total notes payable                                  $     710,000      $     170,000      $     300,000
                                                        ================== ======================================
   One-year convertible notes payable to an officer
       of the Company, unsecured, bearing interest at
       10% per annum payable at the earlier of
       conversion or maturity                             $           -      $   1,005,000      $     265,000

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


4. NOTES PAYABLE (CONTINUED)

     Six-month note payable to an officer of the
       Company, unsecured, bearing interest at 10% per
       annum                                                    100,000                  -                  -

     One-year notes payable to an officer of the
       Company, unsecured, bearing interest at 10% per
       annum                                                    657,419            825,000                  -
                                                        ------------------ --------------------------------------
     Total notes payable to officer                       $     757,419      $   1,830,000      $     265,000
                                                        ================== ======================================

Interest expense incurred on the above notes totaled approximately $130,000, $160,000, and $120,000 for the years ended October 31, 2000, 1999, and 1998, respectively. Since inception, interest incurred has been settled through the issuance of common stock.

During the period from June 1997 to October 31, 2000, the Company issued a total of approximately $8.3 million in principal amount of convertible notes to "accredited investors" in private placements. The principal and any accrued interest are convertible for a period of six months from the date of the note into shares of the Company's common stock at a 15% discount to the market price of the stock on the issuance date of the note. The convertible notes also provide for the holders to receive warrants to purchase shares of common stock ranging from $0.375 to $2.00 per share in a total amount equal to the dollar amount of the note upon conversion or 40% of the dollar amount of the note if not converted. The warrants have a term of three years.

The following summarizes convertible notes payable transactions during the three years ended October 31, 2000:


                                                           Principal                 Upon Conversion
                                                                          --------------------------------------
                                                        Amount of Notes    Number of Shares      Number of
                                                                                Issued            Warrants
                                                       ------------------ --------------------------------------
    Balance at October 31, 1997                          $     200,000
    Convertible notes sold                                   2,145,000
    Notes converted                                         (2,045,000)         12,049,180          2,045,000
                                                       ------------------
    Balance at October 31, 1998                                300,000
    Convertible notes sold                                   1,764,800
    Notes converted                                         (1,934,800)         11,859,290          1,934,800
                                                       ------------------
    Balance at October 31, 1999                                130,000
    Convertible notes sold                                   2,164,063
    Notes converted                                         (2,204,063)          7,234,660          2,593,337
                                                       ------------------
    Balance at October 31, 2000                          $      90,000
                                                       ==================

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


4. NOTES PAYABLE (CONTINUED)

The following summarizes convertible notes payable to officer transactions during the three years ended October 31, 2000:

                                                                          Principal Upon Conversion
                                                                           --------------------------------------
                                                        Amount of Notes    Number of Shares       Number of
                                                                                Issued             Warrants
                                                       ------------------- ------------------ -------------------
     Balance at October 31, 1997                          $      360,000
     Convertible notes sold                                      665,000
     Notes converted                                            (760,000)         4,821,340            760,000
                                                       -------------------
     Balance at October 31, 1998                                 265,000
     Convertible notes sold                                    1,005,000
     Notes converted                                            (265,000)         1,637,198            265,000
                                                       -------------------
     Balance at October 31, 1999                               1,005,000
     Convertible notes sold                                            -
     Notes converted                                          (1,005,000)         6,827,616            402,000
                                                       -------------------
     Balance at October 31, 2000                         $             -
                                                       ===================


Interest expense for the years ended October 31, 2000, 1999, and 1998 includes approximately $380,000, $490,000 and $500,000, respectively, of discount on convertible notes payable resulting from the difference between the conversion price and the fair value of the common stock underlying the convertible notes on their respective issuance dates.

5. RELATED PARTY TRANSACTIONS

During the year ended October 31, 1991, the Company borrowed $29,000 from stockholders. The four separate notes were unsecured, carried an interest rate of 12% and were due in August 1992. As an inducement for the loans, the Company issued a total of 290,000 shares of restricted stock to the lenders. For purposes of the financial statements, this stock was valued at $0.04 per share based on recent sales of restricted stock. Loan issue costs of $5,322 were charged to interest expense in 1991 and unamortized loan issue costs of $6,693 were written off. During the year ended October 31, 1993, these loans were converted to 430,650 shares of common stock.

During the year ended October 31, 1995, the Company reissued 1,320,000 shares of common stock to its president and chief executive officer. These were shares which had been previously returned to the Company (see Note 8).

In July 1998, the Company entered into a loan agreement with one of its officers. Under the terms of the agreement, the Company loaned the officer $50,000 plus $3,500 per month for the life of the loan. The loan has an interest rate of 9% per annum and a term of three years. The loan is secured by the officer's common stock options. The officer resigned from the Company in December 2000. In accordance with the

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


5. RELATED PARTY TRANSACTIONS (CONTINUED)

terms of the promissory note, upon the officer's resignation the loan and accrued interest became due and payable within 30 days.

Due to officer represents unpaid compensation owed to the Company's chief financial officer.

6. INCOME TAXES

Since its formation the Company has incurred net operating losses. As of October 31, 2000, the Company had a net operating loss carryforward available to offset future taxable income for federal and state income tax purposes of approximately $13.5 million. The net operating loss carryforward for tax reporting purposes expires in the years from 2001 to 2020. The Company also has a research credit carryover approximating $300,000 which expires between the years 2003 and 2020.

Deferred income taxes are the result of provisions of the tax laws that either require or permit certain items of income or expense to be reported for tax purposes in different periods than they are reported for financial reporting purposes. The primary component of the Company's deferred income taxes relate to its net operating loss carryforward of approximately $13.5 million.

No deferred tax benefit or liability has been recorded for temporary differences between book and tax reporting due to the uncertainty of any eventual recovery or payment.

7. INVESTMENT IN OCEANCOLOR, INC.

In March 1993, the Company invested $50,000 in a joint venture (OceanColor, Inc.) with Cyanotech Corporation (Cyanotech). The Company and Cyanotech each owned 50% of OceanColor, Inc. During the year ended October 31, 1994, the Company invested an additional $97,100 in this joint venture. In November 1994, the joint venture was dissolved with the licensing rights to its proprietary technology reverting entirely to the Company. At the time of dissolution, there was approximately $7,500 of equipment in the joint venture which was distributed to the Company.

8. CORRECTION OF ACCOUNTING FOR REISSUANCE OF STOCK PREVIOUSLY CANCELED

During the year ended October 31, 1995, the Company reissued 1,320,000 shares of restricted stock to its president and chief executive officer. These were shares which had been previously returned to the Company by the president and chief executive officer at no cost to the Company. The reissuance was recorded at par value in the financial statements for the year ended October 31, 1995 with no effect on net loss for that year. The Company has subsequently valued the reissued stock at $0.15 per share based on the quoted market price of the restricted stock at the date of reissuance. As a result, the Company's financial statements for the year ended October 31, 1995 have been restated as follows:

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


8. CORRECTION OF ACCOUNTING FOR REISSUANCE OF STOCK PREVIOUSLY CANCELED (CONTINUED)


                                                               As originally
                                                                 reported              As restated
                                                            ------------------   -----------------------
      Balance sheet:
         Additional paid-in capital                            $   1,704,785         $    1,902,785
         Deficit accumulated during the development stage         (1,452,786)            (1,650,786)
      Statement of loss and accumulated deficit:
         General and administrative expenses                         195,171                393,171
         Net income (loss)                                          (288,813)              (486,813)
         Loss per share                                                (0.01)                 (0.02)
      Statement of cash flows:
         Expenses paid with common stock                              12,998                210,998

9. DISPUTE WITH CYANOTECH

On July 13, 1998, Cyanotech filed a complaint against the Company in the United States District Court for the District of Hawaii (Case No. CV98-00600ACK). In the complaint, Cyanotech sought declaratory judgment of non-infringement of the Company's U.S. Letters Patent No. 5,541,056; invalidity of the 5,541,056 Patent; and non-misappropriation of the Company's trade secrets relating to closed culture production of astaxanthin. Cyanotech filed the complaint after the Company expressed to Cyanotech its concern that Cyanotech infringed the 5,541,056 Patent and misappropriated the Company's trade secrets.

On September 11, 1998, the Company filed an answer denying all of Cyanotech's allegations and a counter claim, alleging infringement of the 5,541,056 Patent; misappropriation of trade secrets; unfair competition; and breach of contract relative to the parties' 1994 Dissolution Agreement.

On December 14, 1998, Cyanotech filed a motion for partial summary judgment of non-infringement and invalidity of the 5,541,056 Patent.

On March 1, 1999, the Company filed a motion for partial summary judgment against Cyanotech for breach of contract and misappropriation of trade secrets. On March 26, 1999, the Company filed a cross-motion for summary judgment of patent infringement. All motions for summary judgment were heard in November 1999.

On December 30, 1999, the United States District Court for the District of Hawaii granted summary judgment on the Company's motion that Cyanotech infringed the Company's patent, misappropriated the Company's trade secrets and breached the terms of the parties' 1994 Dissolution Agreement. In its order, the Court found that the tube process used by Cyanotech for cultivating microalgae infringed the 5,541,056 Patent. The Court further found that Cyanotech violated the Uniform Trade Secrets Act and breached the 1994 Dissolution Agreement when it misappropriated trade secrets relating to the Company's proprietary closed-system technology for cultivation of microalgae.

                             AQUASEARCH, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO FINANCIAL STATEMENTS (CONTINUED)


9. DISPUTE WITH CYANOTECH (CONTINUED)

In addition, the Court denied Cyanotech's motion for partial summary judgment of non-infringement and invalidity of the Company's patent. In doing so, the Court upheld the validity of the 5,541,056 Patent.

On January 14, 2000, Cyanotech filed a motion for reconsideration on the Court's December 30, 1999 order. The Company filed its opposition to the motion for reconsideration on February 1, 2000.

On March 3, 2000, the Court denied Cyanotech's motion for reconsideration.

On May 25, 2000, the Court granted the Company's motion to compel Cyanotech to produce documents related to its BioDome system, financial information relating to its astaxanthin production, and communications with third parties concerning the lawsuit. In its order, the Court determined that the information sought on the BioDome could be relevant in the litigation and could potentially bear on the remedies or the extent of the patent infringement and trade secret misappropriations by Cyanotech.

On August 29, 2000, Cyanotech filed a motion for partial summary judgment of invalidity of the 5,541,056 Patent.

On December 4, 2000, the Court denied Cyanotech's motion for partial summary judgment.

The Company has not accrued or reflected any amounts related to the dispute in the accompanying financial statements. Legal costs are expensed as incurred.

10. COMMITMENTS

In January 2001, the Company entered into a research and license agreement with a major university to access, manufacture, use and sell products from a microalgal collection. Under terms of the research agreement, the university is to receive approximately $550,000 over the initial two-year term for maintenance and research work on the collection. The license agreement provides for royalties to be paid to the university on income from commercialization of products developed from the collection.

You should rely only on the information contained in this prospectus when making a decision about whether to invest in our common stock. Neither we nor the selling shareholder have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus or any shares of our common stock are delivered.


PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Eight Section (b) of our Articles of Incorporation provides for the indemnification of our officers and directors to the extent permitted by law and further provides that our officers and directors shall not be liable to us for any loss or damage suffered by us on account of any action taken by him as a director or officer of the corporation if he acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to a criminal matter, if he had no reasonable cause to believe that his conduct was unlawful.

We have entered into indemnification agreements with our directors and executive officers, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.


                Securities and Exchange Commission registration fee...................       $    3,390.43
                Printing and engraving expenses.......................................           20,000.00
                Legal fees and expenses...............................................           30,000.00
                Accounting fees and expenses..........................................            4,000.00
                Miscellaneous expenses................................................            2,609.57
                                                                                             -------------
                         Total........................................................       $   60,000.00
                                                                                             =============

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES



On June 14, 2000, we entered into a common stock purchase agreement with Alpha Venture Capital, Inc. Pursuant to this agreement, we may issue and sell, from time to time, up to $10 million of our common stock to Alpha
Venture Capital. In connection with this arrangement, we agreed to issue warrants to Alpha Venture Capital to purchase up to 2,450,000 shares of our common stock. Alpha Venture Capital may purchase up to 150,000 warrant shares at $0.48 per share, 1,350,000 warrant shares at $0.54 per share, and 950,000 warrant shares, on a pro rata basis in connection with each Additional Closing (as defined), at the closing bid price of our common stock on the date of each Additional Closing. These transactions were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2). The terms of this transaction are more fully described under the caption "Financing Arrangement with Alpha Venture Capital".


During the period from June 1997 to October 31, 2000, we sold an aggregate of $8,303,863 principal amount of convertible notes bearing interest at 10% per annum. The holders of the convertible notes have an option to convert their convertible notes into our common stock. The convertible notes provide that upon conversion, the holders would receive warrants to purchase shares of our common stock. The warrants have exercise prices ranging from $0.375 to $2.00 per share and a term of three years. As part of this transaction, Earl S. Fusato, our Chief Financial Officer, Secretary and a member of our Board of Directors, purchased $2,030,000 of convertible notes.

Through October 31, 2000, some of the holders of the convertibles notes (amounting to $8,213,863 aggregate principal amount) exercised their option to convert their convertible notes into shares of common stock. Upon conversion of the outstanding principal and interest on the convertible notes, we issued 44,429,284 shares of common stock and also issued 8,000,137 warrants in connection thereto. As part of this transaction, Mr. Fusato converted $2,030,000 aggregate principal amount of convertible notes and received 13,286,154 shares of common stock and 1,540,713 warrants.

During the year ended October 31, 2000, we received $263,500 from the exercise of warrants to purchase 527,000 shares of common stock.

During the period from February 1, 1999 to October 31, 2000, Gregory Kowal purchased 7,333,334 shares of our common stock at $0.15 per share. In connection with the purchase, Mr. Kowal received warrants to purchase 1,100,000 shares of our common stock at $0.40 per share with a term of three years.

In October 2000, Mr. Fusato exercised options to purchase a total of 1,425,000 shares of common stock at an exercise price of $0.36. The shares were acquired in satisfaction of certain notes payable to officer and accrued interest.

In July 2000, we issued 50,000 shares of common stock at $0.25 per share to David Tarnas, for consulting services rendered as a member of our Board of Directors., In addition, we sold 50,000 shares of common stock at $0.25 per share to David Tarnas. The total proceeds from this transaction were $12,500.

During the period from September 1998 to September 1999, we sold an aggregate of $3,334,800 principal amount of convertible notes bearing interest at 10% per annum. The holders of the convertible notes have an option to convert their convertible notes into our common stock. The convertible notes provide that upon conversion, the holders would receive warrants to purchase shares of our common stock. The warrants have an exercise price of $0.50 per share and a term of three years. As of September 30, 1999, some of the holders of these convertibles notes and other outstanding convertible note holders (amounting to $2,199,800 aggregate principal amount) exercised their option to convert their convertible notes into shares of common stock. Upon conversion of the outstanding principal of, and interest on, the convertible notes, we issued 13,496,488 shares of common stock and also issued 2,199,800 warrants in connection thereto. These transactions were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2). No underwriters were involved in these transactions.

During the period from June 1997 to September 1998, we sold $3,305,000 aggregate principal amount of convertible notes to a total of twelve "accredited investors" as defined under Rule 501 of the Securities Act. In connection with the issuance of these notes, we also issued to these investors a total of 3,305,000 warrants to purchase a total of 3,418,713 shares of common stock. The warrants have an exercise price of $0.50 per share and have a term of three years. Between July and September 1998, the investors converted the convertible notes into 20,075,648 shares of common stock. The number of shares and warrants issued to the investors is as follows: Jane Eliza Weaver Brickey, 595,510 shares, 100,000 warrants; Margaret Daul, 599,510 shares, 100,000 warrants; Jean Farmer, 570,184 shares, 100,000 warrants; Earl S. Fusato Revocable Trust, Earl S. Fusato, Trustee, 4,821,340 shares, 760,000 warrants; Gregory Kowal, 3,205,128 shares, 500,000 warrants; Linda and Joe Maloney, 584,409 shares, 100,000 warrants; James Stewart Miller Revocable Trust, James Stewart Miller, Trustee, 142,468 shares, 25,000 warrants; Lance and Elaine Nakamura, 1,574,673 shares, 250,000 warrants; Viiu Niiler and Charles Cole, 324,265 shares, 50,000 warrants; Scott Family Trust, Tom Scott, Trustee, 663,102 shares, 120,000 warrants; Jean Sawyer Weaver Trust, Jean S. Weaver, Trustee, 6,391,223 shares, 1,100,000 warrants; and Sarah Anna Randsell Weaver, 599,837 shares, 100,000 warrants. No underwriters were used in these transactions. This offering was made under Section 4(2) of the Securities Act.


From February to March 1998, we sold to Earl S. Fusato, our Chief Financial Officer, Secretary and a member of our Board of Directors, certain short-term notes in the aggregate principal amount of $250,000. The notes are payable in full on September 30, 1998. In connection with the issuance of the notes, we issued to Mr. Fusato warrants to purchase a total of 113,713 shares of our common stock. The warrants have an exercise price of $0.50 per share and have a term of three years. No underwriters were used. This offering was made under
Section 4(2) of the Securities Act.

In March 1998, we issued 108,000 shares of common stock at $0.25 per share to Dr. Pearn Niiler, one of our directors, for prior services rendered to us as a member of the Scientific Advisory Board. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

In March 1998, Tana Acalay, formerly our Chief Financial Officer, exercised options to purchase 466,862 shares of our common stock at the exercise price of $0.063 per share. The total proceeds to us were $29,179. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

From January to March 1998, we issued an aggregate of 126,000 shares of common stock at $0.25 per share to the following members of the Scientific Advisory Board in exchange for services to us: Dr. Edward A. Laws -- 17,000 shares; Dr. Robert R. Bidigare -- 17,000 shares; Dr. William Fenical -- 17,000 shares; Dr. John Bardach -- 17,000 shares; Dr. Farooq Azam -- 12,000 shares; Dr. Malcolm Gregory -- 37,000 shares; and Dr. Aladar Szalay -- 9,000 shares. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

In October 1997, we issued 50,000 shares of common stock at $0.25 per share to Edward E. David, Sc.D., for consulting services rendered as a member of our Board of Directors. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

In October 1997, we sold 50,000 shares of common stock at $0.25 per share to Edward E. David, Sc.D., a member of our Board of Directors. The total proceeds to us from this transaction were $12,500. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

In October 1997, we issued 10,000 shares of common stock at $0.25 per share to Oskar R. Zaborsky, Ph.D., for consulting services rendered as a member of our Board of Directors. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

In October 1997, we sold 10,000 shares of common stock at $0.25 per share to Oskar R. Zaborsky, Ph.D., a member of our Board of Directors. The total proceeds to us from this transaction were $2,500. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.


In September 1997, Ms. Acalay exercised options to purchase 463,250 shares of our common stock at the exercise price of $0.06 per share. The total proceeds to us were $28,953 in the form or a three year note receivable bearing interest of five percent per annum. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.


In April 1997, we sold 1,000,000 shares of common stock at $0.21 per share to Earl S. Fusato, our Chief Financial Officer, Secretary and a member of our Board of Directors. The total proceeds to us were $210,000. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

During the period from October 1996 to April 1997, we sold an aggregate of 5,044,570 units, consisting of one share of common stock and one common stock purchase warrant, in a private placement under Section 4(2) of the Securities Act of 1933, as amended, to the following persons at the following prices:
Bernadette Ahuna - 23,255 units at $0.43 per unit; Dorothy Ako - 33,333 units at $0.30 per unit; Amy M. Matsuda Revocable Living Trust - 38,461 units at $0.26 per unit; Steve Berson - 95,238 units at $0.21 per unit and 22,727 units at $0.22 per unit; Alfredo Briones - 23,255 units at $0.43 per unit; David Coury - 90,909 units at $0.22 per unit; Earl S. Fusato Revocable Living Trust - 115,384 units at $0.26 per unit; William and Bernice Frankoff - 17,857 units at $0.28 per unit; Edward Fukuyama - 45,454 units at $0.22 per unit; Ralph Fuller - 23,255 units at $0.43 per unit; Solomon and Alice Goldsmith - 33,333 units at $0.30 per unit; Francis Gray - 45,454 units at $0.22 per unit; Christopher and Lynne Harrison - - 75,000 units at $0.23 per unit; Hawaiian Trust Company, Ltd - 416,666 units at $0.24 per unit; Winston Healy - 34,482 units at $0.29 per unit; Dan Hirashima - 68,965 units at $0.29 per unit; J.W.A. Buyers Revocable Living Trust - 41,666 units at $0.24 per unit; Raymond & Anna Kam - 90,909 units at $0.22 per unit, 86,956 units at 0.23 per unit and 41,666 units at $0.24 per unit; Gerald and Patricia Kammier - 45,454 units at $0.22 per unit; Gregory Kowal - 476,190 units at $0.21 per unit; Eddy Louis - 37,037 units at $0.27 per unit; Alan & Amina Miyasaki - 24,390 units at $0.41 per unit; Grace Morrow - 108,695 units at $0.23 per unit, 153,846 units at $0.26 per unit and 38,461 units at $0.26 per unit; David Murakami - 173,809 units at $0.21 per unit, 28,000 units at $0.25 per unit and 20,833 units at $0.24 per unit; Donald and Kimika Nakama - 238,095 units at $0.21 per unit; Lance and Elaine Nakamura -125,000 units at $0.32 per unit and 136,363 units at $0.22 per unit; Calvin and Eunice Nakata - 100,000 units at $0.22 per unit; Clarence and Margaret Okimoto - 45,454 units at $0.22 per unit, 11,869 units at $0.23 per unit and 12,000 units at $0.25 per unit; Charles Parl - 43,478 units at $0.23 per unit; Paul F. Glenn Revocable Trust - 37,037 units at $0.27 per unit; Michie Proctor - 113,636 units at $0.22 per unit, 119,047 units at $0.21 per unit and 454,545 units at $0.22 per unit; Scott Family Trust - 113,636 units at $0.44 per unit and 178,571 units at $0.28 per unit; Gene Seltzer - 43,478 units at $0.23 per unit; Yoshiko Takara
- 23,255 units at $0.43 per unit; Izidor Tischler - 43,478 units at $0.23 per unit; Joseph Triggs - 232,558 units at $0.43 per unit; Bruce Tyson - 45,454 units at $0.22 per unit; Robert Walker - 47,619 units at $0.21 per unit; Eileen Winter - 50,000 units at $0.25 per unit; Alvin Kuo Wong - 41,666 units at $0.36 per unit; and Russell Yamamoto - 217,391 units at $0.23 per unit. The warrants have a term of three years and are exercisable at $1.00 per share, subject to adjustment. The warrants are redeemable by us at $.01 per warrant during their three-year exercise period upon 30 days' notice anytime that the closing bid price per share of the common stock exceeds $1.50 per share (subject to adjustment) for 20 trading days out of 30 consecutive trading days ending on the third day prior to the date of the notice of redemption. The gross proceeds from this offering were $1,275,980. The Placement Agent for this offering, First Honolulu

Securities, Inc., received total commissions of $76,558.80 (equal to 6% of the gross proceeds from the sale of the units) and 302,674 common stock purchase warrants (equal to 6% of the number of units sold). The terms of the warrants issued to First Honolulu Securities, Inc. are identical to the terms of the warrants issued to the purchasers in the offering.

In March 1997, John Emerick, our Vice President of Operations, exercised options to purchase 25,000 shares of our common stock at the exercise price of $0.06 per share. The total proceeds to us were $1,562 in the form of a three year note receivable bearing interest of five percent per annum. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

In February 1997, we issued 4,000 shares of common stock at $0.46 per share to Albert Leong in exchange for services to us. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

In November 1996, we issued an aggregate of 18,760 shares of common stock at an average price of $0.64/share to the following members of the Scientific Advisory Board in exchange for services to us: Dr. Edward A. Laws -- 4,690 shares; Dr. Robert R. Bidigare -- 4,690 shares; Dr. William Fenical -- 4,690 shares; and Dr. John Bardach -- 4,690 shares. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

In October 1996, we sold 400,000 shares of common stock at $0.50 per share to Cultor pursuant to the Cultor Stock Subscription Agreement. The total proceeds to us from this transaction were $200,000. No underwriters were used. This offering was made in reliance on the exemption provided under Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS


  3.1*          Articles of Incorporation
  3.2+          Articles of Amendment to Articles of Incorporation dated October
                4, 1996
  3.3***        Articles of Amendment to Articles of Incorporation filed
                March 30, 2000
  3.4*          By-laws
  4.1+          Form of 1996 Bridge Loan Note
  4.2+          Form of 1997 Warrant
  4.3++         Form of Convertible Note
  4.4++         Form of Warrant
  4.5++         Form of Note and Warrant Purchase Agreement
  5.1***        Opinion of Wilson Sonsini Goodrich & Rosati
  10.1#         Distribution and Development Agreement between Cultor, Ltd. and
                Aquasearch, Inc. dated May 14, 1996
  10.2#         Stock Subscription Agreement between Cultor, Ltd. and
                Aquasearch, Inc. dated May 14, 1996
  10.3+         The Amended  Keahole Point  Facilities Use Agreement dated
                August 22, 1996 by and between The Natural
                Energy Laboratory of Hawaii Authority and Aquasearch, Inc.
  10.4$         Letter of Intent between C. Brewer and Company Limited and
                Aquasearch, Inc.
  10.5##        Amendment to Distribution and Development  Agreement between
                Cultor, Ltd. and Aquasearch,  Inc. dated
                June 14, 1999
  10.6$$        Common Stock Purchase Agreement  (including Form of Warrant)
                between Alpha Venture Capital,  Inc. and
                Aquasearch, Inc. dated June 14, 2000
  10.7$$        Registration  Rights Agreement  between Alpha Venture Capital,
                Inc. and Aquasearch,  Inc. dated June
                14, 2000
  23.1          Consent of Ernst & Young LLP
  23.2**        Consent of Wilson Sonsini Goodrich & Rosati, P.C.
  24.1***       Power of Attorney (see page II-8)


* Incorporated by reference to the exhibit filed with our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1995.
**       Included in Exhibit 5.1.
# Incorporated by reference to the exhibit filed with our Current Report on Form 8-K filed September 13, 1996.
+ Incorporated by reference to the exhibit filed with our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1996.
++ Incorporated by reference to the exhibit filed with Amendment No. 1 to our Registration Statement on Form SB-2 filed October 28, 1998.
$ Incorporated by reference to our Current Report on Form 8-K dated November 13, 1996.
$$ Incorporated by reference to the exhibit filed with our Registration Statement on Form SB-2 filed July 13, 2000.
## Incorporated by reference to the exhibit filed with Amendment No. 1 to our Registration Statement on Form SB-2 filed November 9, 1999.
*** Incorporated by reference to the exhibit filed with Post-Effective Amendment No. 1 to our Registration Statement on Form SB-2 filed April 28, 2000.

ITEM 28.  UNDERTAKING

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one or more of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one or more of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


We hereby undertake:

         (1) to file during any period in which we offer or sell securities, a post-effective amendment to this registration statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

             (c) to include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

         (4) For purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

         (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Honolulu, State of Hawaii, on February 9, 2001.


                                       AQUASEARCH, INC.

                                       /s/  Mark E. Huntley
                                       ----------------------------------------
                                       Mark E. Huntley
                                       President and Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated.



                                   SIGNATURE                                                    DATE
                                   ---------                                                    ----
         /s/  Mark E. Huntley                                                               February 9, 2001
---------------------------------------------------------------------
         Mark E. Huntley

         Chairman of the Board, Chief Executive Officer and President
         (Principal Executive Officer)

         Pearn P. Niiler*                                                                   February 9, 2001
---------------------------------------------------------------------
         Pearn P. Niiler
         Director

         Edward E. David*                                                                   February 9, 2001
---------------------------------------------------------------------
         Edward E. David
         Director

         /s/  Earl S. Fusato                                                                February 9, 2001
---------------------------------------------------------------------
         Earl S. Fusato
         Director and Chief Financial Officer
         (Chief Accounting Officer)

         David Tarnas*                                                                      February 9, 2001
---------------------------------------------------------------------
         David Tarnas
         Director

*  By:   /s/  Earl S. Fusato
---------------------------------------------------------------------
         Earl S. Fusato
         Attorney-in-Fact
(Signing under the authority of a Power of Attorney previously filed with the
Securities and Exchange Commission.)

                                                 INDEX TO EXHIBITS

  3.1*          Articles of Incorporation
  3.2+          Articles of Amendment to Articles of Incorporation dated
                October 4, 1996
  3.3***        Articles of Amendment to Articles of Incorporation filed
                March 30, 2000
  3.4*          By-laws
  4.1+          Form of 1996 Bridge Loan Note
  4.2+          Form of 1997 Warrant
  4.3++         Form of Convertible Note
  4.4++         Form of Warrant
  4.5++         Form of Note and Warrant Purchase Agreement
  5.1***        Opinion of Wilson Sonsini Goodrich & Rosati
  10.1#         Distribution and Development Agreement between Cultor, Ltd.
                and Aquasearch, Inc. dated May 14, 1996
  10.2#         Stock Subscription Agreement between Cultor, Ltd. and
                Aquasearch, Inc. dated May 14, 1996
  10.3+         The Amended  Keahole Point  Facilities Use Agreement dated
                August 22, 1996 by and between The Natural
                Energy Laboratory of Hawaii Authority and Aquasearch, Inc.
  10.4$         Letter of Intent between C. Brewer and Company Limited and
                Aquasearch, Inc.
  10.5##        Amendment to Distribution and Development  Agreement between
                Cultor, Ltd. and Aquasearch,  Inc. dated
                June 14, 1999
  10.6$$        Common Stock Purchase Agreement  (including Form of Warrant)
                between Alpha Venture Capital,  Inc. and
                Aquasearch, Inc. dated June 14, 2000
  10.7$$        Registration  Rights Agreement  between Alpha Venture Capital,
                Inc. and Aquasearch,  Inc. dated June
                14, 2000
  23.1          Consent of Ernst & Young LLP
  23.2**        Consent of Wilson Sonsini Goodrich & Rosati, P.C.
  24.1***       Power of Attorney (see page II-8)


* Incorporated by reference to the exhibit filed with our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1995.
**       Included in Exhibit 5.1.
# Incorporated by reference to the exhibit filed with our Current Report on Form 8-K filed September 13, 1996.
+ Incorporated by reference to the exhibit filed with our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1996.
++ Incorporated by reference to the exhibit filed with Amendment No. 1 to our Registration Statement on Form SB-2 filed October 28, 1998.
$ Incorporated by reference to our Current Report on Form 8-K dated November 13, 1996.
$$ Incorporated by reference to the exhibit filed with our Registration Statement on Form SB-2 filed July 13, 2000.
## Incorporated by reference to the exhibit filed with Amendment No. 1 to our Registration Statement on Form SB-2 filed November 9, 1999.
*** Incorporated by reference to the exhibit filed with Post-Effective Amendment No. 1 to our Registration Statement on Form SB-2 filed April 28, 2000.